Form 10KSB40, Exhibit 13
period 1998-12-31
SFSB HOLDING CO
filed 1999-03-29
CIK 1049890

EXHIBIT 13

                              SFSB Holding Company

Corporate Profile

         SFSB Holding Company (the "Company") is a Pennsylvania corporation organized in October 1997 at the direction of Stanton Federal Savings Bank (the "Bank") to acquire all of the capital stock that the Bank issued in its conversion from the mutual to stock form of ownership (the "Conversion"). On February 26 1998, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank and investing the Company's portion of the net proceeds obtained in the Conversion.

         The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), and its deposits are federally insured by the Federal Deposit Insurance Company. The Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Pittsburgh, which is one of the 12 regional banks in the FHLB system. The Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by residential real estate primarily in the communities of Shaler Township, Lawrenceville, and the surrounding areas of Allegheny County.

Stock Market Information

         The Company's common stock has been traded on the OTC Electronic Bulletin Board under the trading symbol of "SFSH" since it commenced trading on February 26, 1998. The following table reflects high and low bid quotations. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. During and for the year ended December 31, 1998, the Company did not pay nor declare any dividends.


                       Date                 High ($)                 Low ($)
                       ----                 --------                 -------

February 26, 1998 to March 31, 1998          14.88                    12.00

April 1, 1998 to June 30, 1998               16.00                    13.00

July 1, 1998 to December 31, 1998            13.00                     8.00


         The number of shareholders of record of common stock as of the record date of March 15, 1999, was approximately 368. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 15, 1999, there were 726,005 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below the regulatory capital requirements imposed by the OTS.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, and general economic conditions. SFSB Holding Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

General

         SFSB Holding Company ("SFSB" or the "Company") is a Pennsylvania corporation organized in October 1997 at the direction of Stanton Federal Savings Bank (the "Bank") to acquire all of the capital stock that the Bank issued in its conversion from the mutual to stock form of ownership (the
"Conversion"). On February 27, 1998, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. In addition, SFSB completed its public offering and sold 726,005 shares at $10 per share, raising approximately $6.8 million in net proceeds.

         SFSB is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank and investing the Company's portion of the net proceeds obtained in the Conversion.

Asset/Liability Management

         The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

         The board of directors manages the interest rate sensitivity of the Bank through the determination and adjustment of asset/liability composition and pricing strategies. The board of directors meets quarterly to monitor the impact of interest rate risk and developed strategies to manage its liquidity, shorten the effective maturities of certain interest earning assets and increase the effective maturities of certain liabilities, to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistent to changes in interest rates and utilizing deposit marketing programs to adjust the term or repricing of its liabilities. If circumstances arise, the Bank will also utilize Federal Home Loan Bank ("FHLB") borrowings. To date, the Bank has no outstanding FHLB borrowings.

Net Portfolio Value

         The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at December 31, 1998.

    Changes in Rates            NPV Ratio(1)               Change(2)
    ----------------            ------------               ---------

        +400 bp                    13.85                    -351 bp

        +300 bp                    14.84                    -252 bp

        +200 bp                    15.79                    -156 bp

        +100 bp                    16.65                     -70 bp

           0 bp                    17.35                       0 bp

        -100 bp                    18.02                      67 bp

        -200 bp                    18.65                     130 bp

        -300 bp                    19.43                     207 bp

        -400 bp                    20.10                     274 bp

-----------
(1)  Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         These calculations indicate that the Bank's net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. In addition, the Bank would be deemed to have a normal level of interest rate risk under applicable regulatory capital requirements.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Financial Condition

         Total assets at December 31, 1998, amounted to $47,723,000, an increase of $7,943,000 or 20.0%, compared to total assets of $39,780,000 at December 31, 1997. The increase in assets was funded primarily as a result of receipt of $6.8 million in net proceeds from the sale of 726,005 shares of common stock in the Conversion, and an increase of $1,550,000 in deposits.

         Interest-bearing overnight deposits with other banks increased $4,325,000 from $4,280,000 at December 31, 1997 to $8,605,000 at December 31,
1998. Management is utilizing its ability to maintain excess funds from the public offering in overnight deposits while evaluating investment opportunities available in the current interest rate environment.

         Total investment and mortgage-backed securities increased $2,188,000 or 12.9% from $16,980,000 at December 31, 1997 to $19,168,000 at December 31, 1998.
The Company increased its investment holdings in its available for sale and held to maturity portfolios by $1,399,000 and $789,000, respectively, while the overall portfolio mix remained relatively stable. Furthermore, in an effort to supplement the loan portfolio due to a lack of demand, approximately $3,602,000 was invested or reinvested in twenty year mortgage-backed securities. Although the portfolio mix remained relatively stable, there were slight increases in securities designated as available for sale so as to give management an option to sell lower yielding securities if interest rates turn upward in the near future.

         Net loans receivable increased $1,584,000 or 12.9% from $12,292,000 at December 31, 1997 to $13,876,000 at December 31, 1998. Real estate mortgages, home equity loans, and commercial real estate increased $517,000, $621,000 and $453,000, respectively. As in past years, demand for these types of loans within the Company's market area has continued to dominate their loan growth. The Company has funded this loan growth mainly through the usage of funds from the stock offering, loan repayments, and repayments from mortgage-backed securities.

         Deposits increased $1,550,000 or 4.3%, to $37,354,000 at December 31, 1998 from $35,804,000 at December 31, 1997 due primarily to an increase in volume of transaction accounts and certificates of deposit of $767,000 and $699,000, respectively. This growth is a result of the operations of the Shaler branch and the competitiveness of the Company's deposit products within its market area.

         Stockholder's equity increased $6,271,000 to $9,721,000 at December 31, 1998 from $3,450,000 at December 31, 1997 as a result of $6,835,000 net proceeds received in the initial public offering, $170,000 in increases on unrealized gains on investment securities, and $112,000 of retained net income for the 1998 year. This increase was offset by $580,000 and $351,000 from the implementation of an Employee Stock Ownership Plan ("ESOP") and a Restricted Stock Plan ("RSP"), respectively. These plans are intended for the benefit of participating employees and to retain personnel and directors of experience and ability in key positions of responsibility. The RSP was approved by stosckholders on October 20, 1998.

Results of Operations

         Net income increased $403,000 to $112,000 for the year ended December 31, 1998 from a net loss of $291,000 for the same period ended 1997. This increase was due to increases in net interest income of $531,000, noninterest income of $165,000, and a decline in the provision for loan losses of $23,000 while offset by increases in noninterest expense of $274,000 and a decrease in the income tax benefit of $42,000.

         The Company's net interest income increased from $842,000 for the year ended December 31, 1997 compared to $1,373,000 for the same period ended 1998, due to an increase of $619,000 or 27.0% in interest income. The increase in interest income more than offset the $88,000 or 6.0% increase in interest expense. Overall, the interest rate spread, which increased slightly from 2.35% for the year ended December 31, 1997 as compared to 2.40% for the same period ended 1998.

Average Balance Sheet

         The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                    Year ended December 31,
                                                   -------------------------------------------------------
                                                               1998                       1997
                                                   -------------------------------------------------------

                                                                     (Dollars in thousands)
                                                                     Average                     Average
                                                   Average            Yield/  Average             Yield/
                                                   Balance  Interest Cost(4)  Balance   Interest Cost(4)
                                                   -------  -------- -------  -------   -------- -------
Interest-earning assets:
 Loans receivable(1)............................   $13,391 $ 1,103    8.24%    $11,399    $929     8.15%
 Mortgage-backed securities.....................    11,184     760    6.80%      8,460     568     6.71%
 Investment securities..........................     6,705     394    6.51%      6,791     394     6.41%
 Other interest-earning assets..................    11,877     656    5.52%      6,727     403     5.99%
                                                    ------    -----    ----     -------   -----     ----
  Total interest-earning assets.................    43,157   2,913    6.85%     33,377   2,294     7.00%
                                                              -----                       -----
Non-interest-earning assets.....................     2,468                       3,180
                                                   -------                      ------
  Total assets..................................   $45,626                    $ 36,557
                                                    ======                      ======
Interest-bearing liabilities:
 Interest-bearing demand deposits...............    $3,384      73    2.16%     $2,649      66     2.49%
 Certificates of deposit........................    21,757   1,179    5.42%     19,670   1,117     5.68%
 Savings deposits...............................     9,468     288    3.04%      8,996     269     2.99%
                                                   -------   -----    ----              ------     ----
  Total interest-bearing liabilities...........     34,609   1,540    4.45%     31,315   1,452     4.64%
                                                   -------   -----              ------  ------
Non-interest bearing liabilities................     2,480                       1,597
                                                   -------                      ------
 Total liabilities..............................    37,090                      32,912
                                                   -------                      ------
Stockholders' equity............................     8,536                       3,645
                                                   -------                      ------
 Total liabilities and stockholders' equity.....   $45,626                     $36,557
                                                    ======                      ======
Net interest income.............................           $ 1,373                       $842
                                                             =====                        ===
Interest rate spread(2).........................                       2.40%                      2.35%
Net yield on interest-earning assets(3).........                       3.18%                      2.52%
Ratio of average interest-earning assets to
  average interest-bearing liabilities..........                     124.70%                    106.58%


---------------------------------
(1)  Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4) Tax equivalent adjustments have been made to yields on securities that are exempt from federal income tax, assuming a tax reate of 34%.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume). Increases and decreases due to both rate and volume, which cannot be separated, have been allocated proportionally to the change due to volume and the change due to rate.

                                              Year Ended December 31,
                                         -----------------------------------
                                                  1998 vs. 1997
                                         -----------------------------------
                                                Increase (Decrease)
                                                      Due to
                                         -----------------------------------
                                         Volume           Rate           Net
                                         ------           ----           ---
                                                   (In Thousands)
Interest income:
Loans receivable.......................   $ 162           $ 12          $174
Mortgage-backed securities.............     183              9           192
Investment securities..................      (5)             5            --
Other interest-earning assets..........     309             56           253
                                          -----          -----          ----
  Total interest-earning assets........  $  649        $   (30)      $   619
                                          -----         ------        ------

Interest expense:
 Interest-bearing demand deposits......     $18           $(11)      $     7
 Certificates of deposit...............     119            (57)           62
 Savings deposits......................      14              5            19
                                          -----          -----         -----
  Total interest-bearing liabilities...  $  151         $  (63)       $   88
                                          -----          -----         -----

Change in net interest income..........   $ 498         $   33        $  531
                                           ====          =====         =====


         Interest income increased from $2,294,000 for the year ended 1997 to $2,913,000 for the same period ended 1998. There were increases in interest from loans receivable of $173,000, interest-bearing deposits with other banks of $253,000, and interest on mortgage-backed securities of $193,000. Overall, the average principal balances of all interest earnings assets increased $9.8 million. Interest-bearing deposits with other banks average balances increased $5.1 million due to a lack of alternative investment opportunities. Loan average balances increased $2.0 million due to marginal growth in home equity, one to four family mortgages, and commercial real estate loans. As an alternative to overnight deposits, mortgage-backed securities average balances rose $2.7 million. These increases, as discussed previously, were funded by an increase in deposits from the opening of the Shaler office coupled with the proceeds from the stock offering in February, 1998. The increase in interest income was offset somewhat by a decline in the interest rate environment; such that the tax equivalent yield on earning assets went from 7.00% to 6.85% for the year ended December 31, 1997 compared to 1998.

         Interest expense on deposits increased from $1,452,000 for the year ended December 31, 1997 to $1,540,000 for the same period ended 1998. This increase was primarily due to increases in the average principal balances of certificates of deposit which rose $2.1 million and interest-bearing deposits which increased $1.2 million. Such increases were primarily the result of operations of the Shaler branch and the competitive pricing of the Company's deposit products. The overall rate on interest-bearing liabilities declined slightly from 4.64% for 1997 to 4.45% for 1998 primarily due to a decline of 26 basis points on certificates of deposit.

         Based upon management's continuing evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors, the provision for loan losses decreased by $22,000 or 50.1% for the year ended December 31, 1998 compared to the same period ended 1997. At December 31, 1998, non-performing loans decreased $133,000 to $115,000 from $248,000 for the comparable 1997 period. Management believes the allowance for loan losses is at a level that is considered to be adequate to provide for estimated losses; however, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amount.

         Noninterest income, which is comprised principally of service charges on deposit accounts, and investment securities gains, increased $165,000 to $238,000 for 1998 compared to $73,000 for 1997. This increase was comprised of an increase in gains on sales of FHLMC stock and increased levels of service charges on deposit accounts. Since the opening of the Shaler office, service fees have increased due to a higher fee structure and a larger deposit base.

         Noninterest expense increased $273,000 or 22.4% to $1,494,000 for the year ended December 31, 1998 from $1,221,000 for the same period ended 1997. The increase was the result of operating a larger organization, including the Shaler office. Compensation and benefits increased $181,000 or 32.1% to $743,000 for 1998 from $562,000 for 1997, due to increased benefit costs associated with supplemental retirement expenses for senior management, and the implementation of the ESOP and the RSP. Data processing expenses increased $60,000 or 45.8% to $192,000 for 1998 from $132,000 for 1997. This increase is directly affected by the increase in volume of processing and number of accounts since the opening of the Shaler office. Professional fees increased $68,000 due to the outside assistance in complying with the increased levels of regulatory compliance for a public reporting company. Offsetting these were smaller dollar decreases in other noninterest expense accounts relating to costs associated with opening the Shaler branch in the prior year and the implementation of a director's benefit plan in 1997.

         Income tax benefit decreased from $58,000 for the year ended December 31, 1997 to $17,000 for the same period ended 1998. This decrease was primarily the result of an increase in pretax income of $445,000. The income tax benefit for 1998 was the result of a 1996 refund which was not finalized until 1998.

Liquidity and Capital Resources

         The primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions, and competition. The Bank uses its resources primarily to fund existing and future loan commitments, maturing certificates of deposit and demand deposit withdrawals, investments in other interest-earning assets, maintenance of necessary liquidity, and to meet operating expenses.

         Net cash provided by operating activities for the year ended December 31, 1998 was $521,000 as compared to net cash used for operating activities of $318,000 for the same period ended 1997. This increase was primarily the result of an increase of a reduction of prepaid conversion expenses of $157,000 which were netted against the proceeds from the stock offering, an increase in accrued taxes of $122,000 resulting from an increase in net income for 1998, and $78,000 for the amortization of unearned ESOP compensation. These increases to net cash provided by operating activities were partially offset by investment securities gains of $102,000 and a decrease in deferred income taxes of $47,000.

         Net cash used for investing activities for the year ended December 31, 1998 increased $1,559,000 to $3,925,000 from $5,484,000 for the year ended
December 31, 1997. This increase was primarily attributable to a $1,848,000 increase in net cash provided by investment and mortgage-backed securities as repayments and maturities of these securities are being temporarily held in overnight deposits accounts until management evaluates other investment opportunities in this lower yielding rate environment.

         Net cash provided from our financing activities for the year ended December 31, 1998 increased $981,000 to $7,451,000 from $6,470,000 for the same period ended 1997. This increase consisted of receipt of $6,835,000 from net proceeds in the initial public offering offset by a decline in the increase in deposits of $4,936,000 due primarily from the conversion of subscription orders to common stock and the implementation of the ESOP and RSP for a total of $931,000.

         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

Impact of Inflation and Changing Prices

         The consolidated financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Year 2000

         Rapid and accurate data processing is essential to the Bank's operations. Many computer programs can only distinguish the final two digits of the year entered (a common programming practice in prior years) are expected to read entries for the year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data. The Bank has been evaluating both information technology (computer systems) and non-information technology systems (e.q. vault timers and electronic door lock). Based upon such evaluations, management has determined that the Bank has year 2000 risk in three areas: (1) Bank's own computer and software, (2) computers of others used by the Bank's borrowers, and (3) computers of others who provide the Bank with processing of certain services.

         Bank's own computers and software. The Bank spent approximately $5,000 through December 31, 1998 to upgrade its computer system and software. This upgrade is expected to have eliminated the year 2000 risk. The Bank does not expect to have material costs to address this risk after December 31, 1998. At December 31, 1998 approximately $5,000 has been expensed. The Bank considers itself, though there is no assurance, to be year 2000 "ready" in this risk area as of December 31, 1998.

         Computers of others used by the Bank's borrowers. The Bank has evaluated most of their borrowers and does not believe the year 2000 problem should, on an aggregate basis, impact their ability to make payments to the Bank. The Bank believes that most of their residential borrowers are not dependent on their home computers for income and that none of their commercial borrowers are so large that a year 2000 problem would render them unable to collect revenue or rent and, in turn, continue to make loan payments to the Bank. The Bank does not expect any material costs to address this risk area and believes they are year 2000 "ready" in this risk area.

         Computers of others who provide the Bank with processing of certain services. This risk is primarily focused on one third party service bureau that provides virtually all of the Bank's data processing. The service bureau has communicated that it is substantially year 2000 "ready" and subsequent results of testing by the Bank have been positive.

         Contingency Plan. The Bank will continue monitoring their service bureau to evaluate whether its data processing system will fail and is being provided with periodic updates on the status of testing and upgrades being made by the service bureau. If the Bank service bureau fails, the Bank will attempt to locate an alternative service bureau that is year 2000 compliant. If the Bank is unsuccessful, the Bank will enter deposit balances and interest with its existing computer system. If this labor intensive approach is necessary, management and employees will become much less efficient. However, the Bank believes that they would be able to operate in this manner in the short-term, until their existing service bureau, or their replacement, is able to again provide data processing services. If very few financial institution services bureaus were operating in the year 2000, the Bank's replacement costs, assuming the Bank could negotiate an agreement, could be material.

         Successful and timely completion of the year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of our external provider, testing plans, and all vendors, suppliers and customer readiness.

[LOGO] SNODGRASS
Certified Public Accountants and Consultants


                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Board of Directors and Stockholders
SFSB Holding Company

We have audited the accompanying consolidated balance sheet of SFSB Holding Company and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFSB Holding Company and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ S.R. Snodgrass, A.C.
---------------------------------------

Wexford, PA
February 19, 1999



S.R. SNODGRASS, A.C.
101 BRADFORD ROAD, SUITE 100 WEXFORD, PA 15090-6909 PHONE: 724-934-0344 FACSIMILE 724-934-0345

                              SFSB HOLDING COMPANY
                           CONSOLIDATED BALANCE SHEET

                                                                                  December 31,
                                                                            1998                1997
                                                                      ------------------  -----------------

ASSETS
     Cash and due from banks                                        $           488,759  $         766,882
     Interest-bearing deposits in other banks                                 8,605,494          4,280,020
                                                                      ------------------  -----------------

     Cash and cash equivalents                                                9,094,253          5,046,902

     Certificates of deposit in other banks                                   3,451,675          3,036,715
     Investment securities available for sale                                 2,073,921          1,532,656
     Investment securities held to maturity (market
       value of $4,471,370 and $4,602,468)                                    4,387,648          4,541,478
     Mortgage-backed securities available for sale                            2,235,852          1,378,503
     Mortgage-backed securities held to maturity (market
       value of $10,617,900 and $9,649,748)                                  10,470,280          9,527,074
     Loans receivable (net of allowance for loan losses
       of $128,193 and $109,951)                                             13,876,438         12,292,157
     Accrued interest receivable                                                307,819            267,171
     Premises and equipment                                                   1,552,612          1,662,909
     Federal Home Loan Bank stock                                               218,100            171,700
     Other assets                                                                54,288            322,763
                                                                      ------------------  -----------------

         TOTAL ASSETS                                               $        47,722,886  $      39,780,028
                                                                      ==================  =================

LIABILITIES
     Deposits                                                       $        37,354,170  $      35,804,473
     Advances by borrowers for taxes and insurance                              106,651            110,211
     Accrued interest payable and other liabilities                             540,947            415,573
                                                                      ------------------  -----------------

         TOTAL LIABILITIES                                                   38,001,768         36,330,257
                                                                      ------------------  -----------------

COMMITMENTS AND CONTINGENCIES                                                         -                  -

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 1,000,000 shares
       authorized; none issued and outstanding                                        -                  -
     Common stock, par value $.10 per share; 4,000,000
       shares authorized; 726,005 issued and outstanding                         72,600                  -
     Additional paid-in capital                                               6,701,193                  -
     Retained earnings - substantially restricted                             3,123,127          3,011,068
     Unrealized gain on securities available for sale, net of tax               608,832            438,703
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                                   (522,720)                 -
     Unallocated shares held by Restricted Stock Plan (RSP)                    (261,914)                 -
                                                                      ------------------  -----------------

         TOTAL STOCKHOLDERS' EQUITY                                           9,721,118          3,449,771
                                                                      ------------------  -----------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $        47,722,886  $      39,780,028
                                                                      ==================  =================

See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                        CONSOLIDATED STATEMENT OF INCOME

                                                               Year Ended December 31,
                                                               1998                1997
                                                         ------------------  -----------------

INTEREST INCOME
     Loans receivable                                  $         1,102,568  $         929,788
     Interest-bearing deposits in other banks                      655,805            403,081
     Investment securities
         Taxable                                                   312,586            313,360
         Exempt from federal income tax                             81,663             80,212
     Mortgage-backed securities                                    760,390            567,828
                                                         ------------------  -----------------
         Total interest income                                   2,913,012          2,294,269
                                                         ------------------  -----------------

INTEREST EXPENSE
     Deposits                                                    1,539,894          1,452,031
                                                         ------------------  -----------------

NET INTEREST INCOME                                              1,373,118            842,238

     Provision for loan losses                                      21,748             44,000
                                                         ------------------  -----------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              1,351,370            798,238
                                                         ------------------  -----------------

NONINTEREST INCOME
     Service fees on deposit accounts                              108,571             61,538
     Investment securities gains, net                              101,612                  -
     Other                                                          27,954             11,558
                                                         ------------------  -----------------
         Total noninterest income                                  238,137             73,096
                                                         ------------------  -----------------

NONINTEREST EXPENSE
     Compensation and employee benefits                            743,222            562,438
     Occupancy and equipment                                       231,035            215,971
     Federal insurance premium                                      22,294             38,572
     Data processing                                               191,770            131,515
     Professional services                                          87,137             18,955
     Other                                                         218,605            253,075
                                                         ------------------  -----------------
         Total noninterest expense                               1,494,063          1,220,526
                                                         ------------------  -----------------

     Income (loss) before income taxes                              95,444           (349,192)
     Income tax benefit                                            (16,615)           (58,268)
                                                         ------------------  -----------------

NET INCOME (LOSS)                                      $           112,059  $        (290,924)
                                                         ==================  =================

EARNINGS PER SHARE:
  (Since inception February 26, 1998)
         Basic                                         $              0.18         N/A
         Diluted                                       $              0.18         N/A




See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           Net     Unallocated Unallocated
                                                            Additional  Unrealized   Shares      Shares       Total
                                       Common     Paid-in    Retained     Gain on    Held by     Held by  Stockholders'Comprehensive
                                       Stock      Capital    Earnings   Securities    ESOP         RSP       Equity    Income (Loss)
                                      --------  ----------  ----------  ---------  ----------  ---------  ------------  -----------

 Balance, December 31, 1996          $      -  $        -  $3,301,992  $ 268,137  $        -  $       -  $  3,570,129

 Net loss                                                    (290,924)                                       (290,924) $  (290,924)
 Other comprehensive income:
   Unrealized gain on available
     for sale securities                                                 170,566                              170,566      170,566
                                                                                                                        -----------
 Comprehensive loss                                                                                                    $  (120,358)
                                      --------  ----------  ----------  ---------  ----------  ---------  ------------  ===========

 Balance, December 31, 1997                 -           -   3,011,068    438,703           -          -     3,449,771

 Net income                                                   112,059                                         112,059  $   112,059
 Other comprehensive income:
   Unrealized gain on available
     for sale securities, net of
     reclassification adjustment                                         170,129                              170,129      170,129
                                                                                                                        -----------
Comprehensive income                                                                                                   $   282,188
                                                                                                                        ===========
 Common stock issued                   72,600   6,762,326                                                   6,834,926
 Common stock acquired by ESOP                                                      (580,800)                (580,800)
 ESOP shares released                              19,965                             58,080                   78,045
 Common stock acquired by RSP                     (81,098)                                     (268,620)     (349,718)
 RSP shares released                                                                              6,706         6,706
                                      --------  ----------  ----------  ---------  ----------  ---------  ------------

 Balance, December 31, 1998          $ 72,600  $6,701,193  $3,123,127  $ 608,832  $ (522,720) $(261,914) $  9,721,118
                                      ========  ==========  ==========  =========  ==========  =========  ============


                                                           1998        1997
                                                         ---------  ---------

 Components of comprehensive income:
     Change in net unrealized gain on
       investment securities available for sale          $ 237,193  $ 170,566
     Realized gains included in net income, net of tax     (67,064)         -
                                                          --------  ---------

 Total                                                   $ 170,129  $ 170,566
                                                          ========  =========





See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                            Year Ended December 31,
                                                                            1998                1997
                                                                    --------------  --------------
OPERATING ACTIVITIES
     Net income (loss)                                              $      112,059  $     (290,924)
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
         Provision for loan losses                                          21,748          44,000
         Depreciation                                                      124,500         121,500
         Investment securities gains, net                                 (101,612)              -
         Deferred income taxes                                             (44,388)          2,484
         Increase in accrued interest receivable                           (40,648)        (41,457)
         Amortization of ESOP unearned compensation                         78,045               -
         Other, net                                                        371,652        (153,331)
                                                                     -------------   -------------
         Net cash provided by (used for) operating activities              521,356        (317,728)
                                                                     -------------   -------------
INVESTING ACTIVITIES
     Net increase in certificates of deposit in other banks               (414,960)       (191,815)
     Investment securities available for sale:
         Purchases                                                        (279,804)        (32,576)
         Proceeds from sales                                               103,278               -
         Maturities and repayments                                           3,479           3,172
     Investment securities held to maturity:
         Purchases                                                      (2,324,125)     (1,397,004)
         Maturities and repayments                                       2,478,830       1,140,679
     Mortgage-backed securities available for sale:
         Purchases                                                      (1,522,114)     (1,325,491)
         Maturities and repayments                                         645,188             713
     Mortgage-backed securities held to maturity:
         Purchases                                                      (3,841,629)     (4,172,828)
         Maturities and repayments                                       2,893,939       2,092,420
     Net increase in loans receivable                                   (1,606,029)     (1,471,356)
     Purchase of Federal Home Loan Bank stock                              (46,400)         (9,900)
     Purchase of premises and equipment, net                               (14,203)       (120,103)
                                                                    --------------   -------------
         Net cash used for investing activities                         (3,924,550)     (5,484,089)
                                                                    --------------   -------------
FINANCING ACTIVITIES
     Net increase in deposits                                            1,549,697       6,485,509
     Net decrease in advances by borrowers for taxes and insurance          (3,560)        (15,500)
     Proceeds from sale of common stock                                  6,834,926               -
     Common stock aquired by ESOP                                         (580,800)              -
     Common stock aquired by RSP                                          (349,718)              -
                                                                    --------------   -------------
         Net cash provided by financing activities                       7,450,545       6,470,009
                                                                    --------------   -------------
         Increase in cash and cash equivalents                           4,047,351         668,192

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           5,046,902       4,378,710
                                                                    --------------   -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $    9,094,253  $    5,046,902
                                                                    ==============   =============



See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

SFSB Holding Company (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of Stanton Federal Savings Bank (the "Bank"). The Company's and the Bank's principal sources of revenue emanate from interest earnings on its investment and mortgage-backed securities, and mortgage and consumer loan portfolios as well as a variety of deposit services provided to its customers through two locations. The Company and the Bank are subject to regulation by the Office of Thrift Supervision.

The consolidated financial statements of the Company include the accounts of Stanton Federal Savings Bank. Intercompany transactions have been eliminated in consolidation.

The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and related revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment and Mortgage-backed Securities
-----------------------------------------

Investment and mortgage-backed securities are classified at the time of purchase, based on management's intention and ability, as securities held to maturity or securities available for sale. Debt securities, acquired with the intent and ability to hold to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank of Pittsburgh ("FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying consolidated balance sheet.

Loans Receivable
----------------

Loans receivable are stated at their unpaid principal amounts net of the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. Interest accrued on loans more than 90 days delinquent is generally offset by a reserve for uncollected interest and is not recognized as income.

----------------

The accrual of interest is generally discontinued when management has serious doubts about further collectibility of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.

Loan Origination Fees
---------------------

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans using the interest method.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Management considers an insignificant delay, which is defined as less than 90 days by the Company, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due including interest accrued at the contractual interest rate during the period of the delay. All loans identified as impaired are evaluated independently by management. The Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of said collateral. Impaired loans, or portions thereof, are charged off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable, unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using straight-line and accelerated methods over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Real Estate Owned
-----------------

Real estate owned acquired in settlement of foreclosed loans is carried at the lower of cost or fair value minus estimated cost to sell. Valuation allowances for estimated losses are provided when the carrying value exceeds the fair value. Direct costs incurred on such properties are recorded as expenses of current operations.

Income Taxes
------------

Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Earnings Per Share
------------------

Earnings per share computations for 1998 are based on net income since inception, February 26, 1998, amounting to $118,499. No earnings per share computation is applicable for the period ending 1997.

The Company provides dual presentation of Basic and Diluted earnings per share. Basic earnings per share utilizes net income as reported as the numerator and the actual average shares outstanding as the denominator. Diluted earnings per share includes any dilutive effects of options, warrants, and convertible securities.

Employee Benefit Plan
---------------------

The Bank sponsors a trusteed, defined benefit pension plan covering all eligible employees. The Bank's funding policy is to make annual contributions, as needed, based upon the funding formula developed by the plan's actuary.

Stock Options
-------------

The Company maintains a stock option plan for the directors, officers, and employees. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. If applicable, pro forma net income and earnings per share would be presented to reflect the impact of the stock option plan assuming compensation expense had been affected based on the fair value of the stock options granted under this plan.

Comprehensive Income
--------------------

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company has elected to report the effects of Statement No. 130 as part of the Consolidated Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

Cash payments for interest in 1998 and 1997 were $1,544,436 and $1,449,816, respectively. Cash payments for income taxes amounted to $25,000 in 1998. There were no cash payments for income taxes in 1997.

Pending Accounting Pronouncements
---------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the consolidated balance sheet, recorded at fair value. Statement No. 133 precludes a held-to-maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. The Company will adopt SOP 98-1 in the first quarter of 1999 and does not believe the effect of adoption will be material.

Reclassification of Comparative Amounts
---------------------------------------

Certain comparative account balances for the prior period have been reclassified to conform to the current period classifications. Such reclassifications did not effect net income.

2.    EARNINGS PER SHARE

The following table sets forth the computation of Basic and Diluted earnings per share. There were no convertible securities which would affect the numerator in calculating Basic and Diluted earnings per share; therefore, net income since inception is used as the numerator. The following table sets forth a reconciliation of the denominator of the Basic and Diluted earnings per share computation.

                                                     1998
                                                 -----------
     Denominator:
        Denominator for Basic earnings per
          share - weighted-average shares           670,506
        Employee stock options                        1,068
                                                 -----------

        Denominator for Diluted earnings per
           share - adjusted weighted-average
           assumed conversions                      669,438
                                                 ===========

3.    INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities available for sale and held to maturity are summarized as follows:

                                                                    1998
                                 ---------------------------------------------------------------------------
                                                         Gross               Gross            Estimated
                                    Amortized          Unrealized          Unrealized           Market
                                       Cost              Gains               Losses             Value
                                 -----------------  -----------------   -----------------  -----------------
Available for Sale
Mutual funds                  $         1,127,060 $                - $          (84,139) $        1,042,921
Federal Home Loan Mortgage
  Corporation common stock                 15,692          1,015,308                  -           1,031,000
                                 -----------------  -----------------   -----------------  -----------------

               Total          $         1,142,752 $        1,015,308 $          (84,139) $        2,073,921
                                 =================  =================   =================  =================

Held to Maturity
U.S. Government agency
     securities               $         2,581,147 $           10,348 $           (8,508) $        2,582,987
Obligations of state and
     political subdivisions             1,806,501             81,882                  -           1,888,383
                                 -----------------  -----------------   -----------------  -----------------

               Total          $         4,387,648 $           92,230 $           (8,508) $        4,471,370
                                 =================  =================   =================  =================


                                                                     1997
                              ------------------------------------------------------------------------------
                                                         Gross               Gross            Estimated
                                    Amortized          Unrealized          Unrealized           Market
                                       Cost              Gains               Losses             Value
                                 -----------------  -----------------   -----------------  -----------------
Available for Sale
Mutual funds                  $           850,735 $                - $          (60,876) $          789,859
Federal Home Loan Mortgage
  Corporation common stock                 17,353            725,444                  -             742,797
                                 -----------------  -----------------   -----------------  -----------------

               Total          $           868,088 $          725,444 $          (60,876) $        1,532,656
                                 =================  =================   =================  =================

Held to Maturity
U.S. Government agency
     securities               $         2,737,135 $            8,417 $          (16,627) $        2,728,924
Obligations of state and
     political subdivisions             1,804,343             69,201                  -           1,873,544
                                 -----------------  -----------------   -----------------  -----------------

               Total          $         4,541,478 $           77,618 $          (16,627) $        4,602,468
                                 =================  =================   =================  =================


The amortized cost and estimated market value of investments in debt securities by contractual maturity are shown below.

                                                     Held to Maturity
                                            ------------------------------------
                                                                  Estimated
                                               Amortized            Market
                                                  Cost              Value
                                            -----------------  -----------------

Due within one year                      $           900,000 $          908,891
Due after one year through five years                612,495            644,505
Due after five years through ten years             1,450,000          1,455,035
Due after ten years                                1,425,153          1,462,939
                                            -----------------  -----------------

          Total                          $         4,387,648 $        4,471,370
                                            =================  =================

Proceeds from sales of investment securities available for sale was $103,278 and gross gains of $101,612 were realized on those sales for the year ended December 31, 1998. There were no sales in 1997.

4.    MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities available for sale and held to maturity are summarized as follows:

                                                                1998
                                         ---------------------------------------------------
                                                         Gross         Gross      Estimated
                                         Amortized     Unrealized    Unrealized     Market
                                            Cost         Gains         Losses       Value
                                         ------------  ----------  ------------  -----------
Available for Sale
     Federal Home Loan
        Mortgage Corporation          $    1,995,717 $        -  $     (6,775) $  1,988,942
     Federal National Mortgage
        Association                          248,829       1,008       (2,927)      246,910
                                         ------------  ----------  ------------  -----------

                    Total             $    2,244,546 $     1,008 $     (9,702) $  2,235,852
                                         ============  ==========  ============  ===========

Held to Maturity
     Government National
         Mortgage Association         $    5,320,506 $    72,750 $     (5,768) $  5,387,488
     Federal Home Loan
        Mortgage Corporation               2,366,420      41,202       (2,997)    2,404,625
     Federal National Mortgage
        Association                        2,783,354      42,433            -     2,825,787
                                         ------------  ----------  ------------  -----------

                    Total             $   10,470,280 $   156,385 $     (8,765) $ 10,617,900
                                         ============  ==========  ============  ===========


                                                                            1997
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
     Federal Home Loan
        Mortgage Corporation          $         1,020,727 $              -   $               -   $        1,020,727
     Federal National Mortgage
        Association                               357,643                133                 -              357,776
                                         -----------------  -----------------   -----------------  -----------------

                    Total             $         1,378,370 $              133 $               -   $        1,378,503
                                         =================  =================   =================  =================

Held to Maturity
     Government National
         Mortgage Association         $         3,848,660 $           80,885 $          (18,251) $        3,911,294
     Federal Home Loan
        Mortgage Corporation                    3,265,585             49,341             (9,706)          3,305,220
     Federal National Mortgage
        Association                             2,412,829             20,405                  -           2,433,234
                                         -----------------  -----------------   -----------------  -----------------

                    Total             $         9,527,074 $          150,631 $          (27,957) $        9,649,748
                                         =================  =================   =================  =================

The amortized cost and estimated market value of mortgage-backed securities by contractual maturity are shown below. Mortgage-backed securities provide for periodic payments of principal and interest. Due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market            Amortized            Market
                                               Cost              Value                Cost              Value
                                         -----------------  -----------------   -----------------  -----------------

     Due within one year              $                 - $                - $           570,238 $          571,684
     Due after one year through
          five years                                    -                  -           1,073,692          1,088,755
     Due after five years through
          ten years                                     -                  -           1,115,626          1,122,437
     Due after ten years                        2,244,546          2,235,852           7,710,724          7,835,024
                                         -----------------  -----------------   -----------------  -----------------

                    Total             $         2,244,546 $        2,235,852 $        10,470,280 $       10,617,900
                                         =================  =================   =================  =================



5.    LOANS RECEIVABLE

Loans receivable consist of the following:

                                               1998               1997
                                         -----------------  -----------------
Mortgage loans:
     1-4 family                         $       8,158,295  $       7,642,451
     Home equity                                3,809,211          3,187,949
     Multi-family                                  42,582             32,519
     Commercial                                 1,548,899          1,097,549
                                         -----------------  -----------------
                                               13,558,987         11,960,468
                                         -----------------  -----------------
Consumer loans:
     Share loans                                  251,648            312,550
     Other                                        193,996            129,090
                                         -----------------  -----------------
                                                  445,644            441,640
                                         -----------------  -----------------
                                               14,004,631         12,402,108
Less:
     Allowance for loan losses                    128,193            109,951
                                         -----------------  -----------------

                    Total               $      13,876,438  $      12,292,157
                                         =================  =================

The Company's primary business activity is with customers located within its local trade area. Commercial, residential, and personal loans are granted. Although the Company has a diversified loan portfolio at December 31, 1998 and 1997, the repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                               1998               1997
                                         -----------------  -----------------

     Balance, January 1,              $           109,951 $           65,951

     Loans charged off                             (3,506)                 -
     Recoveries                                         -                  -
                                         -----------------  -----------------

     Net loans charged off                         (3,506)                 -
     Provision for loan losses                     21,748             44,000
                                         -----------------  -----------------

     Balance, December 31,            $           128,193 $          109,951
                                         =================  =================

The Company had nonaccrual loans of $77,112 and $93,366 at December 31, 1998 and 1997, respectively, which in management's opinion did not meet the definition of impaired. Interest income on loans would have been increased by $15,564 and $11,426 respectively, if these loans had performed in accordance with their original terms.

In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with loan aggregate balances in excess of $60,000 for the year ended December 31, 1998 is as follows:

          1997            Additions           Repayments            1998
    -----------------  -----------------   -----------------  -----------------

    $        362,950   $              -    $          64,613  $        298,337


6.    ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                            1998               1997
                                      -----------------  -----------------

     Interest-bearing deposits     $            60,373 $           26,315
     Investment securities                      76,240             83,962
     Mortgage-backed securities                 84,295             77,107
     Loans receivable                           86,911             79,787
                                      -----------------  -----------------

                  Total            $           307,819 $          267,171
                                      =================  =================

7.    PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                             1998               1997
                                       -----------------  -----------------

     Land and improvements          $           422,181 $          422,181
     Buildings and improvements               1,142,381          1,140,695
     Furniture and equipment                    666,798            654,281
                                       -----------------  -----------------
                                              2,231,360          2,217,157
     Less accumulated depreciation              678,748            554,248
                                       -----------------  -----------------

                    Total           $         1,552,612 $        1,662,909
                                       =================  =================

Depreciation expense for the years ended December 31, 1998 and 1997 was $124,500 and $121,500, respectively.

8.    FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the FHLB System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than the greater of one percent of its outstanding home loans or five percent of its outstanding notes payable to the FHLB of Pittsburgh as calculated at December 31 of each year.

9.    DEPOSITS

Comparative details of deposits are as follows:

                                                      1998                                     1997
                                      -------------------------------------     ------------------------------------
                                           Amount                %                   Amount               %
                                      -----------------  ------------------     -----------------  -----------------
Noninterest-bearing                 $        2,194,608                 5.9 % $         1,691,598                4.7 %
                                      -----------------  ------------------     -----------------  -----------------
Interest-bearing:
     Savings                                 9,734,757                26.1             9,534,653               26.6
     NOW checking                            1,955,835                 5.2             1,691,471                4.7
     Money market                            1,211,819                 3.2             1,328,365                3.8
                                      -----------------  ------------------     -----------------  -----------------
                                            12,902,411                34.5            12,554,489               35.1
                                      -----------------  ------------------     -----------------  -----------------

Time certificates of deposit:
     2.00 - 3.99%                                    -                   -                 1,597                  -
     4.00 - 5.99%                           20,579,459                55.1            18,464,893               51.6
     6.00 - 7.99%                            1,677,692                 4.5             3,091,896                8.6
                                      -----------------  ------------------     -----------------  -----------------
                                            22,257,151                59.6            21,558,386               60.2
                                      -----------------  ------------------     -----------------  -----------------

               Total                $       37,354,170               100.0 % $        35,804,473              100.0 %
                                      =================  ==================     =================  =================

The aggregate  amount of certificates of deposit with a minimum  denomination of
$100,000  was   $2,581,379  and  $2,042,094  at  December  31,  1998  and  1997,
respectively. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of time certificates of deposit as of December 31, 1998 are as follows:

     Within one year                               $       17,014,748
     Beyond one year but within three years                 3,456,552
     Beyond three years but within five years               1,705,477
     Beyond five years                                         80,374
                                                     -----------------

              Total                                $       22,257,151
                                                     =================

Interest expense by deposit category for the years ended December 31, is as follows:

                                              1998               1997
                                        -----------------  -----------------

     Savings                         $           288,251 $          269,418
     NOW and money market                         73,043             65,860
     Time certificates of deposit              1,178,600          1,116,753
                                        -----------------  -----------------

              Total                  $         1,539,894 $        1,452,031
                                        =================  =================

10.   BORROWING CAPACITY

The Bank has the capability to borrow funds through a credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. At December 31, 1998, the Bank's maximum borrowing capacity with the FHLB was approximately $22 million. At December 31, 1998 and 1997, there were no outstanding borrowings.

11.   INCOME TAXES

The components of the income tax benefit for the years ended December 31, are summarized as follows:

                                           1998               1997
                                     -----------------  -----------------

Current payable (receivable):
     Federal                      $            27,773 $          (79,649)
     State                                          -             18,897
                                     -----------------  -----------------
                                               27,773            (60,752)
Deferred federal taxes                       (44,388)              2,484
                                     -----------------  -----------------

                         Total    $          (16,615) $         (58,268)
                                     =================  =================

Income taxes applicable to net securities gains were $42,260 for the year ended December 31, 1998. There were no security gains in 1997.

On August 20, 1996, the Small Business Job Protections Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The Company has accumulated additional bad debt reserves since 1987 of $56,833.

The  following  temporary   differences  gave  rise  to  the  net  deferred  tax
liabilities:

                                                          1998       1997
                                                       ----------  ---------
Deferred tax assets:
     Allowance for loan losses                      $     43,586  $  28,884
     Premises and equipment                               10,033          -
     Pension liability                                    26,974     21,942
     Deferred compensation                                48,406     33,723
     Deferred loan origination fees, net                       -      3,309
     State net operating loss carryforward                49,733     45,353
     Other                                                     -      1,602
                                                       ----------  ---------
         Total gross deferred tax assets                 178,732    134,813
         Less valuation allowance                         98,084     78,945
                                                       ----------  ---------
                          Net deferred tax assets         80,648     55,868
                                                       ----------  ---------

Deferred tax liabilities:
     Net unrealized gain on securities                   313,641    225,998
     Premises and equipment                                    -     11,463
     Excess tax bad debt reserve                          19,323     28,985
     Other                                                16,937     15,420
                                                        ---------  ---------
             Total gross deferred tax liabilities        349,901    281,866
                                                        ---------  ---------

                      Net deferred liabilities         $(269,253) $(225,998)
                                                        ========   ========

The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

                                        1998                           1997
                             --------------------------   ----------------------------
                                               % of                           % of
                                              Pre-tax                        Pre-tax
                                 Amount       Income           Amount        Income
                              -------------  ----------    -------------  ------------

Benefit at statutory rate   $       32,451        34.0 % $    (118,725)       (34.0)  %
State tax expense,
  net of federal tax                 8,843         9.3          12,472          3.6
Tax-exempt income                  (38,737)      (40.6)        (22,656)        (6.5)
Valuation allowance                 19,139        20.1          78,945         22.6
Other                              (38,311)      (40.2)         (8,304)        (2.4)
                              -------------  ----------    -------------  ------------
     Actual tax benefit
       and effective rate   $     (16,615)      (17.4) % $     (58,268)       (16.7)  %
                              =============  ==========    =============  ============

The Company is subject to the Pennsylvania Mutual Thrift Institution's tax which is calculated at 11.5 percent of earnings based on generally accepted accounting principles with certain adjustments.

The Company has available at December 31, 1998, $432,464 of unused state operating loss carryforwards that may be applied against future taxable income and that expire from 1999 to 2001.

12.   EMPLOYEE BENEFITS

Defined Benefit Plan

The Bank sponsors a trusteed, defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank's funding policy is to make annual contributions as needed based upon the funding formula developed by the plan's actuary.

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                           1998        1997
                                                       -----------  ----------

     Plan assets at fair value, beginning of year   $     643,046 $   549,600
     Actual return on plan assets                          76,781      54,148
     Employer contribution                                 57,604      58,620
     Benefits paid                                        (17,969)    (19,322)
                                                       -----------  ----------
     Plan assets at fair value, end of year               759,462     643,046
                                                       -----------  ----------

     Benefit obligation, beginning of year                923,158     713,241
     Service cost                                          55,999      30,623
     Interest cost                                         59,421      51,059
     Actuarial adjustments                                240,064     147,557
     Benefits paid                                        (17,969)    (19,322)
                                                       -----------  ----------
     Benefit obligation, end of year                    1,260,673     923,158
                                                       -----------  ----------

     Funded status                                       (501,211)   (280,112)
     Unrecognized prior service costs                       1,626       1,793
     Transition adjustment                                 18,066      20,277
     Unrecognized net loss from past experience
         different from that assumed                      402,184     193,508
                                                       -----------  ----------

     Accrued pension liability                      $     (79,335) $  (64,534)
                                                       ===========  ==========

The plan assets are invested primarily in stocks and bonds under the control of the plan's trustees as of December 31, 1998.

Assumptions used in the accounting for the defined benefit plan are as follows:

                                             1998               1997
                                       -----------------  -----------------

     Discount rate                                5.50%              6.50%
     Expected return on plan assets               7.00%              7.75%
     Rate of compensation increase                4.69%              4.92%

The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

Net periodic pension cost includes the following components:

                                                     1998        1997
                                                  ----------  ----------

Service cost of the current period              $    55,999  $   30,623
Interest cost on projected benefit obligation        59,421      51,059
Actual return on plan assets                        (76,781)    (54,148)
Net amortization and deferral                        33,766      11,440
                                                  ----------  ----------
Net periodic pension cost                       $    72,405 $    38,974
                                                  ==========  ==========

Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Company maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a five-year period to nonofficer members of the Board of Directors who have completed five or more years of service. Expenses for the year ended December 31, 1997 amounted to $56,000 and was included as a component of other operating expenses. The Company incurred no expense in 1998 relating to this plan.

Executive Officers
------------------

The Company maintains a Supplemental Retirement Plan for the Executive Officers of the Company for the purpose of providing executive officers with supplemental post-retirement benefits for life in addition to those provided under the Company's pension plan for all eligible employees. Expenses for both years ended December 31, 1998, and 1997, amounted to $43,185 and are included as a component of compensation and employee benefits.

Employee Stock Ownership Plan (ESOP)
------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company or its subsidiary and attained age 21. The ESOP trust purchased 58,080 shares of common stock since the date of conversion with proceeds from a loan from SFSB Holding Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make required loan payments to the Company. The loan bears an interest at 8.50 percent with interest payable quarterly and principal payable in equal annual installments over ten years. The loan is secured by the shares of stock.

------------------------------------

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

                                               1998
                                         -----------------

     Allocated shares                                   -
     Shares released for allocation                 5,808
     Unreleased shares                             52,272
                                         -----------------
     Total ESOP shares                             58,080
                                         =================

     Fair value of unreleased shares   $          444,312
                                         =================

Stock Option Plan
-----------------

During 1998, the Board of Directors adopted a stock option plan for the directors, officers, and employees which was approved by the stockholders at a special meeting on October 20, 1998. An aggregate of 72,600 shares of authorized but unissued common stock of the Company were reserved for future issuance under this plan. The stock options typically have expiration terms of ten years subject to certain extensions and terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted.

On October 20, 1998, qualified stock options were granted for the purchase of 54,450 shares, exercisable at the market price of $9.25. The recipients of the stock options vest over a five-year period. At December 31, 1998, none of the stock options were exercisable, and all initial options granted remained outstanding.

The following table presents share data related to the outstanding options:

                                                    Weighted-
                                                    average
                                                    Exercise
                                          1998       Price
                                       ----------  ---------

     Oustanding, January 1,          $         - $        -
     Granted                              54,450       9.25
     Exercised                                 -          -
     Forfeited                                 -          -
                                       ----------

     Outstanding, December 31,            54,450 $     9.25
                                       ==========

Restricted Stock Plan (RSP)
---------------------------

In 1998, the Board of Directors adopted a RSP for directors, officers, and employees which was approved by stockholders at a special meeting held on October 20, 1998. The objective of this plan is to enable the Company and the Bank to retain its corporate directors, officers, and key employees who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The nonemployee Directors of the Company and the Bank serve as trustees for the RSP and have the responsibility to invest all funds contributed by the Company to the Trust created for the RSP.

In 1998, the Trust purchased, with funds contributed by the Company, 29,040 shares of the common stock of the Company, of which 4,356 shares were issued to Directors, 17,424 shares were issued to officers and employees, and 7,260 shares remained unissued as of December 31, 1998. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

The Company granted a total of 21,780 shares of common stock on October 20, 1998. All plan share awards granted shall be earned at a rate of 20 percent one year after the date of grant and 20 percent annually thereafter. There were no shares vested as of December 31, 1998. The RSP shares purchased initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Net compensation expense attributable to the RSPs amounted to $6,706 for the year ended December 31, 1998.

13.   COMMITMENTS AND CONTINGENT LIABILITIES

Commitments
-----------

In the normal course of business, the Company makes various commitments which are not reflected in the accompanying financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary. Commitments generally have fixed expiration dates within one year of their origination.

The off-balance sheet commitments were comprised of the following:

                                              1998               1997
                                        -----------------  -----------------
     Commitments to extend credit:
     One-to-four family              $           115,041 $          518,000

All of the Company's commitments to fund future loans are fixed rates and at December 31, 1998, those rates ranged from 6.75 percent to 9.50 percent.

Contingent Liabilities

In the normal course of business, the Company is involved in various legal proceedings primarily involving the collection of outstanding loans. None of these proceedings are expected to have a material effect on the financial position or operations of the Company.

14.   REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, Risk-weightings, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to Risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Company's and the Bank's primary regulator has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Bank must maintain minimum Total Risk-based, Tier I Risk-based, and Tier I Leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed their category.

The following table reconciles capital under generally accepted accounting principles to regulatory capital.

                                                  1998               1997
                                            -----------------  -----------------

Total capital                            $         9,721,118 $        3,449,771
Unrealized gain on securities
  available for sale                                (608,832)          (438,703)
                                            -----------------  -----------------

Tier I, core, and tangible capital                 9,112,286          3,011,068
Allowance for loan losses                            128,193            109,951
Unrealized gain on equity securities                 419,026                  -
                                            -----------------  -----------------

Risk-based capital                       $         9,659,505 $        3,121,019
                                            =================  =================

Actual capital levels of the Company and minimum required levels are as follows:

                                                      1998
                                      -------------------------------------
                                           Amount              Ratio
                                      -----------------  ------------------

Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                            $     9,659,505             56.0    %
For Capital Adequacy Purposes           1,378,833              8.0
To Be Well Capitalized                  1,723,542             10.0

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                            $     9,112,286             52.9 %
For Capital Adequacy Purposes             689,417              4.0
To Be Well Capitalized                  1,034,125              6.0

Core Capital
  (to Adjusted Assets)
  --------------------

Actual                            $     9,112,286             19.3 %
For Capital Adequacy Purposes           1,886,233              4.0
To Be Well Capitalized                  2,357,791              5.0

Tangible Capital
  (to Adjusted Assets)
  --------------------

Actual                            $     9,112,286             19.3 %
For Capital Adequacy Purposes             707,337              1.5
To Be Well Capitalized                        N/A              N/A

Actual capital levels of the Bank and minimum required levels are as follows:

                                           1998                      1997
                                  ----------------------   --------------------
                                     Amount      Ratio         Amount     Ratio
                                  ------------  --------   ------------  -------
Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                         $    7,092,910    41.8 % $   3,121,019   21.2 %
For Capital Adequacy Purposes       1,356,800     8.0       1,178,880    8.0
To Be Well Capitalized              1,696,000    10.0       1,473,600   10.0

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                         $    6,545,691    38.6 % $   3,011,068   20.4 %
For Capital Adequacy Purposes         678,400     4.0         589,440    4.0
To Be Well Capitalized              1,017,600     6.0         884,160    6.0

Core Capital
  (to Adjusted Assets)
  --------------------

Actual                         $    6,545,691    14.0 % $   3,011,068    8.2 %
For Capital Adequacy Purposes       1,868,880     4.0       1,096,716    3.0
To Be Well Capitalized              2,336,100     5.0       1,827,860    5.0

Tangible Capital
  (to Adjusted Assets)
  --------------------

Actual                         $    6,545,691    14.0 % $   3,011,068    8.2 %
For Capital Adequacy Purposes         700,830     1.5         548,358    1.5
To Be Well Capitalized                    N/A     N/A             N/A    N/A

Prior to the  enactment of the Small  Business Job  Protection  Act discussed in
Note 11, the Bank accumulated approximately $975,000 of retained earnings at December 31, 1998, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

15.   FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                                    1998                         1997
                                        ---------------------------   --------------------------
                                          Carrying        Fair          Carrying       Fair
                                           Value         Value            Value        Value
                                        -------------  ------------   ------------  ------------
Financial assets:
     Cash and due from banks,
        interest-bearing deposits
        in other banks, and
        certificates of deposits
        in other banks                $   12,545,928 $  12,545,928 $    8,083,617 $   8,083,617
     Investment securities:
        Available for sale                 2,073,921     2,073,921      1,532,656     1,532,656
        Held to maturity                   4,387,648     4,471,370      4,541,478     4,602,468
     Mortgage-backed securities:
        Available for sale                 2,235,852     2,235,852      1,378,503     1,378,503
        Held to maturity                  10,470,280    10,617,900      9,527,074     9,649,748
     Loans receivable                     13,876,438    14,166,055     12,292,157    12,500,623
     Accrued interest receivable             307,819       307,819        267,171       267,171
     FHLB stock                              218,100       218,100        171,700       171,700
                                        -------------  ------------   ------------  ------------

        Total                         $   46,115,986 $  46,636,945 $   37,794,356 $  38,186,486
                                        =============  ============   ============  ============

Financial liabilities:
     Deposits                         $   37,354,170 $  37,612,019 $   35,804,473 $  35,868,087
     Advances by borrowers
        for taxes and insurance              106,651       106,651        110,211       110,211
     Accrued interest payable                      -             -          4,542         4,542
                                        -------------  ------------   ------------  ------------

        Total                         $   37,460,821 $  37,718,670 $   35,919,226 $  35,982,840
                                        =============  ============   ============  ============

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due from Banks,  Interest-bearing Deposits and Certificates of Deposits
--------------------------------------------------------------------------------
in Other Banks, Accrued Interest Receivable,  FHLB Stock,  Advances by Borrowers
--------------------------------------------------------------------------------
for Taxes and Insurance, and Accrued Interest Payable
-----------------------------------------------------

The fair value is equal to the current carrying value.

Investment and Mortgage-backed Securities
-----------------------------------------

The fair value of these securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans Receivable and Deposits
-----------------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows based upon current market rates adjusted for prepayment risk and credit quality. Savings, checking, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 13.

16.   CORPORATE REORGANIZATION AND STOCK ISSUANCE

Conversion and Reorganization
-----------------------------

On September 30, 1997, the Board of Directors of the Bank adopted the Plan of Conversion (the "Conversion") pursuant to which the Company proposed to convert from a federally-chartered mutual savings Bank to a federally-chartered stock savings bank and concurrently formed a bank holding company.

As part of the conversion process, SFSB Holding Company was organized in September 1997 at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company became a bank holding company with its only significant assets being all of the outstanding capital stock of the Bank, which was acquired on February 26, 1998 by exchanging approximately $3.5 million of the proceeds received in the public offering for all of the common stock of the Bank, and a percentage of the conversion proceeds permitted to be retained. From the proceeds of the Conversion, approximately $73,000 was allocated to common stock, and $6.9 million, which is net of $333,000 conversion costs, was allocated to additional paid-in capital.

-----------------------------

In accordance with regulations, at the time that the Bank converted from a mutual savings bank to a stock savings bank, a portion of retained earnings was restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

17.   PARENT COMPANY

The following are condensed financial statements for the parent company.

                             CONDENSED BALANCE SHEET

                                                          1998
                                                    ------------------

ASSETS
     Cash and due from banks                      $         2,474,027
     Certificates of deposits with other banks                198,000
     Investment securities available for sale                 227,250
     Investment in subsidiary bank                          6,645,168
     Loan receivable from ESOP trust                          522,720
     Other assets                                               8,566
                                                    ------------------

TOTAL ASSETS                                      $        10,075,731
                                                    ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Restricted stock plan payable                $           261,914
     Other liabilities                                         92,699
     Stockholders' equity                                   9,721,118
                                                    ------------------

TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                         $        10,075,731
                                                    ==================

                          CONDENSED STATEMENT OF INCOME

                                                                   For the Period of
                                                                   February 26, 1998
                                                                         to
                                                                   December 31, 1998
                                                                -----------------------
INCOME
     Interest income                                            $            54,247

EXPENSES                                                                     59,348
                                                                  ------------------

Loss before equity in undistributed net income of subsidiary                (5,101)

Equity in undistributed net income of subsidiary                            123,600
                                                                  ------------------

NET INCOME                                                      $           118,499
                                                                  ==================


                        CONDENSED STATEMENT OF CASH FLOWS

                                                                      For the Period of
                                                                      February 26, 1998
                                                                            to
                                                                      December 31, 1998
                                                                   -----------------------
OPERATING ACTIVITIES
    Net income                                                     $           118,499
    Adjustments to reconcile net income to net cash provided
      by operating activities:
         Equity in undistributed net income of subsidiary                     (123,600)
         Other, net                                                             29,885
                                                                     ------------------
                     Net cash provided by operating activities                  24,784
                                                                     ------------------

INVESTING ACTIVITIES
    Increase in certificates  of deposit with other banks                     (198,000)
    Investment securities available for sale:
         Purchases                                                            (247,500)
    Investment in subsidiary                                                (3,417,463)
    Loan to ESOP                                                              (580,800)
    Repayment of loan to ESOP                                                   58,080
                                                                     ------------------
                     Net cash used for investing activities                 (4,385,683)
                                                                     ------------------

FINANCING ACTIVITIES
    Issuance of stock and additional paid-in capital                         6,834,926
                                                                     ------------------
     Net cash provided by financing activities                               6,834,926
                                                                     ------------------

                     Increase in cash and cash equivalents                   2,474,027

CASH AT BEGINNING OF PERIOD                                                          -
                                                                     ------------------

CASH AT END OF PERIOD                                              $         2,474,027
                                                                     ==================

                                       39