Form 10KSB, Exhibit 13
period 1999-12-31
SFSB HOLDING CO
filed 2000-03-24
CIK 1049890

EXHIBIT 13

                              SFSB HOLDING COMPANY

Corporate Profile

         SFSB Holding Company ("SFSB"), a Pennsylvania corporation, is the savings and loan holding company for Stanton Federal Savings Bank ("Stanton Federal"). SFSB conducts no business of its own other than holding all of the outstanding stock of Stanton Federal. Stanton Federal is the principal subsidiary of SFSB.

         Stanton Federal is a federally chartered stock savings bank headquartered in Pittsburgh, Pennsylvania and conducts business through two full service branches located in the communities of Shaler Township and Lawrenceville, Pennsylvania. Stanton Federal offers a broad range of deposits and loan products to individuals, families, and small businesses. Stanton Federal is subject to examination and regulation by the Office of Thrift Supervision and its deposits are insured by the Savings Association Insurance Fund of the FDIC to applicable limits.

Stock Market Information

         SFSB's common stock has been traded on the OTC Electronic Bulletin Board under the trading symbol of "SFSH". The following table reflects high and low bid quotations. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                                                   Dividends
                       Date                High ($)    Low ($)    Declared ($)
                       ----                --------    -------    ------------
February 26, 1998 to March 31, 1998         14.88       12.00         --
April 1, 1998 to June 30, 1998              16.00       13.00         --
July 1, 1998 to September 30, 1998          13.13        8.00         --
October 1, 1998 to December 31, 1998        12.00        8.00         --
January 1, 1999 to March 31, 1999           10.00        8.00         --
April 1, 1999 to June 30, 1999              10.00        9.25        .05
July 1, 1999 to September 30, 1999           9.50        8.50         --
October 1, 1999 to December 31, 1999         9.00        7.00         --

         The number of shareholders of record of common stock as of the record date of March 1, 1999, was approximately 365. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 1, 2000, there were 658,705 shares outstanding. SFSB's ability to pay dividends to stockholders is dependent upon the dividends it receives from Stanton Federal. Stanton Federal may not declare or pay a cash dividend on any of its stock if the effect would cause its regulatory capital to be reduced below (1) the amount required for its liquidation account established in connection with its stock conversion or the regulatory capital requirements imposed by the Office of Thrift Supervision.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes," "anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, year 2000 issues and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SFSB Holding Company is a savings and loan holding company headquartered in Pittsburgh, Pennsylvania, which provides a broad range of deposits and loan products through its wholly owned subsidiary, Stanton Federal Savings Bank (collectively, the "Company").

Asset/liability Management

The Company's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

The board of directors manages the interest rate sensitivity of the Company through its asset and liability committee which is comprised of the board of of directors. The board of directors meets quarterly to monitor the impact of interest rate risk and develops strategies to manage its liquidity, shorten the effective maturities of certain interest earning assets and increase the effective maturities of certain liabilities, to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates and utilizing deposit marketing programs to adjust the term or repricing of its liabilities.

Net Portfolio Value

The Company computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward parallel shift (shock) in the Treasury yield curve.

         The following table represents the Company's NPV at December 31, 1999. The NPV was calculated by the OTS, based upon information that the Company provided to the OTS.

           Changes in Rates            NPV Ratio%(1)         Change(2)
           ----------------            -------------         ---------
                 +300 bp                  9.80                -509 bp
                 +200 bp                 11.57                -331 bp
                 +100 bp                 13.32                -156 bp
               Unchanged                 14.88                     --
                 -100 bp                 16.03                 125 bp
                 -200 bp                 16.69                 181 bp
                 -300 bp                 16.92                 204 bp

--------------
(1)  Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

The calculations in the above table indicate that the Company's net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Financial Condition

Total assets increased $1,080,000 at December 31, 1999 to $48,803,000, from $47,723,000 at December 31, 1998. The components of the Company's assets changed as follows.

Cash and cash equivalents decreased $4,028,000 to $5,066,000 at December 31, 1999 from $9,094,000 at December 31, 1998. Certificates of deposits with other banks decreased $2,396,000 at December 31, 1999 to $1,056,000 at December 31, 1999 from $3,452,000 at December 31, 1998. In connection with the Company's asset and liability management strategy, such decrease in funds were reinvested in higher yielding investment securities. Total investment securities ( available for sale and held to maturity) increased $6,490,000 at December 31, 1999 to $12,952,000 from $6,496,000 at December 31, 1998. Management increased its investments in U.S. Government Agency securities by $6,155,000 as compared to its investments in such securities at December 31, 1998. The securities have maturities that range from 5 years to 15 years and interest yields that range from 6.00% to 8.00%, respectively. Additionally, due to the declining interest rate yields, proceeds received from the maturities and prepayments of mortgage-backed securities were not reinvested into such securities. At December 31, 1999, total mortgage-backed securities (available for sale and held to maturity) decreased $654,000 to $12,025,000 from $12,706,000 at December 31, 1998.

Net loans receivable increased $1,641,000 at December 31, 1999 to $15,517,000 from $13,876,000 at December 31, 1998. Due to the growth in real estate lending during the year, one-to-four family mortgages increased $1,176,000 and home equity loans increased $661,000. The growth in the loan portfolio primarily reflects the economic health of the Company's market area, as well as management's strategic approach to meeting the lending demands of its market area. The increase in deposits were used to fund new loan originations.

Deposits increased $2,058,000 at December 31, 1999 to $39,412,000 from $37,354,000 at December 31, 1998. This increase resulted from an increase in the volume of savings deposits, transaction accounts, and certificates of deposit of $789,000 $706,000, and $562,000, respectively. Such increase in deposits was the result of management's ability to meet the competitive pricing of its market area.

Stockholder's equity decreased $831,000 at December 31, 1999 to $8,890,000 at December 31, 1999 from $9,721,000 at December 31, 1998 as a result of the Company's purchase of 67,300 shares of treasury stock totaling $670,000 and the paying of a cash dividend to shareholders of $34,000. As a result of the decline in the market values of the Company's investment in available for sale securities, accumulated other comprehensive income decreased $300,000. Because of interest rate volatility, accumulated other comprehensive income and stockholders' equity could materially fluctuate for each interim period and year-end period. This decrease was offset partially by the amortization of employee stock ownership plan ("ESOP") and the restricted stock plan ("RSP") totaling $82,000.

The decrease in market value of the investment securities available for sale is considered temporary in nature and will not affect the Company's net income unless the securities are sold. The Company plans to hold these securities until maturity or until the market values of these securities increase. Accordingly, the Company does not expect, though there is no assurance, that their investment in these securities will affect net income in future periods.

Analysis of Net Interest Income

The Company's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on assets, primarily loans and investments, and the interest expense on liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

Results of Operations

For the year ended December 31, 1999, net income decreased $21,000 to $91,000 from $112,000 for the comparable 1998 fiscal year. Pretax income remained relatively unchanged to $91,000 for fiscal 1999 from $95,000 for fiscal 1998.

Net interest income before the provision for loan losses increased $149,000 to $1,522,000 for the year ended December 31, 1999 from $1,373,000 for the comparable 1998 fiscal year. Such increase was primarily the result of management strategy of increasing yields on interest-earning assets through a substantial investment in U.S. Government Agency securities, increasing average interest yields on such investments 21 basis points to 6.74% for fiscal 1999 from 6.51% for fiscal 1998. Such strategy increased interest rate spread 13 basis points to 2.53% for fiscal 1999 from 2.40% for fiscal 1998. Also, contributing to the increase in the interest rate spread was a 24 basis points decrease in cost of funds to 4.21% for 1999 from 4.45% for 1998.

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances. Yields on tax exempt obligations were computed on a tax exempt basis of 34%.

                                                                 For the Year Ended December 31,
                                                 ------------------------------------------------------------------------
                                                               1999                               1998
                                                 --------------------------------  --------------------------------------
                                                                       (Dollars in thousands)
                                                                          Average                               Average
                                                  Average                 Yield/     Average                    Yield/
                                                  Balance    Interest      Cost      Balance    Interest        Cost
                                                  -------    --------      ----      -------    --------        ----
Interest-earning assets:
 Loans receivable(1).........................     $14,472      $1,154       7.97%    $13,391      $1,103         8.24%
 Mortgage-backed securities..................      12,030         795       6.61%     11,184         760         6.80%
 Investment securities.......................      11,208         721       6.72%      6,705         394         6.51%
 Other interest-earning assets...............       7,599         352       4.63%     11,877         656         5.52%
                                                   ------       -----       ----      ------       -----         ----
  Total interest-earning assets..............      45,309       3,022       6.74%     43,157       2,913         6.85%
                                                                -----                              -----
Non-interest-earning assets..................       3,298                              2,468
                                                    -----                             ------
  Total assets...............................     $48,607                            $45,625
                                                   ======                             ======
Interest-bearing liabilities:
 Interest-bearing demand deposits............      $3,502          77       2.20%     $3,384          73         2.16%
 Certificates of deposit.....................      21,848       1,115       5.10%     21,757       1,179         5.42%
 Savings deposits............................      10,294         308       2.99%      9,468         288         3.04%
                                                   ------       -----       ----      ------       -----         ----
  Total interest-bearing liabilities.........      35,644       1,500       4.21%     34,609       1,540         4.45%
                                                   ------       -----                 ------       -----
Non-interest bearing liabilities.............       3,600                              2,480
                                                    -----                             ------
 Total liabilities...........................      39,244                             37,089
                                                   ------                             ------
Stockholders' equity.........................       9,363                              8,536
                                                    -----                             ------
 Total liabilities and stockholders' equity..     $48,607                            $45,625
                                                   ======                             ======
Net interest income..........................                  $1,522                            $ 1,373
                                                                =====                             ======
Interest rate spread(2)......................                               2.53%                                2.40%
Net yield on interest-earning assets(3)......                               3.36%                                3.18%
Ratio of average interest-earning assets to
  average interest-bearing liabilities.......                             127.11%                              124.70%

---------------------------------
(1)  Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

The following table sets forth certain information regarding changes in the Company's interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume). Increases and decreases due to both rate and volume, which cannot be separated, have been allocated proportionally to the change due to volume and the change due to rate.

                                                     Year Ended December 31,
                                                   -----------------------------
                                                          1999 vs. 1998
                                                   -----------------------------
                                                        Increase (Decrease)
                                                              Due to
                                                  ------------------------------
                                                  Volume        Rate        Net
                                                  --------   ---------   -------
                                                          (In Thousands)
Interest income:
Loans receivable ...........................      $  89       $ (38)      $  51
Mortgage-backed securities .................         57         (22)         35
Investment securities ......................        265          62         327
Other interest-earning assets ..............       (236)        (68)       (304)
                                                  -----       -----       -----
  Total interest-earning assets ............      $ 175       $ (66)      $ 109
                                                  -----       -----       -----

Interest expense:
 Interest-bearing demand deposits ..........      $   3       $   1       $   4
 Certificates of deposit ...................          5         (69)        (64)
 Savings deposits ..........................         25          (5)         20
                                                  -----       -----       -----
  Total interest-bearing liabilities .......      $  33       $ (73)      $ (40)
                                                  -----       -----       -----

Change in net interest income ..............      $ 142       $   7       $ 149
                                                  =====       =====       =====


Provision for loan losses decreased $12,000 for the year ended December 31, 1999 to $10,000 from $22,000 for the comparable 1998 fiscal year. Though the Company's net loan portfolio increased $1,641,000 at December 31, 1999 as compared to fiscal 1998, the Company's non-performing loans were less than 1% of total loans. Management continually evaluates the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers and other relevant factors which may come to the attention of management. Although the Company maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

Total noninterest income, which is comprised principally of service charges on deposit accounts and investment securities gains, net decreased $34,000 to $204,000 for the year ended December 31, 1999 from $238,000 for the comparable 1998 fiscal year. In 1998, the Company recognized a gain of $102,000 on the sale of FHLMC stock. For the year ended December 31, 1999, investment securities gains, net decreased $54,000. Offsetting the decrease in investment securities gains, net was a $19,000 increase in service charges on deposit accounts ,due to the increased number of deposit accounts and volume of transactions.

Noninterest expense increased $132,000 to $1,626,000 for the year ended December 31, 1999 from $1,494,000 for the comparable 1998 fiscal year. The increase was primarily due to increases in compensation and benefits expense and data processing expense. Compensation and benefits increased $95,000 to $838,000 for fiscal 1999 from $743,000 for fiscal 1998 as a result of annual increases in salaries, the hiring of more experienced personnel and increased pension costs. Data processing expenses increased $36,000 to $228,000 for fiscal1999 from $192,000 for fiscal 1998 due to an increase in the volume of processing and number of accounts.

For the year ended December 31, 1999, the Company recognized no income tax provision or benefit due to the reversal of certain valuation allowances on deferred tax assets. See Note 11 to the Consolidated Financial Statements.

Year 2000

The Company relies on computers to conduct its business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. The Company has operated and evaluated its computer operating systems following January 1, 2000 and has not identified any errors or experienced any computer system malfunctions. Nevertheless, the Company continues to monitor its information systems to assess whether its systems are at risk of misinterpreting any future dates and will develop, if needed, appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Company has not been informed of any such problems experienced by its vendors or its customers.

It is too soon to conclude that there will not be any problems arising from the Year 2000 problem. The Company will continue to monitor its significant vendors of goods and services and customers with respect to any Year 2000 problems they may encounter, as those issues may effect its ability to continue operations, or might adversely affect the company's financial position, results of operations and cash flows. At this time, the Company does not believe that these potential problems will materially impact the ability to continue operations. However, any delays, mistakes, or failures could have a significant impact on the Company's financial condition and profitability.

Liquidity and Capital Resources

The Company's primary sources of funds includes savings, deposits, loan repayments and prepayments, cash flow from operations and borrowing from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan origination and purchases, repay maturing borrowings, purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 1999, the Company had commitments to extend credit of $1.1 million.

The Company's liquid assets consist of cash and cash equivalents, which include investments in short-term investments. The level of these assets are dependent on the Company's operating financing and investment activities during any given period. At December 31, 1999, cash and cash equivalents total $5.1 million.

Net cash provided by operating activities (the cash effects of transactions that enter into the determination of net income -- e.g., non-cash items, amortization and depreciation, investment securities, loss (gain ) on sale of securities available for sale and provision for loan losses) for the year ended December
31, 1999 was $158,000, a decrease of $363,000 from December 31, 1998. Net cash provided by operating activities in1998 reflected the reduction of prepaid conversion expenses which were netted against the proceeds from the initial public offering. There was no prepaid conversion expenses in fiscal 1999.

Net cash used for investing activities (i.e., cash receipts, primarily from investment securities and mortgage-backed securities portfolios,certificates of deposits in other banks, and the loan portfolio) for the year ended December 31, 1999 totaled $5.5 million, an increase of $1.6 million from December 31, 1998. This increase was primarily attributable to cash used of $4,203,000 to fund total net investments securities and mortgage-backed securities, offset partially by a decrease in certificates of deposit in other banks of $2,810,000.

Net cash provided by financing activities (i.e., cash receipts primarily from net increases in deposits) for the year ended December 31, 1999 totaled $1,360,000, a decrease of $6,091,000 from December 31, 1998. For 1999, cash provided by financing activities reflected an increase in deposits of $2, 057,000, offset by cash used to purchase $670,000 of treasury shares and dividends paid of $34,000. For 1998, cash provided by financing activities reflected an increase of deposits of $1,550,000, $6,835,000 of cash proceeds from the initial public offering, offset by common stock acquired by the ESOP and RSP of $931,000.

Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

SNODGRASS
Certified Public Accountants and Consultants




[LOGO]                   REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Board of Directors and Stockholders
SFSB Holding Company

We have audited the accompanying consolidated balance sheet of SFSB Holding Company and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFSB Holding Company and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/S.R. Snodgrass, A.C.


Wexford, PA
February 11, 2000




S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200  Wexford, PA  15090-8399  Phone: 724-934-344  Facsimile: 724-934-0345

                              SFSB HOLDING COMPANY
                           CONSOLIDATED BALANCE SHEET


                                                                                    December 31,
                                                                                        1999               1998
                                                                                  -----------------  -----------------
ASSETS
     Cash and due from banks                                                    $          908,791  $         488,759
     Interest-bearing deposits in other banks                                            4,156,884          8,605,494
                                                                                  -----------------  -----------------

     Cash and cash equivalents                                                           5,065,675          9,094,253

     Certificates of deposit in other banks                                              1,056,306          3,451,675
     Investment securities available for sale                                            2,960,757          2,073,921
     Investment securities held to maturity (market
       value of $9,446,780 and $4,471,370)                                               9,990,854          4,387,648
     Mortgage-backed securities available for sale                                       1,774,691          2,235,852
     Mortgage-backed securities held to maturity (market
       value of $9,979,691 and $10,617,900)                                             10,277,109         10,470,280
     Loans receivable (net of allowance for loan losses
       of $138,193 and $128,193)                                                        15,516,919         13,876,438
     Accrued interest receivable                                                           412,178            307,819
     Premises and equipment                                                              1,444,866          1,552,612
     Federal Home Loan Bank stock                                                          245,600            218,100
     Other assets                                                                           58,531             54,288
                                                                                  -----------------  -----------------

         TOTAL ASSETS                                                           $       48,803,486  $      47,722,886
                                                                                  =================  =================

LIABILITIES
     Deposits                                                                   $       39,411,665  $      37,354,170
     Advances by borrowers for taxes and insurance                                         112,058            106,651
     Accrued interest payable and other liabilities                                        388,937            540,947
                                                                                  -----------------  -----------------

         TOTAL LIABILITIES                                                              39,912,660         38,001,768
                                                                                  -----------------  -----------------

COMMITMENTS AND CONTINGENCIES                                                                    -                  -

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 1,000,000 shares
       authorized; none issued and outstanding                                                   -                  -
     Common stock, par value $.10 per share; 4,000,000
       shares authorized; 726,005 issued                                                    72,600             72,600
     Additional paid-in capital                                                          6,695,656          6,701,193
     Retained earnings - substantially restricted                                        3,180,278          3,123,127
     Accumulated other comprehensive income                                                308,907            608,832
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                                              (464,640)          (522,720)
     Unallocated shares held by Restricted Stock Plan (RSP)                               (232,413)          (261,914)
     Treasury stock (67,300 at cost)                                                      (669,562)                 -
                                                                                  -----------------  -----------------

         TOTAL STOCKHOLDERS' EQUITY                                                      8,890,826          9,721,118
                                                                                  -----------------  -----------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $       48,803,486  $      47,722,886
                                                                                  =================  =================

See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                        Year Ended December 31,
                                                                                        1999               1998
                                                                                  -----------------  -----------------
INTEREST INCOME
     Loans receivable                                                           $        1,153,958  $       1,102,568
     Interest-bearing deposits in other banks                                              352,101            655,805
     Investment securities
         Taxable                                                                           658,843            312,586
         Exempt from federal income tax                                                     62,619             81,663
     Mortgage-backed securities                                                            795,148            760,390
                                                                                  -----------------  -----------------
         Total interest income                                                           3,022,669          2,913,012
                                                                                  -----------------  -----------------
INTEREST EXPENSE
     Deposits                                                                            1,500,349          1,539,894
                                                                                  -----------------  -----------------
NET INTEREST INCOME                                                                      1,522,320          1,373,118

     Provision for loan losses                                                              10,000             21,748
                                                                                  -----------------  -----------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                      1,512,320          1,351,370
                                                                                  -----------------  -----------------
NONINTEREST INCOME
     Service fees on deposit accounts                                                      127,900            108,571
     Investment securities gains, net                                                       47,810            101,612
     Other                                                                                  28,530             27,954
                                                                                  -----------------  -----------------
         Total noninterest income                                                          204,240            238,137
                                                                                  -----------------  -----------------
NONINTEREST EXPENSE
     Compensation and employee benefits                                                    838,006            743,222
     Occupancy and equipment                                                               225,631            231,035
     Federal insurance premium                                                              23,203             22,294
     Data processing                                                                       227,553            191,770
     Professional services                                                                  88,436             87,137
     Other                                                                                 222,894            218,605
                                                                                  -----------------  -----------------
         Total noninterest expense                                                       1,625,723          1,494,063
                                                                                  -----------------  -----------------
     Income before income taxes                                                             90,837             95,444
     Income tax benefit                                                                          -            (16,615)
                                                                                  -----------------  -----------------

NET INCOME                                                                      $           90,837  $         112,059
                                                                                  =================  =================
EARNINGS PER SHARE:
  (Since inception February 26, 1998)
         Basic                                                                  $             0.15 $       0.18
         Diluted                                                                $             0.15 $       0.18


See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         Accumu-
                                                         lated     Unallo- Unallo-
                                                         Other     cated   cated
                                 Additional              Compre-   Shares  Shares                 Total
                         Common   Paid-in     Retained   hensive   Held by Held by   Treasury   Stockholders'  Comprehensive
                         Stock   Capital      Earnings   Income     ESOP    RSP        Stock      Equity       Income (Loss)
                       --------  ----------  ---------  --------- -------- --------  ---------  -------------  --------------
 Balance,
   December 31, 1997   $      -  $        - $3,011,068   438,703  $      - $        - $       -  $3,449,771
 Net income                                    112,059                                              112,059       $   112,059
 Other comprehensive
 income:
   Unrealized gain
     on available
     for sale
     securities,
     net of
     reclassification
     adjustment,net                                      170,129                                    170,129           170,129
     of taxes $87,642
                                                                                                                   ----------
 Comprehensive income                                                                                              $  282,188
                                                                                                                   ==========
 Common stock issued     72,600   6,762,326                                                       6,834,926
 Common stock
   acquired by ESOP                                               (580,800)                        (580,800)
 ESOP shares released                19,965                         58,080                           78,045
 Common stock
   acquired by RSP                  (81,098)                                 (268,620)             (349,718)
 RSP shares released                                                            6,706                 6,706
                        -------  ---------- ----------  -------- ---------  --------- ---------  ----------
 Balance,
   December 31, 1998     72,600   6,701,193  3,123,127   608,832  (522,720)  (261,914)        -   9,721,118

 Net income                                     90,837                                               90,837         $  90,837
 Other comprehensive
 loss:
   Unrealized loss
     on available
     for sale
     securities,
     net of
     reclassification
     adjustment,
     net of tax
     benefit of $154,507                                (299,925)                                  (299,925)         (299,925)
                                                                                                                    ---------
 Comprehensive loss                                                                                                 $(209,088)
                                                                                                                    =========
 ESOP shares released                (5,537)                        58,080                           52,543
 RSP shares released                                                           29,501                29,501
 Cash dividends
   ($.05 per share)                            (33,686)                                             (33,686)
 Purchase treasury stock                                                               (669,562)   (669,562)
                        -------  ---------- ----------  -------- ---------  --------- ---------  ----------
 Balance,
   December 31, 1999    $72,600  $6,695,656 $3,180,278  $308,907 $(464,640) $(232,413)$(669,562) $8,890,826
                        =======  ========== ==========  ======== =========  ========= =========  ==========

                                                                                                    1999           1998
                                                                                                  -------------  -------------
 Components of comprehensive income (loss):
     Change in net unrealized gain (loss) on investment securities available for sale            $    (268,370) $     237,193
     Realized gains included in net income,
       net of taxes $16,255 and $34,548                                                                (31,555)       (67,064)
                                                                                                  -------------  -------------
 Total                                                                                           $    (299,925) $     170,129
                                                                                                  =============  =============

See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                        Year Ended December 31,
                                                                                        1999               1998
                                                                                  -----------------  -----------------
OPERATING ACTIVITIES
     Net income                                                                 $           90,837  $         112,059
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Provision for loan losses                                                          10,000             21,748
         Depreciation                                                                      119,097            124,500
         Investment securities gains, net                                                  (47,810)          (101,612)
         Deferred income taxes                                                             (39,149)           (44,388)
         Increase in accrued interest receivable                                          (104,359)           (40,648)
         Amortization of ESOP and RSP unearned compensation                                 82,044             84,751
         Other, net                                                                         47,424            364,946
                                                                                  -----------------  -----------------
         Net cash provided by operating activities                                         158,084            521,356
                                                                                  -----------------  -----------------
INVESTING ACTIVITIES
     Net decrease (increase) in certificates of deposit in other banks                   2,395,369           (414,960)
     Investment securities available for sale:
         Purchases                                                                      (1,850,832)          (279,804)
         Proceeds from sales                                                               550,034            103,278
         Maturities and repayments                                                           7,046              3,479
     Investment securities held to maturity:
         Purchases                                                                      (6,800,000)        (2,324,125)
         Maturities and repayments                                                       1,197,911          2,478,830
     Mortgage-backed securities available for sale:
         Purchases                                                                               -         (1,522,114)
         Maturities and repayments                                                         455,796            645,188
     Mortgage-backed securities held to maturity:
         Purchases                                                                      (2,500,100)        (3,841,629)
         Maturities and repayments                                                       2,687,792          2,893,939
     Net increase in loans receivable                                                   (1,650,481)        (1,606,029)
     Purchase of Federal Home Loan Bank stock                                              (27,500)           (46,400)
     Purchase of premises and equipment, net                                               (11,351)           (14,203)
                                                                                  -----------------  -----------------
         Net cash used for investing activities                                         (5,546,316)        (3,924,550)
                                                                                  -----------------  -----------------
FINANCING ACTIVITIES
     Net increase in deposits                                                            2,057,495          1,549,697
     Net increase (decrease) in advances by borrowers
       for taxes and insurance                                                               5,407             (3,560)
     Proceeds from sale of common stock                                                          -          6,834,926
     Common stock aquired by ESOP                                                                -           (580,800)
     Common stock aquired by RSP                                                                 -           (349,718)
     Purchase of treasury stock                                                           (669,562)                 -
     Cash dividends paid                                                                   (33,686)                 -
                                                                                  -----------------  -----------------
         Net cash provided by financing activities                                       1,359,654          7,450,545
                                                                                  -----------------  -----------------

         Increase (decrease) in cash and cash equivalents                               (4,028,578)         4,047,351

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           9,094,253          5,046,902
                                                                                  -----------------  -----------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $        5,065,675  $       9,094,253
                                                                                  =================  =================

See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

SFSB Holding Company (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of Stanton Federal Savings Bank (the "Bank"). The Company's and the Bank's principal sources of revenue emanate from interest earnings on its investment and mortgage-backed securities, and mortgage and consumer loan portfolios as well as a variety of deposit services provided to its customers through two locations. The Company and the Bank are subject to regulation by the Office of Thrift Supervision ("OTS").

The consolidated financial statements of the Company include the accounts of the Bank. All intercompany transactions have been eliminated in consolidation. The investment in the subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying assets of the Bank.

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

----------------

The accrual of interest is generally discontinued when management has serious doubts about further collectibility of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income according to management's judgment as to the collectibility of principal.

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

Earnings Per Share
------------------

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

Earnings per share computations for 1998 are based on net income since inception, February 26, 1998, amounting to $118,499.

Employee Benefit Plan
---------------------

The Bank sponsors a trusteed, defined benefit pension plan covering all eligible employees. The Bank's funding policy is to make annual contributions, as needed, based upon the funding formula developed by the plan's actuary.

Stock Options
-------------

The Company maintains a stock option plan for the directors, officers, and employees. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under the plan.

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash  equivalents  are defined as those amounts
included  in  the  balance  sheet   captions,   Cash  and  due  from  banks  and
Interest-bearing deposits in other banks.

Cash payments for interest in 1999 and 1998 were $1,494,672 and $1,544,436, respectively. Cash payments for income taxes amounted to $43,033 in 1999 and $25,000 in 1998.

Pending Accounting Pronouncements
---------------------------------

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held to maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held to maturity security into the available for sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 2000. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

Reclassification of Comparative Amounts
---------------------------------------

Certain comparative account balances for the prior period have been reclassified to conform to the current period classifications. Such reclassifications did not affect net income or stockholders' equity.

2.    EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statements of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation.

                                                      1999          1998
                                                  ------------  ------------

Weighted-average common shares                        726,005       726,005
  outstanding

Average treasury stock shares                        (26,386)             -

Average unearned ESOP and RSP shares                 (75,087)      (54,692)
                                                  ------------  ------------

Weighted-average common shares and
  common stock equivalents used to
  calculate basic earnings per share                  624,532       671,313

Additional common stock equivalents
  (stock options) used to calculate
  diluted earnings per share                                -         1,068
                                                  ------------  ------------
Weighted-average common shares and
  common stock equivalents used
  to calculate diluted earnings per share             624,532       672,381
                                                  ============  ============

3.    INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities available for sale and held to maturity are summarized as follows:

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
U.S. Government agency
  securities                          $           500,000 $                - $          (16,405) $          483,595
Mutual funds                                    1,969,766                  -           (206,979)          1,762,787
Federal Home Loan Mortgage
  Corporation common stock                         14,550            699,825                  -             714,375
                                         -----------------  -----------------   -----------------  -----------------
               Total                  $         2,484,316 $          699,825 $         (223,384) $        2,960,757
                                         =================  =================   =================  =================

Held to Maturity
U.S. Government agency
 securities                           $         8,807,759 $              305 $         (553,825) $        8,254,239
Obligations of state and
  political subdivisions                        1,183,095             28,001            (18,555)          1,192,541
                                         -----------------  -----------------   -----------------  -----------------

               Total                  $         9,990,854 $           28,306 $         (572,380) $        9,446,780
                                         =================  =================   =================  =================

                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
Mutual funds                          $         1,127,060 $                - $          (84,139) $        1,042,921
Federal Home Loan Mortgage
  Corporation common stock                         15,692          1,015,308                  -           1,031,000
                                         -----------------  -----------------   -----------------  -----------------
               Total                  $         1,142,752 $        1,015,308 $          (84,139) $        2,073,921
                                         =================  =================   =================  =================

Held to Maturity
U.S. Government agency
  securities                          $         2,581,147 $           10,348 $           (8,508) $        2,582,987
Obligations of state and
  political subdivisions                        1,806,501             81,882                  -           1,888,383
                                         -----------------  -----------------   -----------------  -----------------
               Total                  $         4,387,648 $           92,230 $           (8,508) $        4,471,370
                                         =================  =================   =================  =================

The amortized cost and estimated market value of investments in debt securities at December 31, 1999, by contractual maturity, are shown below.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market            Amortized            Market
                                               Cost              Value                Cost              Value
                                         -----------------  -----------------   -----------------  -----------------
     Due within one year              $                 - $                - $           700,000 $          703,553
     Due after one year through
       five years                                       -                  -             638,141            640,192
     Due after five years through
       ten years                                                                       2,874,938          2,744,233
                                                        -                  -
     Due after ten years                          500,000            483,595           5,777,775          5,358,802
                                         -----------------  -----------------   -----------------  -----------------
                    Total             $           500,000 $          483,595 $         9,990,854 $        9,446,780
                                         =================  =================   =================  =================

Proceeds from the sales of investment securities available for sale and the gross realized gains and losses on those sales for the years ended December 31, are as follows:

                                                                                      1999               1998
                                                                                -----------------  -----------------

     Proceeds from sales                                                     $           550,034 $          103,278
     Gross gains                                                                          48,892            101,612
     Gross losses                                                                         1,082                  -

4.    MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities available for sale and held to maturity are summarized as follows:

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
     Federal Home Loan
        Mortgage Corporation          $         1,665,071 $                - $           (7,151) $        1,657,920
     Federal National Mortgage
        Association                               118,019                  -             (1,248)            116,771
                                         -----------------  -----------------   -----------------  -----------------
                    Total             $         1,783,090 $                - $           (8,399) $        1,774,691
                                         =================  =================   =================  =================
Held to Maturity
     Government National
         Mortgage Association         $         6,287,211 $           11,591 $         (253,332) $        6,045,470
     Federal Home Loan
        Mortgage Corporation                    1,820,501              7,166            (18,335)          1,809,332
     Federal National Mortgage
        Association                             2,169,397              3,970            (48,478)          2,124,889
                                         -----------------  -----------------   -----------------  -----------------
                    Total             $        10,277,109 $           22,727 $         (320,145) $        9,979,691
                                         =================  =================   =================  =================

                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
     Federal Home Loan
        Mortgage Corporation          $         1,995,717 $                - $           (6,775) $        1,988,942
     Federal National Mortgage
        Association                               248,829              1,008             (2,927)            246,910
                                         -----------------  -----------------   -----------------  -----------------
                    Total             $         2,244,546 $            1,008 $           (9,702) $        2,235,852
                                         =================  =================   =================  =================
Held to Maturity
     Government National
         Mortgage Association         $         5,320,506 $           72,750 $           (5,768) $        5,387,488
     Federal Home Loan
        Mortgage Corporation                    2,366,420             41,202             (2,997)          2,404,625
     Federal National Mortgage
        Association                             2,783,354             42,433                  -           2,825,787
                                         -----------------  -----------------   -----------------  -----------------
                    Total             $        10,470,280 $          156,385 $           (8,765) $       10,617,900
                                         =================  =================   =================  =================

The amortized cost and estimated market value of mortgage-backed securities at December 31, 1999, by contractual maturity, are shown below. Mortgage-backed securities provide for periodic payments of principal and interest. Due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market            Amortized            Market
                                               Cost              Value                Cost              Value
                                         -----------------  -----------------   -----------------  -----------------
     Due within one year              $                 - $                - $           197,884 $          198,707
     Due after one year through
       five years                                       -                  -             630,751            627,504
     Due after five years through
       ten years                                        -                  -             712,370            689,935
     Due after ten years                        1,783,090          1,774,691           8,736,104          8,463,545
                                         -----------------  -----------------   -----------------  -----------------
                    Total             $         1,783,090 $        1,774,691 $        10,277,109 $        9,979,691
                                         =================  =================   =================  =================

5.    LOANS RECEIVABLE

Loans receivable consist of the following:

                                                1999               1998
                                          -----------------  -----------------
Mortgage loans:
     1 - 4 family                      $         9,313,408 $        8,158,295
     Home equity                                 4,503,928          3,809,211
     Multi-family                                  103,165             42,582
     Commercial                                  1,212,819          1,548,899
                                          -----------------  -----------------
                                                15,133,320         13,558,987
                                          -----------------  -----------------
Consumer loans:
     Share loans                                   270,690            251,648
     Other                                         251,102            193,996
                                          -----------------  -----------------
                                                   521,792            445,644
                                          -----------------  -----------------
                                                15,655,112         14,004,631
Less:
     Allowance for loan losses                     138,193            128,193
                                          -----------------  -----------------
                    Total              $        15,516,919 $       13,876,438
                                          =================  =================

The Company's primary business activity is with customers located within its local trade area. Commercial, residential, and personal loans are granted. Although the Company has a diversified loan portfolio at December 31, 1999 and 1998, the repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                1999               1998
                                          -----------------  -----------------

     Balance, January 1,               $           128,193 $          109,951

     Loans charged off                                   -            (3,506)
     Recoveries                                          -                  -
                                          -----------------  -----------------

     Net loans charged off                               -            (3,506)
     Provision for loan losses                      10,000            21,748
                                          -----------------  -----------------
     Balance, December 31,             $           138,193 $         128,193
                                          =================  =================

The Company had nonaccrual loans of $119,248 and $77,112 at December 31, 1999 and 1998, respectively, which in management's opinion did not meet the definition of impaired. Interest income on loans would have been increased by $2,702 and $15,564, respectively, if these loans had performed in accordance with their original terms.

In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with loan aggregate balances in excess of $60,000 for the year ended December 31, 1999 is as follows:

          1998            Additions           Repayments            1999
    -----------------  -----------------   -----------------  -----------------

    $        298,337   $        156,600    $         32,050   $        422,887


6.    ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                               1999               1998
                                                         -----------------  -----------------
     Interest-bearing deposits in other banks            $         39,353   $         60,373
     Investment securities                                        188,928             76,240
     Mortgage-backed securities                                    90,626             84,295
     Loans receivable                                              93,271             86,911
                                                         -----------------  -----------------
                  Total                                  $        412,178   $        307,819
                                                         =================  =================

7.    PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                               1999               1998
                                                         -----------------  -----------------
     Land and improvements                               $        422,182   $        422,181
     Buildings and improvements                                 1,147,671          1,142,381
     Furniture and equipment                                      672,858            666,798
                                                         -----------------  -----------------
                                                                2,242,711          2,231,360
     Less accumulated depreciation                                797,845            678,748
                                                         -----------------  -----------------
                    Total                                $      1,444,866   $      1,552,612
                                                         =================  =================

Depreciation expense for the years ended December 31, 1999 and 1998 was $119,097 and $124,500, respectively.

8.    FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the FHLB System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than the greater of one percent of its outstanding home loans or five percent of its outstanding notes payable to the FHLB of Pittsburgh as calculated at December 31 of each year.

9.    DEPOSITS

Comparative details of deposits are as follows:

                                                      1999                                     1998
                                      -------------------------------------     ------------------------------------
                                           Amount                %                   Amount               %
                                      -----------------  ------------------     -----------------  -----------------
Noninterest-bearing                 $        2,900,612                 7.4  %   $      2,194,608                5.9  %
                                      -----------------  ------------------     -----------------  -----------------
Interest-bearing:
     Savings                                10,238,517                26.0             9,734,757               26.1
     NOW checking                            2,214,461                 5.6             1,955,835                5.2
     Money market                            1,238,518                 3.1             1,211,819                3.2
                                      -----------------  ------------------     -----------------  -----------------
                                            13,691,496                34.7            12,902,411               34.5
                                      -----------------  ------------------     -----------------  -----------------

Time certificates of deposit:
     4.00 - 5.99%                           22,616,994                57.4            20,579,459               55.1
     6.00 - 7.99%                              202,563                 0.5             1,677,692                4.5
                                      -----------------  ------------------     -----------------  -----------------
                                            22,819,557                57.9            22,257,151               59.6
                                      -----------------  ------------------     -----------------  -----------------
               Total                $       39,411,665               100.0 % $        37,354,170              100.0 %
                                      =================  ==================     =================  =================

The aggregate  amount of certificates of deposit with a minimum  denomination of
$100,000  was   $2,663,513  and  $2,581,379  at  December  31,  1999  and  1998,
respectively. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of time certificates of deposit as of December 31, 1999 are as follows:

     Within one year                                                                             $       18,807,020
     Beyond one year but within three years                                                               1,979,006
     Beyond three years but within five years                                                             1,787,661
     Beyond five years                                                                                      245,870
                                                                                                   -----------------
              Total                                                                              $       22,819,557
                                                                                                   =================

Interest expense by deposit category for the years ended December 31, is as follows:

                                                                                      1999               1998
                                                                                -----------------  -----------------

     Savings                                                                 $           308,124 $          288,251
     NOW and money market                                                                 77,440             73,043
     Time certificates of deposit                                                      1,114,785          1,178,600
                                                                                -----------------  -----------------
              Total                                                          $         1,500,349 $        1,539,894
                                                                                =================  =================

10.   BORROWING CAPACITY

The Bank has the capability to borrow funds through a credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. At December 31, 1999, the Bank's maximum borrowing capacity with the FHLB was approximately $26 million. At December 31, 1999 and 1998, there were no outstanding borrowings.

11.   INCOME TAXES

The components of the income tax benefit for the years ended December 31, are summarized as follows:

                                                                                      1999               1998
                                                                                -----------------  -----------------
Current payable (receivable):
     Federal                                                                 $            39,149 $           27,773
     State                                                                                     -                  -
                                                                                -----------------  -----------------
                                                                                          39,149             27,773
Deferred federal taxes                                                                   (32,910)           (63,527)
Change in valuation allowance                                                             (6,239)            19,139
                                                                                -----------------  -----------------
                         Total                                               $                 - $          (16,615)
                                                                                =================  =================

The  following  temporary   differences  gave  rise  to  the  net  deferred  tax
liabilities:

                                                                                      1999               1998
                                                                                -----------------  -----------------
Deferred tax assets:
     Allowance for loan losses                                               $            46,986 $           43,586
     Premises and equipment                                                               24,190             10,033
     Pension liability                                                                    29,808             26,974
     Deferred compensation                                                                63,089             48,406
     State net operating loss carryforward                                                43,494             49,733
                                                                                -----------------  -----------------
                    Total gross deferred tax assets                                      207,567            178,732
                    Less valuation allowance                                              91,845             98,084
                                                                                -----------------  -----------------
                          Net deferred tax assets                                        115,722             80,648
                                                                                -----------------  -----------------
Deferred tax liabilities:
     Net unrealized gain on securities                                                   159,134            313,641
     Deferred loan origination fees, net                                                   3,580                  -
     Excess tax bad debt reserve                                                          14,492             19,323
     Other                                                                                14,113             16,937
                                                                                -----------------  -----------------
                    Total gross deferred tax liabilities                                 191,319            349,901
                                                                                -----------------  -----------------
                          Net deferred liabilities                           $           (75,597) $        (269,253)
                                                                                =================  =================

The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

                                                      1999                                     1998
                                      -------------------------------------     ------------------------------------
                                                               % of                                      % of
                                                              Pre-tax                                  Pre-tax
                                           Amount             Income                 Amount             Income
                                      -----------------  ------------------     -----------------  -----------------
Federal income tax at
  statutory rate                    $           30,885                34.0 % $            32,451               34.0 %
State tax expense,
  net of federal tax                                 -                   -                 8,843                9.3
Tax-exempt income                              (32,310)              (35.6)              (38,737)             (40.6)
Nondeductible interest to
  carry tax-exempt assets                        7,084                 7.8                     -                  -
Valuation allowance                             (2,121)               (2.3)               19,139               20.1
Other                                           (3,538)               (3.9)              (38,311)             (40.2)
                                      -----------------  ------------------     -----------------  -----------------
     Actual tax benefit
       and effective rate           $                -                   - % $          (16,615)              (17.4)%
                                      =================  ==================     =================  =================

On August 20, 1996, The Small Business Job Protections Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to January 1, 1988 be exempt from recapture. The recapture tax will be paid over six years beginning with the 1997 tax year. Subject to prevailing corporate tax rate, the Association owes $14,492 in federal income taxes at December 31, 1999, which is reflected as a deferred tax liability.

The Company is subject to the Pennsylvania Mutual Thrift Institution's tax which is calculated at 11.5 percent of earnings based on generally accepted accounting principles with certain adjustments.

The Company has available at December 31, 1999, $343,296 of unused state operating loss carryforwards that may be applied against future taxable income and that expire from 2000 to 2002.

12.   EMPLOYEE BENEFITS

Defined Benefit Plan
--------------------

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

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                            1999        1998
                                                        ------------  ----------

     Plan assets at fair value, beginning of year    $      759,462 $   643,046
     Actual return (loss) on plan assets                    (22,102)     76,781
     Employer contribution                                   97,141      57,604
     Benefits paid                                          (17,969)    (17,969)
                                                        ------------  ----------
     Plan assets at fair value, end of year                 816,532     759,462
                                                        ------------  ----------
     Benefit obligation, beginning of year                1,260,673     923,158
     Service cost                                            73,347      55,999
     Interest cost                                           68,843      59,421
     Actuarial adjustments                                 (254,722)    240,064
     Benefits paid                                          (17,969)    (17,969)
                                                        ------------  ----------
     Benefit obligation, end of year                      1,130,172   1,260,673
                                                        ------------  ----------

     Funded status                                         (313,640)   (501,211)
     Unrecognized prior service costs                         1,459       1,626
     Transition adjustment                                   15,855      18,066
     Unrecognized net loss from past experience
       different from that assumed                          208,656     402,184
                                                        ------------  ----------
     Accrued pension liability                       $      (87,670) $  (79,335)
                                                        ============  ==========

The plan assets are invested primarily in stocks and bonds under the control of the plan's trustees as of December 31, 1999.

--------------------

Assumptions used in the accounting for the defined benefit plan are as follows:

                                                1999           1998
                                              -------------  -------------

     Discount rate                                   6.50%          5.50%
     Expected return on plan assets                  7.00%          7.00%
     Rate of compensation increase                   4.69%          4.69%

The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

Net periodic pension cost includes the following components:

                                                          1999         1998
                                                       -----------  -----------

     Service cost of the current period               $    73,347 $     55,999
     Interest cost on projected benefit obligation         68,843       59,421
     Actual (return) loss on plan assets                   22,102      (76,781)
     Net amortization and deferral                        (58,816)      33,766
                                                       -----------  -----------
     Net periodic pension cost                        $   105,476 $     72,405
                                                       ===========  ===========

Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Company maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a five-year period to non-officer members of the Board of Directors who have completed five or more years of service. The Company incurred no expense in 1999 or 1998 relating to this plan.

Executive Officers
------------------

The Company maintains a Supplemental Retirement Plan for the executive officers of the Company for the purpose of providing executive officers with supplemental post-retirement benefits for life in addition to those provided under the Company's pension plan for all eligible employees. Expenses for both years ended December 31, 1999 and 1998 amounted to $43,185 and are included as a component of compensation and employee benefits.

The assumptions of 6.50 percent and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the executive officers.

Employee Stock Ownership Plan ("ESOP")
--------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company or its subsidiary and attained age 21. The ESOP trust purchased 58,080 shares of common stock since the date of conversion with proceeds from a loan from SFSB Holding Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make required loan payments to the Company. The loan bears an interest rate of 8.50 percent with interest payable quarterly and principal payable in equal annual installments over ten years. The loan is secured by the shares of stock.

--------------------------------------

As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $52,543 and $78,045 for the years ended December 31, 1999 and 1998, respectively.

The following table presents the components of the ESOP shares:

                                                1999          1998
                                                -----------  ------------

     Allocated shares                                5,808             -

     Shares released for allocation                  5,808         5,808

     Shares distributed                               (281)            -

     Unreleased shares                              46,464        52,272
                                                -----------  ------------

     Total ESOP shares                              57,799        58,080
                                                ===========  ============

     Fair value of unreleased shares            $  365,904   $   444,312
                                                ===========  ============

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

On October 20, 1998, qualified stock options were granted for the purchase of 54,450 shares, exercisable at the market price of $9.25. The recipients of the stock options vest over a five-year period. At December 31, 1999, there were 18,150 shares available for future grant.

The following table presents share data related to the outstanding options:

                                                               Weighted-                              Weighted-
                                                                average                                average
                                                                Exercise                               Exercise
                                               1999              Price                1998              Price
                                         -----------------  -----------------   -----------------  -----------------
     Outstanding, January 1                        54,450 $             9.25                   -    $             -
          Granted                                       -                  -              54,450               9.25
          Exercised                                     -                  -                   -                  -
          Forfeited                                     -                  -                   -                  -
                                         -----------------                      -----------------
     Outstanding, December 31                      54,450                                 54,450
                                         =================                      =================

-----------------

The following table summarizes the characteristics of stock options outstanding at December 31, 1999:

                    Outstanding                             Exercisable
     ------------------------------------------      ---------------------------
                                     Average                         Average
                      Average        Exercise                        Exercise
       Shares           Life          Price           Shares          Price
     ------------    -----------    -----------      ----------    -------------
          54,450        8.83            $ 9.25          10,890           $ 9.25

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions which can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 1999: (1) expected dividend yield of 2.0 percent; (2) risk-free interest rate of 6.5 percent; (3) expected volatility of 26.0 percent; and (4) expected life of 8.83 years.

The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock, basic and diluted net income per common share, for the year ended December 31, 1999 would have been as follows:

                                                             1999
                                                        ---------------
    Net income applicable to common stock:
       As reported                                      $       90,837
       Pro forma                                                65,503
    Basic net income per common share:
       As reported                                      $         0.15
       Pro forma                                                  0.10
    Diluted net income per common share
       As reported                                      $         0.15
       Pro forma                                                  0.10

Restricted Stock Plan ("RSP")
-----------------------------

In 1998, the Board of Directors adopted a RSP for directors, officers, and employees which was approved by stockholders at a special meeting held on October 20, 1998. The objective of this plan is to enable the Company and the Bank to retain its corporate directors, officers, and key employees who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP and have the responsibility to invest all funds contributed by the Company to the Trust created for the RSP.

-----------------------------

In 1998, the Trust purchased, with funds contributed by the Company, 29,040 shares of the common stock of the Company, of which 7,250 shares were issued to directors, 13,940 shares were issued to officers and employees, and 7,850 shares remain unissued as of December 31, 1999. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

The Company granted a total of 21,200 shares of common stock on October 20, 1998. All plan share awards granted are earned at a rate of 20 percent one year after the date of grant and 20 percent annually thereafter. The unearned RSP shares are excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Net compensation expense attributable to the RSPs amounted to $40,236 and $6,706 for the years ended December 31, 1999 and 1998, respectively.

13.   COMMITMENTS AND CONTINGENT LIABILITIES

Commitments
-----------

In the normal course of business, the Company makes various commitments which are not reflected in the accompanying consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary. Commitments generally have fixed expiration dates within one year of their origination.

The off-balance sheet commitments were comprised of the following:

                                                   1999               1998
                                             -----------------  ----------------
     Commitments to extend credit:
         One-to-four family               $         1,135,209 $          115,041

All of the Company's commitments to fund future loans are fixed rates and at December 31, 1999, those rates ranged from 7.00 percent to 7.50 percent.

Contingent Liabilities
----------------------

In the normal course of business, the Company is involved in various legal proceedings primarily involving the collection of outstanding loans. None of these proceedings are expected to have a material effect on the financial position or operations of the Company.

14.      REGULATORY MATTERS

Dividend Restrictions
---------------------

The Bank is subject to a dividend restriction which generally limits the amount of dividends that can be paid by an OTS-chartered bank. OTS regulations require that the Bank give the OTS 30 days notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by the Bank to the Company.

Regulatory Capital Requirements
-------------------------------

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 1999 and 1998, the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, Tier 1 Leverage capital, and Tangible equity capital ratios must be at least 10.0 percent, 6.0 percent, 5.0 percent, and 1.5 percent, respectively.

The actual capital ratios are presented in the following tables, which show that both the Company and the Bank met all regulatory capital requirements.

The following table reconciles the Company's capital under generally accepted accounting principles to regulatory capital.

                                                  1999          1998
                                               -----------  ------------

     Total capital                             $ 8,890,826   $ 9,721,118
     Unrealized gain on securities
       available for sale                         (308,907)     (608,832)
                                                -----------  ------------

     Tier I, core, and tangible capital          8,581,919     9,112,286
     Allowance for loan losses                     138,193       128,193
     Unrealized gain on equity securities          314,921       419,026
                                                -----------  ------------

     Risk-based capital                        $ 9,035,033   $ 9,659,505
                                                ===========  ============

-------------------------------

Actual capital levels of the Company and minimum required levels are as follows:

                                                       1999                                      1998
                                       -------------------------------------     -------------------------------------
                                            Amount              Ratio                 Amount              Ratio
                                       ------------------  -----------------     -----------------  ------------------
Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                              $          9,035,033               48.1 % $         9,659,505                56.0 %
For Capital Adequacy Purposes                  1,506,616                8.0             1,378,833                 8.0
To Be Well Capitalized                         1,883,269               10.0             1,723,542                10.0

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                              $          8,581,919               45.7 % $         9,112,286                52.9 %
For Capital Adequacy Purposes                    753,308                4.0               689,417                 4.0
To Be Well Capitalized                         1,129,962                6.0             1,034,125                 6.0

Core Capital
  (to Adjusted Assets)
  --------------------

Actual                              $          8,581,919               17.6 % $         9,112,286                19.3 %
For Capital Adequacy Purposes                  1,953,218                4.0             1,886,233                 4.0
To Be Well Capitalized                         2,441,523                5.0             2,357,791                 5.0

Tangible Capital
  (to Adjusted Assets)
  --------------------

Actual                              $          8,581,919               17.6 % $         9,112,286                19.3 %
For Capital Adequacy Purposes                    732,457                1.5               707,337                 1.5
To Be Well Capitalized                               N/A                N/A                   N/A                 N/A


-------------------------------

Actual capital levels of the Bank and minimum required levels are as follows:

                                                       1999                                      1998
                                       -------------------------------------     -------------------------------------
                                            Amount              Ratio                 Amount              Ratio
                                       ------------------  -----------------     -----------------  ------------------
Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                              $          7,108,989               38.2 % $         7,092,910                41.8 %
For Capital Adequacy Purposes                  1,489,920                8.0             1,356,800                 8.0
To Be Well Capitalized                         1,862,400               10.0             1,696,000                10.0

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                              $          6,655,875               35.7 % $         6,545,691                38.6 %
For Capital Adequacy Purposes                    744,960                4.0               678,400                 4.0
To Be Well Capitalized                         1,117,440                6.0             1,017,600                 6.0

Core Capital
  (to Adjusted Assets)
  --------------------

Actual                              $          6,655,875               13.8 % $         6,545,691                14.0 %
For Capital Adequacy Purposes                  1,933,681                4.0             1,868,880                 4.0
To Be Well Capitalized                         2,417,101                5.0             2,336,100                 5.0

Tangible Capital
  (to Adjusted Assets)
  --------------------

Actual                              $          6,655,875               13.5 % $         6,545,691                14.0 %
For Capital Adequacy Purposes                    725,130                1.5               700,830                 1.5
To Be Well Capitalized                               N/A                N/A                   N/A                 N/A

Prior to the  enactment of the Small  Business Job  Protection  Act discussed in
Note 11, the Bank accumulated approximately $975,000 of retained earnings at December 31, 1999, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

15.   FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                                        1999                                   1998
                                         ------------------------------------   ------------------------------------
                                             Carrying             Fair              Carrying             Fair
                                              Value              Value               Value              Value
                                         -----------------  -----------------   -----------------  -----------------
Financial assets:
     Cash and due from banks,
        interest-bearing deposits
        in other banks, and
        certificates of deposits
        in other banks                $         6,121,981 $        6,121,981 $        12,545,928 $       12,545,928
     Investment securities:
        Available for sale                      2,960,757          2,960,757           2,073,921          2,073,921
        Held to maturity                        9,990,854          9,446,780           4,387,648          4,471,370
     Mortgage-backed securities:
        Available for sale                      1,774,691          1,774,691           2,235,852          2,235,852
        Held to maturity                       10,277,109          9,979,691          10,470,280         10,617,900
     Loans receivable                          15,516,919         15,224,425          13,876,438         14,166,055
     Accrued interest receivable                  412,178            412,178             307,819            307,819
     FHLB stock                                   245,600            245,600             218,100            218,100
                                         -----------------  -----------------   -----------------  -----------------

        Total                         $        47,300,089 $       46,166,103 $        46,115,986 $       46,636,945
                                         =================  =================   =================  =================

Financial liabilities:
     Deposits                         $        39,411,665 $       39,246,665 $        37,354,170 $       37,612,019
     Advances by borrowers
        for taxes and insurance                   112,058            112,058             106,651            106,651
     Accrued interest payable
                                                    5,677              5,677                   -                  -
                                         -----------------  -----------------   -----------------  -----------------

        Total                         $        39,529,400 $       39,364,400 $        37,460,821 $       37,718,670
                                         =================  =================   =================  =================

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

Loans Receivable and Deposits
-----------------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows based upon current market rates adjusted for prepayment risk and credit quality. Savings, checking, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

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

As part of the conversion process, SFSB Holding Company was organized in September 1997, at the direction of the Board of Directors of the Bank, for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company became a bank holding company with its only significant assets being all of the outstanding capital stock of the Bank, which was acquired on February 26, 1998, by exchanging approximately $3.5 million of the proceeds received in the public offering for all of the common stock of the Bank, and a percentage of the conversion proceeds permitted to be retained. From the proceeds of the Conversion, approximately $73,000 was allocated to common stock and $6.9 million, which is net of $333,000 conversion costs, was allocated to additional paid-in capital.

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

17.   PARENT COMPANY

The following are condensed financial statements for the Company.

                             CONDENSED BALANCE SHEET

                                                     1999        1998
                                                 -----------  -----------
ASSETS
     Cash and due from banks                    $ 1,797,138 $  2,474,027
     Certificates of deposits with other banks       99,000      198,000
     Investment securities available for sale       208,694      227,250
     Investment in subsidiary bank                6,528,535    6,645,168
     Loan receivable from ESOP trust                464,640      522,720
     Other assets                                    38,734        8,566
                                                 -----------  -----------
TOTAL ASSETS                                    $ 9,136,741 $ 10,075,731
                                                 ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Restricted stock plan payable              $   232,413 $    261,914
     Other liabilities                               13,502       92,699
     Stockholders' equity                         8,890,826    9,721,118
                                                 -----------  -----------
TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                       $ 9,136,741 $ 10,075,731
                                                 ===========  ===========

                          CONDENSED STATEMENT OF INCOME

                                                                                                   For the Period
                                                                                                   of February 26,
                                                                                                       1998 to
                                                                                                    December 31,
                                                                                     1999               1998
                                                                                ----------------  ------------------
INCOME
     Interest income                                                         $           47,186 $            54,247

EXPENSES                                                                                 66,533              59,348
                                                                                ----------------  ------------------
Loss before equity in undistributed net income of subsidiary                            (19,347)             (5,101)

Equity in undistributed net income of subsidiary                                        110,184             123,600
                                                                                ----------------  ------------------
NET INCOME                                                                   $           90,837 $           118,499
                                                                                ================  ==================

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                                   For the Period
                                                                                                   of February 26,
                                                                                                       1998 to
                                                                                                    December 31,
                                                                                     1999               1998
                                                                                ----------------  ------------------
OPERATING ACTIVITIES
    Net income                                                               $           90,837 $           118,499
    Adjustments to reconcile net income to net cash provided
      by operating activities:
         Equity in undistributed net income of subsidiary                              (110,184)           (123,600)
         Other, net                                                                    (107,160)             29,885
                                                                                ----------------  ------------------
                     Net cash provided by (used for) operating activities              (126,507)             24,784
                                                                                ----------------  ------------------
INVESTING ACTIVITIES
    Decrease (increase) in certificates of deposit with other banks                      99,000            (198,000)
    Investment securities available for sale:
         Purchases                                                                       (4,214)           (247,500)
    Investment in subsidiary                                                                  -         (3,417,463)
    Loan to ESOP                                                                              -           (580,800)
    Repayment of loan to ESOP                                                            58,080              58,080
                                                                                ----------------  ------------------
                     Net cash provided by (used for) investing activities               152,866         (4,385,683)
                                                                                ----------------  ------------------
FINANCING ACTIVITIES
    Issuance of stock and additional paid-in capital                                          -           6,834,926
    Purchase of treasury stock                                                         (669,562)                  -
    Cash dividends paid                                                                 (33,686)                  -
                                                                                ----------------  ------------------
                     Net cash provided by (used for) financing activities             (703,248)           6,834,926
                                                                                ----------------  ------------------

                     Increase (decrease) in cash and cash equivalents                 (676,889)           2,474,027

CASH AT BEGINNING OF PERIOD                                                           2,474,027                   -
                                                                                ----------------  ------------------
CASH AT END OF PERIOD                                                        $        1,797,138 $         2,474,027
                                                                                ================  ==================

                                       38