Form 10KSB40, Exhibit 13
period 2000-12-31
SFSB HOLDING CO
filed 2001-03-16
CIK 1049890

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

                                                                   Dividends
               Date                         High ($)    Low ($)    Declared ($)
               ----                         --------    -------    ------------
January 1, 1999 to March 31, 1999            10.00       8.00             --
April 1, 1999 to June 30, 1999               10.00       9.25            .05
July 1, 1999 to September 30, 1999            9.50       8.50             --
October 1, 1999 to December 31, 1999          9.00       7.00             --
January 1, 2000 to March 31, 2000             7.00       6.00             --
April 1, 2000 to June 30, 2000                7.25       6.00            .15
July 1, 2000 to September 30, 2000            7.25       6.875            --
October 1, 2000 to December 31, 2000          7.25       7.125            --

         The number of shareholders of record of common stock as of the record date of March 1, 2001, was approximately 355. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 1, 2001, there were 585,305 shares outstanding. SFSB's ability to pay dividends to stockholders is dependent upon the dividends it receives from Stanton Federal. Stanton Federal may not declare or pay a cash dividend on any of its stock if the effect would cause its regulatory capital to be reduced below (1) the amount required for its liquidation account established in connection with its stock conversion or the regulatory capital requirements imposed by the Office of Thrift Supervision.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes," "anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, general economic conditions, government policies and action of regulatory authorities. SFSB Holding Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         SFSB Holding Company (the "Company") is a savings and loan holding company headquartered in Pittsburgh, Pennsylvania, which provides a broad range of deposits and loan products through its wholly owned subsidiary, Stanton Federal Savings Bank (the "Bank"). Unless the context indicates otherwise, all references to the Company refer collectively to the Company and the Bank.

Asset/Liability Management

         The Company's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

         The board of directors manages the interest rate sensitivity of the Company through the determination and adjustment of asset/liability composition and pricing strategies. The board of directors meets quarterly to monitor the impact of interest rate risk and developed strategies to manage its liquidity, shorten the effective maturities of certain interest earning assets and increase the effective maturities of certain liabilities, to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates and utilizing deposit marketing programs to adjust the term or repricing of its liabilities. If circumstances arise, the Company will also utilize Federal Home Loan Bank ("FHLB") borrowings. As a result of a leveraging strategy implemented by management during the fourth quarter of 2000, FHLB advances of $5,000,000 were obtained to fund investments in higher yielding mortgage-backed securities and to fund loan demand. See "Financial Condition".

Net Portfolio Value

         The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. Based upon OTS assumptions, the following table presents the Bank's percentage change in NPV, assuming an immediate change in interest rates of plus or minus 300 basis points from the level at December 31, 2000.


    Changes in Interest Rates
      in Basis Points ("bp")              NPV Ratio% (2)     Change (3)
      ----------------------              --------------     ----------
                +300 bp                        10.80          (508) bp
                +200 bp (1)                    12.75          (313) bp
                +100 bp                        14.49          (139) bp
                   0 bp                           --            --
                -100 bp                        16.47            59  bp
                -200 bp                        16.72            85  bp
                -300 bp                        17.26           138  bp

------------------
(1)  Denotes rate shock used to compute the NPV capital ratios.
(2)  Calculated as the estimated NPV divided by present value of total assets.
(3) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

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

Financial Condition

         At December 31, 2000, total assets increased $3,713,000 to $52,516,000 from $48,803,000 at December 31, 1999. This increase is primarily the result of a leveraging strategy implemented by management during the fourth quarter of 2000, whereby $5,000,000 of FHLB advances were obtained to fund investments in certain mortgage-backed securities and to a lesser extent meet customer loan demand.

         Cash and cash equivalents and certificates of deposits in other banks decreased $2,339,000 or 38.2% to $3,783,000 at December 31, 2000. As such funds became available and current liquidity needs were met, excess funds were primarily used to support loan demand during 2000.

         Investment securities held to maturity decreased $927,000 to $9,064,000 at December 31, 2000 from $9,991,000 at December 31, 1999, primarily due to maturities and repayments.

         At December 31, 2000, total mortgage-backed securities available for sale increased $3,398,000 to $5,172,000 from $1,774,000 at December 31, 1999.
Such increase represents $4.0 million in purchases, an increase in market values (before tax) of $17,000, offset by maturities and repayments of $619,000. Additionally, mortgage-backed securities held to maturity increased $318,000 to $10,595,000 from $10,277,000 at December 31, 1999. Such increase represents $2.0 million of purchases, offset by maturities and repurchases of $1.7 million. As noted previously, management implemented a leveraging strategy whereby $4.2 million in proceeds from FHLB advances were invested in a pool of mortgage-backed securities resulting in a 75 basis point spread. Management will continue to monitor the current interest rate environment for additional leveraging opportunities.

         Net loans receivable at December 31, 2000 increased $3,370,000 to $18,887,000 at December 31, 2000 from $15,517,000 at December 31, 1999.
Increases in real estate mortgages and home equity loans of $1,862,000 and $1,081000, respectively, were the result of management's pursuit and development of quality loan growth during continued economic prosperity within the Company's market area. In addition to the use of cash and cash equivalents and certificates of deposits in other banks, approximately $800,000 in FHLB advances were used to support real estate loan demand. The Company has additional commitments outstanding of $723,000 to fund loan growth at December 31, 2000.

         Total deposits decreased $1,170,000 to $37,942,000 at December 31, 2000 resulting primarily from a decrease in certificates of deposit of $2,623,000 offset slightly by a $1,154,000 increase in transaction and savings accounts. The decrease in certificates of deposit resulted from local competition within the Company's market area offering higher promotional rates. However, the Company remained competitive with its deposit rates.

         Stockholder's equity increased to $9,032,000 at December 31, 2000 from $8,891,000 at December 31, 1999. The increase in stockholders' equity was due to net income of $418,000, increases in the amortization of ESOP and RSP shares totaling $72,000 while offset somewhat by cash dividends of $92,000 and purchases of treasury stock totaling $240,000. Subsequent to December 31, 2000, the Company announced that it has adopted a 10% stock repurchase program and it anticipates purchasing such shares during the next six months. Such shares will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

Results of Operations

         Net income increased $327,000 to $418,000 for the year ended December 31, 2000 from net income of $91,000 for the same period ended 1999. This increase was due to increases in net investment securities gains of $234,000, net interest income of $79,000, and decreases in noninterest expense of $136,000, while offset by an increase in taxes of $88,000

         Net interest income increased $79,000 to $1,601,000 for the year ended December 31, 2000 from $1,522,000 for the same period in 1999. The increase in interest income of $269,000 more than offset the $190,000 increase in interest expense. However, the increase in cost of funds resulted in a 14 basis points decrease in the interest rate spread to 2.39% at December 31, 2000 compared to 2.53% for the same period in 1999.

         Interest income for the year ended December 31, 2000 increased to $3,290,000, or 8.8%, from $3,023,000 for the same period ended 1999. For the current year ended, total average interest earning assets increased $2,482,000 and was comprised of increases in loans receivable of $3,038,000, mortgage-backed securities of $1,353,000, and investment securities of $1,548,000, while offset by a decline in other interest earning assets of $3,457,000. As loan demand increased, management was able to utilize readily available other interest earning assets and shift these funds into a higher yielding product. Increases in mortgage-backed securities were due to management's leveraged borrowings strategy while all investment securities increases related to a full year of purchases incurred in 1999. As a result of general interest rate increases during the year, the average tax equivalent yield on interest earning assets was 6.93% for the year ended December 31, 2000 as compared to 6.74% for the year ended December 31,1999.

         Interest expense on deposits increased $189,000 or 12.6% from $1,500,000 for the year ended December 31, 1999 to $1,689,000 for the year ended 2000. The average cost of funds for interest bearing liabilities increased 33 basis points to 4.54% for the year ended December 31, 2000 from 4.21% for the year ended December 31, 1999. Increased interest expense for fiscal 2000 as compared to fiscal 1999 was attributable to higher rates paid on certificates of deposit products. Regional interest rates on certificate of deposits have gradually increased throughout the past twelve months and the Company has reacted simultaneously in order to remain competitive within its markets.

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

                                                                           For the Year Ended December 31,
                                                  -------------------------------------------------------------------------------
                                                                     2000                                   1999
                                                  --------------------------------------     ------------------------------------
                                                                              (Dollars in thousands)
                                                                                 Average                                 Average
                                                      Average                    Yield/      Average                     Yield/
                                                      Balance      Interest      Cost(4)     Balance       Interest      Cost(4)
                                                      -------      --------      -------     -------       --------      -------
Interest-earning assets:
 Loans receivable(1)............................      $17,510        $1,346        7.69%      $14,472        $1,154         7.97%
 Mortgage-backed securities.....................       13,383           879        6.57%       12,030           795         6.61%
 Investment securities..........................       12,756           823        6.63%       11,208           721         6.72%
 Other interest-earning assets..................        4,142           243        5.87%        7,599           352         4.63%
                                                      -------        ------                   -------        ------
  Total interest-earning assets.................       47,791         3,291        6.93%       45,309         3,022         6.74%
                                                                     ------                                  ------
Non-interest-earning assets.....................        2,132                                   3,298
                                                      -------                                 -------
  Total assets..................................      $49,923                                 $48,607
                                                      =======                                 =======
Interest-bearing liabilities:
 Interest-bearing demand deposits...............      $ 3,571            83        2.32%      $ 3,502            77         2.20%
 Certificates of deposit........................       22,169         1,238        5.58%       21,848         1,115         5.10%
 Savings deposits...............................       10,742           322        3.00%       10,294           308         2.99%
 Borrowed funds.................................          721            47        6.52%           --            --           --
                                                      -------        ------                   -------        ------
  Total interest-bearing liabilities...........        37,203         1,690        4.54%       35,644         1,500         4.21%
                                                      -------        ------                   -------        ------
Non-interest bearing liabilities................        3,829                                   3,600
                                                      -------                                 -------
 Total liabilities..............................       41,032                                  39,244
                                                      -------                                 -------
Stockholders' equity............................        8,891                                   9,363
                                                      -------                                 -------
 Total liabilities and stockholders' equity.....      $49,923                                 $48,607
                                                      =======                                 =======
Net interest income.............................                     $1,601                                  $1,522
                                                                     ======                                  ======
Interest rate spread(2).........................                                   2.39%                                    2.53%
Net yield on interest-earning assets(3).........                                   3.35%                                    3.36%
Ratio of average interest-earning assets to
  average interest-bearing liabilities..........                                 128.46%                                  127.11%

-------------
(1)  Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest- earning assets.
(4) Tax equivalent adjustments have been made to yields on securities that are exempt from federal income tax, assuming a tax rate of 34%.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest- bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume). Increases and decreases due to both rate and volume, which cannot be separated, have been allocated proportionally to the change due to volume and the change due to rate.


                                                    Year Ended December 31,
                                                 -------------------------------
                                                         2000 vs. 1999
                                                 -------------------------------
                                                      Increase (Decrease)
                                                             Due to
                                                 -------------------------------
                                                 Volume        Rate        Net
                                                 ------        ----        ---
                                                          (In Thousands)
Interest income:
Loans receivable ...........................      $ 242       $ (50)      $ 192
Mortgage-backed securities .................         89          (5)         84
Investment securities ......................        100           2         102
Other interest-earning assets ..............       (160)         51        (109)
                                                  -----       -----       -----
  Total interest-earning assets ............      $ 271       $  (2)      $ 269
                                                  -----       -----       -----
Interest expense:
 Interest-bearing demand deposits ..........      $   2       $   4       $   6
 Certificates of deposit ...................         16         107         123
 Savings deposits ..........................         13           1          14
 Borrowed funds ............................         --          47          47
                                                  -----       -----       -----
  Total interest-bearing liabilities .......      $  31       $ 159       $ 190
                                                  -----       -----       -----

Change in net interest income ..............      $ 240       $(161)      $  79
                                                  =====       =====       =====


         Based upon management's continuing evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors, the provision for loan losses increased $29,000 for the year ended December 31, 2000 as compared to the same period in 1999. This increase is primarily due to the growth in the loan portfolio. Management believes the allowance for loan losses is at a level that is considered to be adequate to provide for estimated losses; however, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amount.

         Noninterest income increased $230,000 to $434,000 for the year ended December 31, 2000 from $204,000 for the same period ended in 1999. The increase in noninterest income in fiscal 2000, primarily relates to increase in investment securities gains, net of $234,000. During the year, the Company sold FHLMC stock for a gain before taxes of $308,000.

         Noninterest expense decreased $136,000 or 8.4% to $1,490,000 for the year ended December 31, 2000 as compared to $1,626,000 for the same period ended 1999. Compensation and employee benefits decreased as a result of a reduction in the Company's net periodic pension cost offset by annual increases in employee salaries. Occupancy and equipment costs decreased due to a reduction in depreciation expense and cost savings obtained in the first quarter on annual equipment maintenance contracts. Professional services decreased due to a reduction in amount of such services utilized during fiscal 2000 as compared to fiscal 1999. Other operating expenses decreased due to management's continual efforts to promote efficiency and cost savings throughout the Company.

         Income tax expense for the year ended December 31, 2000 increased to $88,000 as a result of an increase in pre-taxable income, as well as the utilization of unused operating loss carryforwards in prior periods.

Liquidity and Capital Resources

         The primary sources of funds are deposits, repayment of loans, and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. While scheduled repayments of loans and mortgage- backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions, and competition. The Company uses its resources primarily to fund existing and future loan commitments, maturing certificates of deposit and demand deposit withdrawals, investments in other interest-earning assets, maintenance of necessary liquidity, and to meet operating expenses.

         Net cash provided by operating activities increased to $406,000 for the year ended December 31, 2000 from $158,000 for the same period ended 1999. This increase was primarily the result of an increase in net income offset by an increase in net investment securities gains.

         Net cash used for investing activities decreased to $5,186,000 for the year ended December 31, 2000 from $5,546,000 for the year ended December 31, 1999. This decrease was primarily attributable to a net decrease in activity used for investment and mortgage-backed securities of $3,735,000 while offset partially by an increase in cash used for net loans receivable of $1,759,000 and a decrease in certificates of deposit of $1,634,000.

         Net cash  provided  from our  financing  activities  for the year ended
December 31, 2000 increased to $3,202,000 from $1,360,000 for the same period ended 1999. This increase relates almost entirely to the proceeds from the Federal Home Loan Bank of $5,000,000 that was offset somewhat from a decline in deposits of $3,527,000.

[LOGO]
SNODGRASS
Certified Public Accountants and Consultants




                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Board of Directors and Stockholders
SFSB Holding Company

We have audited the accompanying consolidated balance sheet of SFSB Holding Company and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFSB Holding Company and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/S.R. Snodgrass, A.C.


Wexford, PA
February 16, 2001


S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344 Facsimile: 724-934-0345

                              SFSB HOLDING COMPANY
                           CONSOLIDATED BALANCE SHEET

                                                                                              December 31,
                                                                                        2000               1999
                                                                                  -----------------  -----------------
ASSETS
     Cash and due from banks                                                      $        541,525   $        908,791
     Interest-bearing deposits in other banks                                            2,946,420          4,156,884
                                                                                  -----------------  -----------------
     Cash and cash equivalents                                                           3,487,945          5,065,675

     Certificates of deposit in other banks                                                295,000          1,056,306
     Investment securities available for sale                                            2,954,871          2,960,757
     Investment securities held to maturity (market
       value of $8,470,064 and $9,446,780)                                               9,063,535          9,990,854
     Mortgage-backed securities available for sale                                       5,171,720          1,774,691
     Mortgage-backed securities held to maturity (market
       value of $10,252,897 and $9,979,691)                                             10,594,864         10,277,109
     Loans receivable (net of allowance for loan losses
       of $171,009 and $138,193)                                                        18,887,161         15,516,919
     Accrued interest receivable                                                           417,681            412,178
     Premises and equipment                                                              1,355,199          1,444,866
     Federal Home Loan Bank stock                                                          256,500            245,600
     Other assets                                                                           31,196             58,531
                                                                                  -----------------  -----------------
         TOTAL ASSETS                                                             $     52,515,672   $     48,803,486
                                                                                  =================  =================
LIABILITIES
     Deposits                                                                     $     37,942,034   $     39,411,665
     FHLB advances                                                                       5,000,000                  -
     Advances by borrowers for taxes and insurance                                         116,499            112,058
     Accrued interest payable and other liabilities                                        426,085            388,937
                                                                                  -----------------  -----------------
         TOTAL LIABILITIES                                                              43,484,618         39,912,660
                                                                                  -----------------  -----------------
COMMITMENTS AND CONTINGENCIES                                                                    -                  -

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 1,000,000 shares
       authorized; none issued and outstanding                                                   -                  -
     Common stock, par value $.10 per share; 4,000,000
       shares authorized; 726,005 issued                                                    72,600             72,600
     Additional paid-in capital                                                          6,676,810          6,695,656
     Retained earnings - substantially restricted                                        3,506,353          3,180,278
     Accumulated other comprehensive income                                                293,328            308,907
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                                              (406,560)          (464,640)
     Unallocated shares held by Restricted Stock Plan (RSP)                               (201,431)          (232,413)
     Treasury stock, at cost (100,200 and 67,300 shares)                                  (910,046)          (669,562)
                                                                                  -----------------  -----------------
         TOTAL STOCKHOLDERS' EQUITY                                                      9,031,054          8,890,826
                                                                                  -----------------  -----------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $     52,515,672   $     48,803,486
                                                                                  =================  =================

See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                        Year Ended December 31,
                                                                                        2000               1999
                                                                                 -----------------  -----------------
INTEREST INCOME
     Loans receivable                                                           $        1,346,031   $      1,153,958
     Interest-bearing deposits in other banks                                              242,744            352,101
     Investment securities:
         Taxable                                                                           779,589            658,843
         Exempt from federal income tax                                                     43,125             62,619
     Mortgage-backed securities                                                            878,987            795,148
                                                                                  -----------------  -----------------
         Total interest income                                                           3,290,476          3,022,669
                                                                                  -----------------  -----------------
INTEREST EXPENSE
     Deposits                                                                            1,642,654          1,500,349
     FHLB advances                                                                          46,984                  -
                                                                                  -----------------  -----------------
         Total interest expense                                                          1,689,638          1,500,349
                                                                                  -----------------  -----------------
NET INTEREST INCOME                                                                      1,600,838          1,522,320

     Provision for loan losses                                                              39,000             10,000
                                                                                  -----------------  -----------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                      1,561,838          1,512,320
                                                                                  -----------------  -----------------
NONINTEREST INCOME
     Service fees on deposit accounts                                                      124,659            127,900
     Investment securities gains, net                                                      281,496             47,810
     Other                                                                                  27,649             28,530
                                                                                  -----------------  -----------------
         Total noninterest income                                                          433,804            204,240
                                                                                  -----------------  -----------------
NONINTEREST EXPENSE
     Compensation and employee benefits                                                    762,836            838,006
     Occupancy and equipment                                                               204,369            225,631
     Data processing                                                                       222,344            227,553
     Professional services                                                                  73,130             88,436
     Other                                                                                 227,115            246,097
                                                                                  -----------------  -----------------
         Total noninterest expense                                                       1,489,794          1,625,723
                                                                                  -----------------  -----------------
     Income before income taxes                                                            505,848             90,837
     Income taxes                                                                           87,896                  -
                                                                                  -----------------  -----------------
NET INCOME                                                                        $        417,952   $         90,837
                                                                                  =================  =================
EARNINGS PER SHARE:
         Basic                                                                    $           0.72   $           0.15
         Diluted                                                                  $           0.72   $           0.15

See accompanying notes to the consolidated financial statements.

                                       SFSB HOLDING COMPANY
                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         Accumu-
                                                         lated     Unallo-     Unallo-
                                                         Other     cated       cated                     Total
                                 Additional              Compre-   Shares      Shares                    Stock
                         Common   Paid-in    Retained    hensive   Held by     Held by      Treasury    holders'      Comprehensive
                         Stock    Capital    Earnings    Income     ESOP         RSP          Stock      Equity       Income (Loss)
                        -------  ----------  ----------  --------  --------- ------------  ----------  ------------  ---------------
Balance,
  December 31, 1998     $72,600  $6,701,193  $3,123,127  $608,832  $(522,720)  $(261,914)  $        -  $9,721,118

Net income                                       90,837                                                    90,837      $   90,837
Other
comprehensive
loss:
  Unrealized loss
  on available
  for sale
  securities,
  net of
  reclassification
  adjustment,
  net of tax
  benefit of
  $154,507                                               (299,925)                                       (299,925)       (299,925)
                                                                                                                        ---------
Comprehensive loss                                                                                                      $(209,088)
                                                                                                                        =========
ESOP shares released                 (5,537)                          58,080                               52,543
RSP shares released                                                               29,501                   29,501
Cash dividends
  ($.05 per share)                              (33,686)                                                  (33,686)
Purchase treasury stock                                                                      (669,562)   (669,562)
                        -------  ----------  ----------  --------  ---------   ---------    ---------  ----------
Balance,
  December 31, 1999      72,600   6,695,656   3,180,278   308,907   (464,640)   (232,413)    (669,562)  8,890,826

Net income                                      417,952                                                   417,952       $ 417,952
Other comprehensive
loss:
  Unrealized loss
    on available
    for sale
    securities,
    net of
    reclassification
    adjustment,
    net of tax
    benefit of $8,026                                     (15,579)                                        (15,579)        (15,579)
                                                                                                                        ---------
Comprehensive income                                                                                                    $ 402,373
                                                                                                                        =========
ESOP shares released                (18,846)                          58,080                               39,234
RSP shares released                                                               30,982                   30,982
Cash dividends
  ($.15 per share)                              (91,877)                                                  (91,877)
Purchase treasury
  stock                                                                                      (240,484)   (240,484)
                        -------  ----------  ----------  --------  ---------   ---------   ----------  ----------
Balance,
  December 31, 2000     $72,600  $6,676,810  $3,506,353  $293,328  $(406,560)  $(201,431)  $ (910,046) $9,031,054
                        =======  ==========  ==========  ========  =========   =========   ==========  ==========

                                                            2000         1999
                                                         ----------   ----------
 Components of comprehensive income (loss):
     Change in net unrealized gain (loss) on
       investment securities available for sale          $  170,208   $(268,370)
     Realized gains included in net income, net
       of taxes $95,709 and $16,255                        (185,787)    (31,555)
                                                         ----------   ---------
 Total                                                   $  (15,579)  $(299,925)
                                                         ==========   =========

See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       Year Ended December 31,
                                                                                       2000               1999
                                                                                 -----------------  -----------------
OPERATING ACTIVITIES
     Net income                                                                  $        417,952   $         90,837
     Adjustments to reconcile net income to
       net to cash provided by operating activities:
         Provision for loan losses                                                         39,000             10,000
         Depreciation                                                                      98,900            119,097
         Investment securities gains, net                                                (281,496)           (47,810)
         Deferred income taxes                                                            (63,820)           (39,149)
         Increase in accrued interest receivable                                          (5,503)           (104,359)
         Amortization of ESOP and RSP unearned compensation                                70,216             82,044
         Other, net                                                                       130,346             47,424
                                                                                 -----------------  -----------------
         Net cash provided by operating activities                                        405,595            158,084
                                                                                 -----------------  -----------------
INVESTING ACTIVITIES
     Net decrease in certificates of deposit in other banks                               761,306          2,395,369
     Investment securities available for sale:
         Purchases                                                                        (71,691)        (1,850,832)
         Proceeds from sales                                                              335,657            550,034
         Maturities and repayments                                                              -              7,046
     Investment securities held to maturity:
         Purchases                                                                              -         (6,800,000)
         Maturities and repayments                                                        928,519          1,197,911
     Mortgage-backed securities available for sale:
         Purchases                                                                     (4,018,107)                 -
         Maturities and repayments                                                        618,918            455,796
     Mortgage-backed securities held to maturity:
         Purchases                                                                     (2,007,696)        (2,500,100)
         Maturities and repayments                                                      1,696,695          2,687,792
     Net increase in loans receivable                                                  (3,409,242)        (1,650,481)
     Purchase of Federal Home Loan Bank stock                                             (10,900)           (27,500)
     Purchase of premises and equipment, net                                               (9,233)           (11,351)
                                                                                 -----------------  -----------------
         Net cash used for investing activities                                        (5,185,774)        (5,546,316)
                                                                                 -----------------  -----------------
FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                               (1,469,631)         2,057,495
     Net increase in advances by borrowers
       for taxes and insurance                                                              4,441              5,407
     Proceeds from FHLB advances                                                        5,000,000                  -
     Purchase of treasury stock                                                          (240,484)          (669,562)
     Cash dividends paid                                                                  (91,877)           (33,686)
                                                                                 -----------------  -----------------
         Net cash provided by financing activities                                      3,202,449          1,359,654
                                                                                 -----------------  -----------------
         Decrease in cash and cash equivalents                                         (1,577,730)        (4,028,578)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                          5,065,675          9,094,253
                                                                                 -----------------  -----------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $      3,487,945   $      5,065,675
                                                                                 =================  =================

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

The consolidated financial statements of the Company include the accounts of the Bank. All intercompany transactions have been eliminated in consolidation. The investment in the subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets of the Bank.

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

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents are defined as those amounts included in the consolidated balance sheet captions Cash and due from banks and Interest-bearing deposits in other banks.

Cash payments for interest in 2000 and 1999 were $1,640,377 and $1,494,672, respectively. Cash payments for income taxes amounted to $34,303 in 2000 and $43,033 in 1999.

Pending Accounting Pronouncements
---------------------------------

Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), as amended by Financial Accounting Standards Board Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of Statement No. 133" (Statement No. 138), is effective in 2001, and requires measuring and recording the change in fair value of derivative instruments. Statement No. 133 is not expected to materially affect the Company's financial position or results of operations.

In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement replaces FASB Statement No. 125 and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 140 are effective for transactions occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of Statement No. 140 is not expected to have a material impact on financial position or results of operations.

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

                                                 2000              1999
                                            ----------------  ----------------

Weighted-average common shares                      726,005           726,005
  outstanding

Average treasury stock shares                       (80,157)          (26,386)

Average unearned ESOP and RSP shares                (65,873)          (75,087)
                                            ----------------  ----------------
Weighted-average common shares and
  common stock equivalents used to
  calculate basic earnings per share                579,975           624,532

Additional common stock equivalents
  (stock options) used to calculate
  diluted earnings per share                             -                 -
                                            ----------------  ----------------
Weighted-average common shares and
  common stock equivalents used
  to calculate diluted earnings per share           579,975           624,532
                                            ================  ================

3.    INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities available for sale and held to maturity are summarized as follows:

                                                                            2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Available for Sale
U.S. Government agency
  securities                             $        500,000   $              -   $        (18,125)   $        481,875
Mutual funds                                    1,992,146                  -           (123,550)          1,868,596
Federal Home Loan Mortgage
  Corporation common stock                          9,700            594,700                  -             604,400
                                         -----------------  -----------------  -----------------   -----------------
               Total                     $      2,501,846   $        594,700   $       (141,675)   $      2,954,871
                                         =================  =================  =================   =================
Held to Maturity
U.S. Government agency
  securities                             $      8,079,240   $              -   $       (589,460)   $      7,489,780
Obligations of states and
  political subdivisions                          984,295             18,872            (22,883)            980,284
                                         -----------------  -----------------  -----------------   -----------------
               Total                     $      9,063,535   $         18,872   $       (612,343)   $      8,470,064
                                         =================  =================  =================   =================

                                                                          1999
                                      ------------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Available for Sale
U.S. Government agency
  securities                             $        500,000   $              -   $        (16,405)   $        483,595
Mutual funds                                    1,969,766                  -           (206,979)          1,762,787
Federal Home Loan Mortgage
  Corporation common stock                         14,550            699,825                  -             714,375
                                         -----------------  -----------------  -----------------   -----------------
               Total                     $      2,484,316   $        699,825   $       (223,384)   $      2,960,757
                                         =================  =================  =================   =================
Held to Maturity
U.S. Government agency
  securities                             $      8,807,759   $            305   $       (553,825)   $      8,254,239
Obligations of states and
  political subdivisions                        1,183,095             28,001            (18,555)          1,192,541
                                         -----------------  -----------------  -----------------   -----------------
               Total                     $      9,990,854   $         28,306   $       (572,380)   $      9,446,780
                                         =================  =================  =================   =================

The amortized cost and estimated market value of investments in debt securities at December 31, 2000, by contractual maturity, are shown below.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------  -------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         -----------------  -----------------  -----------------   -----------------
     Due after one year through
       five years                        $              -   $              -   $      1,638,579    $      1,581,076
     Due after five years through
       ten years                                        -                  -          1,675,000           1,583,857
     Due after ten years                          500,000            481,875          5,749,956           5,305,131
                                         -----------------  -----------------  -----------------   -----------------
                    Total                $        500,000   $        481,875   $      9,063,535    $      8,470,064
                                         =================  =================  =================   =================

Proceeds from the sales of investment securities available for sale and the gross realized gains and losses on those sales for the years ended December 31, are as follows:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Proceeds from sales                                                       $        335,657    $        550,034
     Gross gains                                                                        307,650              48,892
     Gross losses                                                                        26,154               1,082

4.    MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities available for sale and held to maturity are summarized as follows:

                                                                            2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Available for Sale
Federal Home Loan
   Mortgage Corporation                  $      1,136,907   $              -   $       (23,101)    $      1,113,806
Federal National Mortgage
   Association                                  4,043,401             15,990            (1,477)           4,057,914
                                         -----------------  -----------------  -----------------   -----------------
                    Total                $      5,180,308   $         15,990   $       (24,578)    $      5,171,720
                                         =================  =================  =================   =================
Held to Maturity
Government National
    Mortgage Association                 $      5,610,379   $          6,820   $      (260,509)    $      5,356,690
Federal Home Loan
   Mortgage Corporation                         2,604,395              3,364           (30,859)           2,576,900
Federal National Mortgage
   Association                                  2,380,090              2,030           (62,813)           2,319,307
                                         -----------------  -----------------  -----------------   -----------------
                    Total                $     10,594,864   $         12,214   $      (354,181)    $     10,252,897
                                         =================  =================  =================   =================

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
                                         =================  =================  =================   =================

The amortized cost and estimated market value of mortgage-backed securities at December 31, 2000, by contractual maturity, are shown below. Mortgage-backed securities provide for periodic payments of principal and interest. Due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------  -------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         -----------------  -----------------  -----------------   -----------------
     Due within one year                 $              -   $              -   $         99,445    $         98,801
     Due after one year through
       five years                                       -                  -            440,346             434,452
     Due after five years through
       ten years                                        -                  -          1,580,697           1,555,046
     Due after ten years                        5,180,308          5,171,720          8,474,376           8,164,598
                                         -----------------  -----------------  -----------------   -----------------
                    Total                $      5,180,308 $        5,171,720 $       10,594,864 $        10,252,897
                                         =================  =================  =================   =================

5.    LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                                     2000                1999
                                                                               -----------------   -----------------
Mortgage loans:
     1 - 4 family                                                              $     11,223,839    $      9,313,408
     Home equity                                                                      5,584,890           4,503,928
     Multi-family                                                                        96,580             103,165
     Commercial                                                                       1,611,706           1,212,819
                                                                               -----------------   -----------------
                                                                                     18,517,015          15,133,320
                                                                               -----------------   -----------------
Consumer loans:
     Share loans                                                                        224,422             270,690
     Other                                                                              316,733             251,102
                                                                               -----------------   -----------------
                                                                                        541,155             521,792
                                                                               -----------------   -----------------
                                                                                     19,058,170          15,655,112
Less:
     Allowance for loan losses                                                          171,009             138,193
                                                                               -----------------   -----------------
                    Total                                                      $     18,887,161    $     15,516,919
                                                                               =================   =================

The Company's primary business activity is with customers located within its local trade area. Commercial, residential, and personal loans are granted. Although the Company has a diversified loan portfolio at December 31, 2000 and 1999, the repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Balance, January 1,                                                       $        138,193    $        128,193

     Loans charged off                                                                   (6,320)                  -
     Recoveries                                                                             136                   -
                                                                               -----------------   -----------------
     Net loans charged off                                                               (6,184)                  -
     Provision for loan losses                                                           39,000              10,000
                                                                               -----------------   -----------------
     Balance, December 31,                                                     $        171,009    $        138,193
                                                                               =================   =================

The Company had nonaccrual loans of $233,225 and $119,248 at December 31, 2000 and 1999, respectively, which in management's opinion did not meet the definition of impaired. Interest income on loans would have been increased by $9,354 and $2,702, respectively, if these loans had performed in accordance with their original terms.

In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with loan aggregate balances in excess of $60,000 for the year ended December 31, 2000 is as follows:

          1999            Additions          Repayments             2000
    -----------------  -----------------  -----------------   -----------------

    $        422,887   $              -   $         26,918    $         395,969

6.    ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Interest-bearing deposits in other banks                                  $         15,442    $         39,353
     Investment securities                                                              177,179             188,928
     Mortgage-backed securities                                                         112,669              90,626
     Loans receivable                                                                   112,391              93,271
                                                                               -----------------   -----------------
                  Total                                                        $        417,681    $        412,178
                                                                               =================   =================

7.    PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Land and improvements                                                     $        422,182    $        422,182
     Buildings and improvements                                                       1,147,671           1,147,671
     Furniture and equipment                                                            682,091             672,858
                                                                               -----------------   -----------------
                                                                                      2,251,944           2,242,711
     Less accumulated depreciation                                                      896,745             797,845
                                                                               -----------------   -----------------
                    Total                                                      $      1,355,199    $      1,444,866
                                                                               =================   =================

Depreciation expense for the years ended December 31, 2000 and 1999 was $98,900 and $119,097, respectively.

8.    FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the FHLB System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than the greater of one percent of its outstanding home loans or five percent of its outstanding notes payable to the FHLB of Pittsburgh as calculated at December 31 of each year.

9.    DEPOSITS

Comparative details of deposits are as follows:

                                                     2000                                      1999
                                      ------------------------------------     -------------------------------------
                                           Amount               %                   Amount                %
                                      -----------------  -----------------     -----------------   -----------------
Noninterest-bearing                   $      3,327,613                8.8 %    $      2,900,612                 7.4 %
                                      -----------------  -----------------     -----------------   -----------------
Interest-bearing:
     Savings                                10,858,576               28.6            10,238,517                26.0
     NOW checking                            2,515,955                6.6             2,214,461                 5.6
     Money market                            1,043,659                2.8             1,238,518                 3.1
                                      -----------------  -----------------     -----------------   -----------------
                                            14,418,190               38.0            13,691,496                34.7
                                      -----------------  -----------------     -----------------   -----------------
Time certificates of deposit:
     4.00 - 5.99%                            7,684,895               20.2            22,616,994                57.4
     6.00 - 7.99%                           12,511,336               33.0               202,563                 0.5
                                      -----------------  -----------------     -----------------   -----------------
                                            20,196,231               53.2            22,819,557                57.9
                                      -----------------  -----------------     -----------------   -----------------
               Total                  $     37,942,034              100.0 %    $     39,411,665               100.0 %
                                      =================  =================     =================   =================

The aggregate  amount of certificates of deposit with a minimum  denomination of
$100,000  was   $2,112,048  and  $2,663,513  at  December  31,  2000  and  1999,
respectively. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of time certificates of deposit as of December 31, 2000 are as follows:

     Within one year                                                                               $     16,193,802
     Beyond one year but within three years                                                               3,520,619
     Beyond three years but within five years                                                               481,810
                                                                                                   -----------------
              Total                                                                                $     20,196,231
                                                                                                   =================

Interest expense by deposit category for the years ended December 31, is as follows:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Savings                                                                   $        321,670    $        308,124
     NOW and money market                                                                82,512              77,440
     Time certificates of deposit                                                     1,238,472           1,114,785
                                                                               -----------------   -----------------
              Total                                                            $      1,642,654    4      1,500,349
                                                                               =================   =================

10.   FHLB ADVANCES

A schedule of advances from the FHLB by maturity as of December 31, is summarized as follows:

                                    Interest
              Maturity                Rate                   2000
     ----------------------------  ------------        -----------------
     November 13, 2001                6.52%            $      2,000,000
     November 10, 2003                6.59%                   3,000,000
                                                       -----------------
                                                       $      5,000,000
                                                       =================

The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. At December 31, 2000, the Bank's maximum borrowing capacity with the FHLB was approximately $29 million. At December 31, 1999, there were no outstanding borrowings.

11.   INCOME TAXES

The components of the income tax benefit for the years ended December 31, are summarized as follows:

                                                                                     2000                1999
                                                                               -----------------   -----------------
Current payable:
     Federal                                                                   $        151,716    $        39,149
     State                                                                                    -                   -
                                                                               -----------------   -----------------
                                                                                        151,716              39,149
Deferred federal taxes                                                                   28,025             (32,910)
Change in valuation allowance                                                           (91,845)             (6,239)
                                                                               -----------------   -----------------
                         Total                                                 $         87,896    $              -
                                                                               =================   =================

The  following  temporary   differences  gave  rise  to  the  net  deferred  tax
liabilities:

                                                                                     2000                1999
                                                                               -----------------   -----------------
Deferred tax assets:
     Allowance for loan losses                                                 $         58,143    $         46,986
     Premises and equipment                                                              34,628              24,190
     Pension liability                                                                      605              29,808
     Deferred compensation                                                               68,699              63,089
     State net operating loss carryforward                                                1,667              43,494
                                                                               -----------------   -----------------
                    Total gross deferred tax assets                                     163,742             207,567
                    Less valuation allowance                                                  -              91,845
                                                                               -----------------   -----------------
                          Net deferred tax assets                                       163,742             115,722
                                                                               -----------------   -----------------
Deferred tax liabilities:
     Net unrealized gain on securities                                                  151,109             159,134
     Deferred loan origination fees, net                                                  6,724               3,580
     Excess tax bad debt reserve                                                          9,661              14,492
     Other                                                                                    -              14,113
                                                                               -----------------   -----------------
                    Total gross deferred tax liabilities                                167,494             191,319
                                                                               -----------------   -----------------
                          Net deferred tax liabilities                         $         (3,752)   $        (75,597)
                                                                               =================   =================

The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

                                                     2000                                      1999
                                      ------------------------------------     -------------------------------------
                                                               % of                                      % of
                                                             Pre-tax                                   Pre-tax
                                           Amount             Income                Amount              Income
                                      -----------------  -----------------     -----------------   -----------------
Federal income tax at
  statutory rate                      $        171,988               34.0 %    $         30,885                34.0 %
Tax-exempt income                              (25,687)              (5.1)              (32,310)              (35.6)
Nondeductible interest to
  carry tax-exempt assets                        6,453                1.3                 7,084                 7.8
Valuation allowance                            (48,351)              (9.5)               (2,121)               (2.3)
Other                                          (16,507)              (3.3)               (3,538)               (3.9)
                                      -----------------  -----------------     -----------------   -----------------
     Actual tax benefit
       and effective rate             $         87,896               17.4 %    $              -                   - %
                                      =================  =================     =================   =================

On August 20, 1996, The Small Business Job Protections Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to January 1, 1988 be exempt from recapture. The recapture tax will be paid over six years beginning with the 1997 tax year. Subject to prevailing corporate tax rate, the Association owes $9,661 in federal income taxes at December 31, 2000, which is reflected as a deferred tax liability.

The Company is subject to the Pennsylvania Mutual Thrift Institution's tax which is calculated at 11.5 percent of earnings based on generally accepted accounting principles with certain adjustments.

The Company has available at December 31, 2000, $14,496 of unused state operating loss carryforwards that may be applied against future taxable income and that expire from 2001 to 2002.

12.   EMPLOYEE BENEFITS

Defined Benefit Plan
--------------------

The Bank sponsors a trusteed, defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank's funding policy is to make annual contributions as needed based upon the funding formula developed by the plan's actuary. There has been a plan curtailment during the period due to the recognition of freezing benefit accruals as of December 31, 2000, due to a proposed plan termination.

--------------------

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Plan assets at fair value, beginning of year                              $        816,532    $        759,462
     Actual return (loss) on plan assets                                                 59,654             (22,102)
     Employer contribution                                                               86,901              97,141
     Benefits paid                                                                      (19,921)            (17,969)
                                                                               -----------------   -----------------
     Plan assets at fair value, end of year                                             943,166             816,532
                                                                               -----------------   -----------------
     Benefit obligation, beginning of year                                            1,130,172           1,260,673
     Service cost                                                                        61,046              73,347
     Interest cost
                                                                                         72,877              68,843
     Actuarial adjustments                                                             (299,229)           (254,722)
     Benefits paid                                                                      (19,921)            (17,969)
                                                                               -----------------   -----------------
     Benefit obligation, end of year                                                    944,945           1,130,172
                                                                               -----------------   -----------------

     Funded status                                                                       (1,779)           (313,640)
     Unrecognized prior service costs                                                         -               1,459
     Transition adjustment                                                                    -              15,855
     Unrecognized net loss from past experience
       different from that assumed                                                            -             208,656
                                                                               -----------------   -----------------

     Accrued pension liability                                                 $         (1,779)   $        (87,670)
                                                                               =================   =================

The plan assets are invested primarily in stocks and bonds under the control of the plan's trustees as of December 31, 2000.

Assumptions used in the accounting for the defined benefit plan are as follows:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Discount rate                                                                   6.00%               6.50%
     Expected return on plan assets                                                  7.00%               7.00%
     Rate of compensation increase                                                   4.62%               4.69%

The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

--------------------

Net periodic pension cost includes the following components:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Service cost of the current period                                        $         61,046    $         73,347
     Interest cost on projected benefit obligation                                       72,877              68,843
     Actual (return) loss on plan assets                                                (59,654)             22,102
     Net amortization and deferral                                                        7,949             (58,816)
     Effect of plan termination                                                         (81,208)                  -
                                                                               -----------------   -----------------
     Net periodic pension cost                                                 $          1,010    $        105,476
                                                                               =================   =================

Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Company maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a five-year period to non-officer members of the Board of Directors who have completed five or more years of service. The Company incurred no expense in 2000 or 1999 relating to this plan.

Executive Officers
------------------

The Company maintains a Supplemental Retirement Plan for the executive officers of the Company for the purpose of providing executive officers with supplemental post-retirement benefits for life in addition to those provided under the Company's pension plan for all eligible employees. Expenses for the years ended December 31, 2000 and 1999 amounted to $16,500 and $43,185 and are included as a component of compensation and employee benefits.

The assumptions of 6.50 percent and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the executive officers.

Employee Stock Ownership Plan ("ESOP")
--------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company or its subsidiary and attained age 21. The ESOP trust purchased 58,080 shares of common stock since the date of conversion with proceeds from a loan from SFSB Holding Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make required loan payments to the Company. The loan bears an interest rate of 8.50 percent with interest payable quarterly and principal payable in equal quarterly installments over ten years. The loan is secured by the shares of stock.

As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $40,416 and $52,543 for the years ended December 31, 2000 and 1999, respectively.

--------------------------------------

The following table presents the components of the ESOP shares:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Allocated shares                                                                    11,616               5,808

     Shares released for allocation                                                       5,808               5,808

     Shares distributed                                                                       -                (281)

     Unreleased shares                                                                   40,656              46,464
                                                                               -----------------   -----------------
     Total ESOP shares                                                                   58,080              57,799
                                                                               =================   =================
     Fair value of unreleased shares                                           $        300,041    $        365,904
                                                                               =================   =================

Stock Option Plan
-----------------

The Company maintains a stock option plan for directors, officers, and employees. An aggregate of 72,600 shares of authorized but unissued common stock of the Company are reserved for future issuance under this plan. The stock options typically have expiration terms of ten years subject to certain extensions and terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted.

The following table presents share data related to the outstanding options:

                                                               Weighted-                              Weighted-
                                                                average                                average
                                                                Exercise                               Exercise
                                               2000              Price               1999               Price
                                         -----------------  -----------------  -----------------   -----------------
     Outstanding, January 1                        54,450   $           9.25             54,450    $           9.25
          Granted                                       -                                     -                   -
          Exercised                                     -                                     -                   -
          Forfeited                                     -                                     -                   -
                                         -----------------                     -----------------
     Outstanding, December 31                      54,450               9.25             54,450                9.25
                                         =================                     =================
     Exercisable, December 31                      21,780               9.25             10,890                9.25
                                         =================                     =================

-----------------

The following table summarizes the characteristics of stock options outstanding at December 31, 2000:

                    Outstanding                             Exercisable
     ------------------------------------------      ---------------------------
                                     Average                         Average
                      Average       Exercise                         Exercise
       Shares           Life          Price           Shares          Price
     ------------    -----------   ------------      ----------    -------------

       54,450           7.83         $ 9.25           21,780          $ 9.25

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions which can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2000: (1) expected dividend yield of 2.0 percent; (2) risk-free interest rate of 6.5 percent; (3) expected volatility of 26.0 percent; and (4) expected life of 7.83 years.

The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock, basic and diluted net income per common share, for the year ended December 31, 2000 and 1999 would have been as follows:

                                                                                         2000              1999
                                                                                    ----------------  ----------------
    Net income applicable to common stock:
       As reported                                                                  $       417,952   $        90,837
       Pro forma                                                                            400,939            65,503
    Basic net income per common share:
       As reported                                                                  $          0.72   $          0.15
       Pro forma                                                                               0.69              0.10
    Diluted net income per common share:
       As reported                                                                  $          0.72   $          0.15
       Pro forma                                                                               0.69              0.10

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

-----------------------------

In 1998, the Trust purchased, with funds contributed by the Company, 29,040 shares of the common stock of the Company, of which 7,250 shares were issued to directors, 13,940 shares were issued to officers and employees, and 7,850 shares remain unissued as of December 31, 2000. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

The Company granted a total of 21,200 shares of common stock on October 20, 1998. All plan share awards granted are earned at a rate of 20 percent one year after the date of grant and 20 percent annually thereafter. The unearned RSP shares are excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Net compensation expense attributable to the RSPs amounted to $40,130 and $40,236 for the years ended December 31, 2000 and 1999, respectively.

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

The off-balance sheet commitments were comprised of the following:

                                                2000                1999
                                          -----------------   -----------------
     Commitments to extend credit:
         One-to-four family               $        723,082    $      1,135,209

The Company's commitments to fund future fixed rate loans at December 31, 2000 ranged from 7.75 percent to 9.25 percent.

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

As of December 31, 2000 and 1999, the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, Tier 1 Leverage capital, and Tangible equity capital ratios must be at least 10.0 percent, 6.0 percent, 5.0 percent, and 1.5 percent, respectively.

The actual capital ratios are presented in the following tables, which show that both the Company and the Bank met all regulatory capital requirements.

The following table reconciles the Company's capital under generally accepted accounting principles to regulatory capital.

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Total capital                                                             $      9,031,054    $      8,890,826
     Unrealized gain on securities
       available for sale                                                              (293,328)           (308,907)
                                                                               -----------------   -----------------
     Tier I, core, and tangible capital                                               8,737,726           8,581,919
     Allowance for loan losses                                                          171,009             138,193
     Unrealized gain on equity securities                                               212,018             314,921
                                                                               -----------------   -----------------
     Risk-based capital                                                        $      9,120,753    $      9,035,033
                                                                               =================   =================

-------------------------------

Actual capital levels of the Company and minimum required levels are as follows:

                                                       2000                                     1999
                                       -------------------------------------     ------------------------------------
                                            Amount              Ratio                 Amount             Ratio
                                       -----------------   -----------------     -----------------  -----------------
Total Capital
  (to Risk-weighted Assets)
  -------------------------
Actual                                 $      9,120,753                42.3 %    $      9,035,033               48.1 %
For Capital Adequacy Purposes                 1,725,144                 8.0             1,506,616                8.0
To Be Well Capitalized                        2,156,430                10.0             1,883,269               10.0

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                                 $      8,737,726                40.5 %    $      8,581,919               45.7 %
For Capital Adequacy Purposes                   862,572                 4.0               753,308                4.0
To Be Well Capitalized                        1,293,858                 6.0             1,129,962                6.0

Core Capital
  (to Adjusted Assets)
  --------------------

Actual                                 $      8,737,726                16.7 %    $      8,581,919               17.6 %
For Capital Adequacy Purposes                 1,569,586                 3.0             1,953,218                4.0
To Be Well Capitalized                        2,615,976                 5.0             2,441,523                5.0

Tangible Capital
  (to Adjusted Assets)
  --------------------

Actual                                 $      8,737,726                16.7 %    $      8,581,919               17.6 %
For Capital Adequacy Purposes                   784,793                 1.5               732,457                1.5
To Be Well Capitalized                              N/A                 N/A                   N/A                N/A


-------------------------------

Actual capital levels of the Bank and minimum required levels are as follows:

                                                       2000                                     1999
                                       -------------------------------------     ------------------------------------
                                            Amount              Ratio                 Amount             Ratio
                                       -----------------   -----------------     -----------------  -----------------
Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                                 $      7,482,955                35.1 %    $      7,108,989               38.2 %
For Capital Adequacy Purposes                 1,705,200                 8.0             1,489,920                8.0
To Be Well Capitalized                        2,131,500                10.0             1,862,400               10.0

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                                 $      7,096,052                33.3 %    $      6,655,875               35.7 %
For Capital Adequacy Purposes                   852,600                 4.0               744,960                4.0
To Be Well Capitalized                        1,278,900                 6.0             1,117,440                6.0

Core Capital
  (to Adjusted Assets)
  --------------------

Actual                                 $      7,096,052                13.6 %    $      6,655,875               13.8 %
For Capital Adequacy Purposes                 1,561,894                 3.0             1,933,681                4.0
To Be Well Capitalized                        2,603,156                 5.0             2,417,101                5.0

Tangible Capital
  (to Adjusted Assets)
  --------------------

Actual                                 $      7,096,052                13.6 %    $      6,655,875               13.8 %
For Capital Adequacy Purposes                   780,947                 1.5               725,130                1.5
To Be Well Capitalized                              N/A                 N/A                   N/A                N/A

Prior to the  enactment of the Small  Business Job  Protection  Act discussed in
Note 11, the Bank accumulated approximately $975,000 of retained earnings at December 31, 2000, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

15.   FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                                        2000                                   1999
                                         ------------------------------------  -------------------------------------
                                             Carrying             Fair             Carrying              Fair
                                              Value              Value              Value               Value
                                         -----------------  -----------------  -----------------   -----------------
Financial assets:
     Cash and due from banks,
        interest-bearing deposits
        in other banks, and
        certificates of deposits
        in other banks                   $      3,782,945   $      3,782,945   $      6,121,981    $      6,121,981
     Investment securities:
        Available for sale                      2,954,871          2,954,871          2,960,757           2,960,757
        Held to maturity                        9,063,535          8,470,064          9,990,854           9,446,780
     Mortgage-backed securities:
        Available for sale                      5,171,720          5,171,720          1,774,691           1,774,691
        Held to maturity                       10,594,864         10,252,897         10,277,109           9,979,691
     Loans receivable                          18,887,161         19,199,374         15,516,919          15,224,425
     Accrued interest receivable                  417,681            417,681            412,178             412,178
     FHLB stock                                   256,500            256,500            245,600             245,600
                                         -----------------  -----------------  -----------------   -----------------
        Total                            $     51,129,277   $     50,506,052   $     47,300,089    $     46,166,103
                                         =================  =================  =================   =================
Financial liabilities:
     Deposits                            $     37,942,034   $     37,970,034   $     39,411,665    $     39,246,665
     FHLB advances                              5,000,000          5,056,000                  -                   -
     Advances by borrowers
        for taxes and insurance                   116,499            116,499            112,058             112,058
     Accrued interest payable                      54,938             54,938              5,677               5,677
                                         -----------------  -----------------  -----------------   -----------------
        Total                            $     43,113,471   $     43,197,471   $     39,529,400    $     39,364,400
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

16.   PARENT COMPANY

The following are condensed financial statements for the Company.


                             CONDENSED BALANCE SHEET

                                                                                     2000               1999
                                                                                ----------------  -----------------
ASSETS
     Cash and due from banks                                                    $     1,610,191   $      1,797,138
     Certificates of deposit in other banks                                                   -             99,000
     Investment securities available for sale                                           225,600            208,694
     Investment in subsidiary bank                                                    6,988,507          6,528,535
     Loan receivable from ESOP trust                                                    406,560            464,640
     Other assets                                                                        23,202             38,734
                                                                                ----------------  -----------------

TOTAL ASSETS                                                                    $     9,254,060   $      9,136,741
                                                                                ================  =================
LIABILITIES AND STOCKHOLDERS' EQUITY
     Restricted stock plan payable                                              $       201,431   $        232,413
     Other liabilities                                                                   21,575             13,502
     Stockholders' equity                                                             9,031,054          8,890,826
                                                                                ----------------  -----------------
TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                                                       $     9,254,060   $      9,136,741
                                                                                ================  =================

                          CONDENSED STATEMENT OF INCOME

                                                                                     2000               1999
                                                                                ----------------  -----------------
INCOME
     Interest income                                                            $        42,170   $         47,186

EXPENSES                                                                                 64,395             66,533
                                                                                ----------------  -----------------
Loss before equity in undistributed net income of subsidiary                            (22,225)           (19,347)

Equity in undistributed net income of subsidiary                                        440,177            110,184
                                                                                ----------------  -----------------
NET INCOME                                                                      $       417,952   $         90,837
                                                                                ================  =================

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                     2000               1999
                                                                                ----------------  -----------------
OPERATING ACTIVITIES
    Net income                                                                  $       417,952   $         90,837
    Adjustments to reconcile net income to net cash used
      for operating activities:
         Equity in undistributed net income of subsidiary                              (440,177)          (110,184)
         Other, net                                                                      (6,940)          (107,160)
                                                                                ----------------  -----------------
                    Net cash used for operating activities                              (29,165)          (126,507)
                                                                                ----------------  -----------------
INVESTING ACTIVITIES
    Decrease in certificates of deposit in other banks                                   99,000             99,000
    Investment securities available for sale:
         Purchases                                                                            -             (4,214)
         Proceeds from sales                                                             17,499                  -
    Repayment of loan to ESOP                                                            58,080             58,080
                                                                                ----------------  -----------------
                    Net cash provided by investing activities                           174,579            152,866
                                                                                ----------------  -----------------
FINANCING ACTIVITIES
    Purchase of treasury stock                                                         (240,484)          (669,562)
    Cash dividends paid                                                                 (91,877)           (33,686)
                                                                                ----------------  -----------------
                    Net cash used for financing activities                             (332,361)          (703,248)
                                                                                ----------------  -----------------
                    Decrease in cash and cash equivalents                              (186,947)          (676,889)

CASH AT BEGINNING OF PERIOD                                                           1,797,138          2,474,027
                                                                                ----------------  -----------------
CASH AT END OF PERIOD                                                           $     1,610,191   $      1,797,138
                                                                                ================  =================