Form 10KSB, Exhibit 13
period 2001-12-31
SFSB HOLDING CO
filed 2002-03-28
CIK 1049890

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

                                                                    Dividends
                Date                       High ($)      Low ($)   Declared ($)
                ----                       --------      -------  -------------

   January 1, 2000 to March 31, 2000          7.00        6.00        --
   April 1, 2000 to June 30, 2000             7.25        6.00       .15
   July 1, 2000 to September 30, 2000         7.25       6.875        --
   October 1, 2000 to December 31, 2000       7.25       7.125        --
   January 1, 2001 to March 31, 2001         10.00        7.50        --
   April 1, 2001 to June 30, 2001            12.00        9.74       .30
   July 1, 2001 to September 30, 2001        11.60       11.40        --
   October 1, 2001 to December 31, 2001      14.30       11.10        --

         The number of shareholders of record of common stock as of the record date of March 1, 2002, was approximately 325. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 1, 2002, there were 499,535 shares outstanding. SFSB's ability to pay dividends to stockholders is dependent upon the dividends it receives from Stanton Federal. Stanton Federal may not declare or pay a cash dividend on any of its stock if the effect would cause its regulatory capital to be reduced below (1) the amount required for its liquidation account established in connection with its stock conversion or the regulatory capital requirements imposed by the Office of Thrift Supervision.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes," "anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, general economic conditions, government policies and action of regulatory authorities. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

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

Net Portfolio Value

         The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. Based upon OTS assumptions, the following table presents the Bank's percentage change in NPV, assuming an immediate change in interest rates of plus or minus 300 basis points from the level at December 31, 2001.

       Changes in Interest Rates in
          Basis Points ("bp")              NPV Ratio% (2)      Change (3)
          -------------------------        --------------      ----------
                +300 bp                        11.26           (537) bp
                +200 bp (1)                    13.01           (362) bp
                +100 bp                        14.84           (179) bp
                   0 bp                           --             --
                -100 bp                        17.56             92  bp
                -200 bp (4)                       --             --
                -300 bp (4)                       --             --

--------------------
(1)  Denotes rate shock used to compute the NPV capital ratios.
(2)  Calculated as the estimated NPV divided by present value of total assets.
(3) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.
(4) Due to the abnormally low interest rate environment in fiscal 2001, the OTS did not provide a calculation.

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

Financial Condition

         At December 31, 2001, consolidated assets totaled $55,950,000, an increase of $3,434,000, or 6.5%, from $52,516,000 at December 31, 2000.
Additionally, liabilities totaled $47,745,000 at December 31, 2001, an increase of $4,260,000, or 9.8%, from $43,485,000 at December 31, 2000. Funds from deposits, which increased $6,268,000, coupled with a decrease in investment securities resulting from a significant amount of such securities being called, were used to originate loans, repay FHLB advances, as well as provide additional liquidity as cash and cash equivalents rose $3,421,000.

         Investment securities and mortgaged-backed securities held to maturity decreased $2,060,000 to $17,598,000 at December 31, 2001 from $19,658,000 at
December 31, 2000. Such decrease in the held to maturity portfolios reflect during 2001 maturities and repayments of $10,000,000 offset by purchases in the investment securities portfolio of $6,842,000.

         Net loans receivable at December 31, 2001 increased 11.6% to $21,085,000 from $18,887,000 at December 31, 2000. The majority of the Company's lending activity is predominately mortgage loans secured by one-to-four family residential property and home equity loans. Such loans grew $2.1 million, or 12.7%, to $18.9 million at December 31, 2001, and represent 89.1% of the loan portfolio. Such increases reflect the result of management's pursuit and development of quality loan growth during continued economic prosperity within the Company's market area, the Federal Reserve Board's approach to aggressively reducing interest rates during 2001, as well as the Company's overall relationship with its customers. As of December 30, 2001, the Company had additional commitments of $1.0 million to fund loan growth.

         The increase in deposits to $44,210,000 at December 31, 2001 from $37,942,000 at December 31, 2000, resulted primarily from an increase in certificates of deposit and savings accounts of $3,678,000 and $2,019,000, respectively. The increase in deposits was primarily attributed to the increase in certificates of deposits, as a result of pricing such products competitively in response to the local market area.

         Stockholder's equity decreased to $8,205,000 at December 31, 2001 from $9,031,000 at December 31, 2000. The decrease in stockholders' equity was due to the repurchase of 91,270 shares of the Company's stock during the year for a total amount of $821,000, coupled with a cash dividend of $162,000. Offsetting such decrease, was net income of $203,000 and the amortization of ESOP and RSP shares totaling $87,000.

Results of Operations

         Net income decreased $215,000 to $203,000 for the year ended December 31, 2001 from net income of $418,000 for the same period ended 2000. This decrease was due to a reduction in net interest income of $84,000 and an increase in noninterest expense of $264,000. Such decrease in net income was offset by an increase in noninterest income of $143,000 coupled with a reduction in the provision for loan losses and income taxes of $27,000 and $37,000, respectively.

         Interest income for the year ended December 31, 2001 increased to $3,524,000, or 7.1%, from $3,291,000 for the same period ended 2000. Increases in interest earned on loans receivable and mortgage-backed securities of $190,000 and $151,000, respectively, were offset somewhat by a decrease in interest income earned on investment securities of $102,000. Interest income fluctuations were driven by increases in both volume and rate during 2001 as compared to 2000. The average balances of mortgage-backed securities and loans receivable increased $2.6 million and $2.4 million, respectively. Growth in these higher yielding products helped offset a 32 basis point decrease in the tax equivalent yield on total interest earning assets to 6.61% for the year ended December 31, 2001 from 6.93% for the same 2000 period. The Federal Reserve Board's easing of interest rates during 2001 resulted in a reduction of the federal funds rate by 375 basis points during the year. Accordingly, the yield on other interest-earning assets decreased 212 basis points during the year.

         Due to the lower interest rate environment during 2001, interest expense on deposits remained relatively unchanged for the year ended December 31, 2001 as compared to the same period ended 2000. Additionally, the increase in the average balance of FHLB advances in 2001 of $4,018,000 resulted in an increase in related interest expense of $268,000. The average cost of funds for interest bearing liabilities increased 10 basis points to 4.64% for the year ended December 31, 2001 from 4.54% for the same period ended 2000. The remainder of the increase in interest expense resulted from the increase in the volume of certificates of deposits, which rose $1.2 million at December 31, 2001.

         For a detailed analysis of interest income and income expense, see Average Balance Sheet and Rate Volume Analysis below.

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



                                                                        For the Year Ended December 31,
                                                  -----------------------------------------------------------------------
                                                           2001                                 2000
                                                  -----------------------------------------------------------------------
                                                                          (Dollars in thousands)
                                                                             Average                             Average
                                                    Average                   Yield/    Average                  Yield/
                                                    Balance       Interest   Cost(4)    Balance     Interest     Cost(4)
                                                    -------       --------   -------    -------     --------    ---------
Interest-earning assets:
 Loans receivable(1)                                 $19,919      $1,537       7.72%    $17,510      $1,346         7.69%
 Mortgage-backed securities                           15,975       1,030       6.45%     13,383         879         6.57%
 Investment securities                                11,330         720       6.48%     12,756         823         6.63%
 Other interest-earning assets                         6,333         237       3.74%      4,142         243         5.87%
                                                     -------      ------       ----     -------      ------         ----
  Total interest-earning assets                       53,558       3,524       6.61%     47,791       3,291         6.93%
                                                                  ------                             ------
Non-interest-earning assets                            2,079                              2,132
                                                     -------                            -------
  Total assets                                       $55,637                            $49,923
                                                     =======                            =======
Interest-bearing liabilities:
 Interest-bearing demand deposits                     $3,577          77       2.15%     $3,571          83         2.32%
 Certificates of deposit                              23,391       1,293       5.53%     22,169       1,238         5.58%
 Savings deposits                                     11,562         321       2.78%     10,742         322         3.00%
 Borrowed funds                                        4,739         315       6.65%        721          47         6.52%
                                                     -------      ------       ----     -------      ------         ----
  Total interest-bearing liabilities                  43,268       2,006       4.64%     37,203       1,690         4.54%
                                                     -------      ------                -------      ------
Non-interest bearing liabilities                       3,774                              3,829
                                                     -------                            -------
 Total liabilities                                    47,042                             41,032
                                                     -------                            -------
Stockholders' equity                                   8,595                              8,891
                                                     -------                            -------
 Total liabilities and stockholders' equity          $55,637                            $49,923
                                                     =======                            =======
Net interest income                                               $1,518                             $1,601
                                                                  ======                             ======
Interest rate spread(2)                                                        1.97%                                2.39%
                                                                               ====                                 ====
Net yield on interest-earning assets(3)                                        2.83%                                3.35%
                                                                               ====                                 ====
Ratio of average interest-earning assets to
  average interest-bearing liabilities                                       123.78%                              128.46%
                                                                             ======                               ======

--------------------------

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

                                                  Year Ended December 31,
                                              ----------------------------
                                                      2001 vs. 2000
                                              ----------------------------
                                                     Increase (Decrease)
                                                           Due to
                                              ----------------------------
                                               Volume      Rate        Net
                                              -------      ----        ---
                                                     (In Thousands)
Interest income:
Loans receivable                               $ 185      $   6       $ 191
Mortgage-backed securities                       170        (19)        151
Investment securities                           (90)        (13)       (103)
Other interest-earning assets                    129       (135)         (6)
                                               -----      -----       -----
  Total interest-earning assets                $ 394      $(161)      $ 233
                                               -----      -----       -----

Interest expense:
 Interest-bearing demand deposits              $  --      $  (6)      $  (6)
 Certificates of deposit                          68        (13)         55
 Savings deposits                                 25        (26)         (1)
 Borrowed funds                                  262          6         268
                                               -----      -----       -----
  Total interest-bearing liabilities           $ 355      $ (39)      $ 316
                                               -----      -----       -----

Change in net interest income                  $  39      $(122)      $ (83)
                                               =====      =====       =====

         The Company recorded a provision for loan losses of $12,000 for fiscal 2001 as compared to $39,000 for the same 2000 period. Management monitors the allowance for loan losses and makes additions to the allowance as economic conditions dictate. The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

         Noninterest income increased $143,000 to $577,000 for the year ended December 31, 2001 from $434,000 for the same period ended in 2000. The increase in noninterest income in fiscal 2001 was primarily related to increase in investment securities gains, net of $111,000. During the year, the Company sold Federal Home Loan Mortgage Corporation stock.

         Noninterest expense increased $264,000, or 17.7%, to $1,754,000 for the year ended December 31, 2001 as compared to $1,450,000 for the same period ended 2000. Compensation and employee benefits increased $207,000 in fiscal 2001 as a result of hiring additional employees coupled with normal merit raises, an increase in periodic pension costs, and increased benefit costs associated with supplemental retirement expenses for senior management. Professional services increased $17,000 due to an increase in the amount of such services utilized during 2001 as compared to 2000. Additionally, other expenses increased $35,000 in fiscal 2001 primarily due to the use of temporary staffing services, increased mailings detailing new regulatory legislation, as well as smaller dollar increases in numerous other expense accounts.

         Income tax expense for the year ended December 31, 2001 increased $37,000 as a result of the utilization in fiscal 2000 of the Company's remaining loss carryforwards.

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

         Liquidity management for the Company is measured and monitored on both a short- and long-term basis, allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost. Both short- and long-term liquidity needs are addressed by maturities and sales of investments securities, and loan repayments and maturities. The use of these resources, in conjunction with access to credit, provide the core ingredients for satisfying depositor, borrower, and creditor needs.

         The Company's liquid assets consist of cash and cash equivalents, certificates of deposit and investment and mortgage-backed securities classified as available for sale. The level of these assets is dependent on the Company's operating, investing, and financing activities during any given period. At December 31, 2001, cash and cash equivalents totaled $6.9 million or 12.3% of total assets while investment and mortgage-backed securities classified as available for sale totaled $7.6 million or 13.5% of total assets. Management believes that the liquidity needs of the Company are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, FHLB advances, and the portion of the investment and mortgage-backed securities, and loan portfolios that mature within one year. These sources of funds will enable the Company to meet cash obligations and off-balance sheet commitments as they come due.

         Net cash provided by operating activities decreased to $306,000 for the year ended December 31, 2001 from $406,000 for the same 2000 period. This decrease was primarily the result of a decrease in net income, an increase in net investment securities gains, and a decrease in other miscellaneous items.

         Net cash provided by investing activities totalled $69,000 for the year ended December 31, 2001 as compared to net cash used for investing activities of $5,186,000 for the same period ended 2000. The increase in purchases of investment and mortgage-backed securities totaling $7,582,000 was more than offset by increases in maturities and repayments of $12,639,000. As interest rates declined during 2001, the Company recognized a significant increase in the number of called securities. Additionally, the Company experienced a reduction in loan originations of $1,199,000.

         Net cash provided from financing activities for the year ended December 31, 2001 remained relatively unchanged at $3,252,000 as compared to the same 2000 period. The increase in deposits of $7,737,000 was offset somewhat by net repayments of FHLB advances and an increase in the purchase of treasury stock of $7,000,000 and $581,000, respectively.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

Board of Directors and Stockholders
SFSB Holding Company

We have audited the accompanying consolidated balance sheet of SFSB Holding Company and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFSB Holding Company and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/S.R. Snodgrass, A.C.
-----------------------

Wexford, PA
March 1, 2002

                              SFSB HOLDING COMPANY
                           CONSOLIDATED BALANCE SHEET

                                                                                             December 31,
                                                                                       2001                2000
                                                                                 ------------------  -----------------

ASSETS
     Cash and due from banks                                                   $           522,521 $          541,525
     Interest-bearing deposits in other banks                                            6,386,630          2,946,420
                                                                                 ------------------  -----------------

     Cash and cash equivalents                                                           6,909,151          3,487,945

     Certificates of deposit in other banks                                                266,000            295,000
     Investment securities available for sale                                            4,271,945          2,954,871
     Investment securities held to maturity (market
       value of $5,947,521 and $8,470,064)                                               5,904,739          9,063,535
     Mortgage-backed securities available for sale                                       3,306,389          5,171,720
     Mortgage-backed securities held to maturity (market
       value of $11,830,672 and $10,252,897)                                            11,693,260         10,594,864
     Loans receivable (net of allowance for loan losses
       of $183,009 and $171,009)                                                        21,085,269         18,887,161
     Accrued interest receivable                                                           284,926            417,681
     Premises and equipment                                                              1,556,222          1,355,199
     Federal Home Loan Bank stock                                                          318,500            256,500
     Other assets                                                                          353,624
                                                                                                               31,196
                                                                                 ------------------  -----------------

         TOTAL ASSETS                                                          $        55,950,025 $       52,515,672
                                                                                 ==================  =================

LIABILITIES
     Deposits                                                                  $        44,209,873 $       37,942,034
     FHLB advances                                                                       3,000,000          5,000,000
     Advances by borrowers for taxes and insurance                                          83,545            116,499
     Accrued interest payable and other liabilities                                        451,698            426,085
                                                                                 ------------------  -----------------
         TOTAL LIABILITIES                                                              47,745,116         43,484,618
                                                                                 ------------------  -----------------
COMMITMENTS AND CONTINGENCIES
                                                                                                 -                  -

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 1,000,000 shares
       authorized; none issued and outstanding
                                                                                                 -                  -
     Common stock, par value $.10 per share; 4,000,000
       shares authorized; 726,005 issued                                                    72,600             72,600
     Additional paid-in capital                                                          6,680,317          6,676,810
     Retained earnings - substantially restricted                                        3,547,338          3,506,353
     Accumulated other comprehensive income                                                160,119            293,328
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                                             (348,480)          (406,560)
     Unallocated shares held by Restricted Stock Plan (RSP)                              (175,786)          (201,431)
     Treasury stock, at cost (191,470 and 100,200 shares)                              (1,731,199)          (910,046)
                                                                                 ------------------  -----------------
         TOTAL STOCKHOLDERS' EQUITY                                                      8,204,909          9,031,054
                                                                                 ------------------  -----------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $        55,950,025 $       52,515,672
                                                                                 ==================  =================

See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                        CONSOLIDATED STATEMENT OF INCOME


                                                                                       Year Ended December 31,
                                                                                       2001                2000
                                                                                 ------------------  -----------------

INTEREST INCOME
     Loans receivable                                                          $         1,536,510 $        1,346,031
     Interest-bearing deposits in other banks                                              236,572            242,744
     Investment securities:
         Taxable                                                                           692,377            779,589
         Exempt from federal income tax                                                     28,535
                                                                                                               43,125
     Mortgage-backed securities                                                          1,029,602            878,987
                                                                                 ------------------  -----------------
         Total interest income                                                           3,523,596          3,290,476
                                                                                 ------------------  -----------------
INTEREST EXPENSE
     Deposits                                                                            1,691,782          1,642,654
     FHLB advances                                                                         314,595             46,984
                                                                                 ------------------  -----------------
         Total interest expense                                                          2,006,377          1,689,638
                                                                                 ------------------  -----------------
NET INTEREST INCOME                                                                      1,517,219          1,600,838

     Provision for loan losses                                                              12,000             39,000
                                                                                 ------------------  -----------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                      1,505,219          1,561,838
                                                                                 ------------------  -----------------
NONINTEREST INCOME
     Service fees on deposit accounts                                                      124,387            124,659
     Investment securities gains, net                                                      393,468            281,496
     Other                                                                                  58,683             27,649
                                                                                 ------------------  -----------------
         Total noninterest income                                                          576,538            433,804
                                                                                 ------------------  -----------------
NONINTEREST EXPENSE
     Compensation and employee benefits                                                    969,936            762,836
     Occupancy and equipment                                                               196,616            204,369
     Data processing                                                                       234,194            222,344
     Professional services                                                                  90,079             73,130
     Other                                                                                 262,915            227,115
                                                                                 ------------------  -----------------
         Total noninterest expense                                                       1,753,740          1,489,794
                                                                                 ------------------  -----------------
     Income before income taxes                                                            328,017            505,848
     Income taxes                                                                          125,353             87,896
                                                                                 ------------------  -----------------

NET INCOME                                                                     $           202,664 $          417,952
                                                                                 ==================  =================

EARNINGS PER SHARE:
         Basic                                                                 $              0.39 $             0.72
         Diluted                                                               $              0.38 $             0.72

See accompanying notes to the consolidated financial statements.


                                                                               SFSB HOLDING COMPANY
                                                             CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                        Accumulated    Unallocated  Unallocated                   Total
                                Additional                 Other         Shares         Shares                   Stock-     Compre-
                       Common     Paid-in    Retained   Comprehensive    Held by       Held by      Treasury     holders'   hensive
                       Stock      Capital    Earnings      Income         ESOP          RSP          Stock       Equity     Income
                      ---------  ---------- ----------  -----------    ------------  -----------  -----------  ----------  ---------
Balance,
   December 31, 1999  $72,600   $6,695,656 $3,180,278     $308,907    $ (464,640)     $(232,413)  $ (669,562) $8,890,826

Net income                                    417,952                                                            417,952   $417,952
Other
  comprehensive
  income:
Unrealized loss on
  available for
  sale securities,
  net of
  reclassification
  adjustment,
  net of tax
  benefit of $8,026                                        (15,579)                                              (15,579)   (15,579)
                                                                                                                           --------
Comprehensive
  income                                                                                                                   $402,373
                                                                                                                           ========
ESOP shares
  released                         (18,846)                               58,080
                                                                                                                  39,234
RSP shares released                                                                      30,982                   30,982
Cash dividends
  ($.15 per share)                            (91,877)
                                                                                                                 (91,877)
Purchase treasury
  stock                                                                                             (240,484)   (240,484)
                      -------  ----------- ----------     --------     ---------      ---------  -----------  ----------

Balance,
  December 31, 2000    72,600    6,676,810  3,506,353      293,328      (406,560)      (201,431)    (910,046)  9,031,054

Net income                                    202,664                                                            202,664   $202,664
Other comprehensive
income:
  Unrealized loss on
    available
    for sale
    securities, net of
    reclassification
    adjustment, net of
    tax benefit of
    $68,623                                               (133,209)                                             (133,209)  (133,209)
                                                                                                                          ---------
Comprehensive income                                                                                                      $  69,455
                                                                                                                          =========
ESOP shares released                 3,507                                58,080                                  61,587
Common stock acquired
  by RSP                                                                                (14,591)                 (14,591)
RSP shares released                                                                      40,236                   40,236
Cash dividends
  ($.30 per share)                           (161,679)                                                          (161,679)
Purchase treasury stock                                                                             (821,153)   (821,153)
                      -------  ----------- ----------     --------     ---------      ---------  -----------  ----------
Balance,
  December 31, 2001   $72,600  $ 6,680,317 $3,547,338     $160,119     $(348,480)     $(175,786) $(1,731,199) $8,204,909
                      =======  =========== ==========     ========     =========      =========  ===========  ==========

                                                                                                     2001           2000
                                                                                               -------------  -------------
 Components of comprehensive loss:
     Change in net unrealized gain on investment securities available for sale                 $    126,480   $    170,208
     Realized gains included in net income, net of taxes $133,779 and $95,709                      (259,689)      (185,787)
                                                                                               -------------  -------------

 Total                                                                                         $   (133,209)  $    (15,579)
                                                                                               =============  =============


See accompanying notes to the consolidated financial statements.

                              SFSB HOLDING COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                Year Ended December 31,
                                                                   2001           2000
                                                                -----------   ------------
OPERATING ACTIVITIES
     Net income                                                 $   202,664   $    417,952
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Provision for loan losses                                   12,000         39,000
         Depreciation                                                89,554         98,900
         Investment securities gains, net                          (393,468)      (281,496)
         Deferred income taxes                                      (42,681)       (63,820)
         Increase (decrease) in accrued interest receivable         132,755         (5,503)
         Amortization of ESOP and RSP unearned compensation         101,823         70,216
         Other, net                                                  (2,890)       130,346
                                                                -----------   ------------
         Net cash provided by operating activities                   99,757        405,595
                                                                -----------   ------------
INVESTING ACTIVITIES
     Net decrease in certificates of deposit in other banks          29,000        761,306
     Investment securities available for sale:
         Purchases                                               (2,286,947)       (71,691)
         Proceeds from sales                                        399,390        335,657
         Maturities and repayments                                  500,000              -

     Investment securities held to maturity:
         Purchases                                               (6,841,683)             -
         Maturities and repayments                               10,000,340        928,519
     Mortgage-backed securities available for sale:
         Purchases                                                        -     (4,018,107)
         Maturities and repayments                                1,931,698        618,918
     Mortgage-backed securities held to maturity:
         Purchases                                               (4,550,663)    (2,007,696)
         Maturities and repayments                                3,450,946      1,696,695
     Net increase in loans receivable                            (2,210,108)    (3,409,242)
     Purchase of Federal Home Loan Bank stock
                                                                    (62,000)       (10,900)
     Purchase of premises and equipment, net                       (290,577)        (9,233)
                                                                -----------    -----------
         Net cash provided by (used for) investing activities        69,396     (5,185,774)
                                                                -----------    -----------
FINANCING ACTIVITIES
     Net increase (decrease) in deposits                          6,267,839     (1,469,631)
     Net increase (decrease) in advances by borrowers
       for taxes and insurance                                      (32,954)         4,441
     Proceeds from FHLB advances                                          -      5,000,000
     Repayment of FHLB advances                                  (2,000,000)             -
     Purchase of treasury stock                                    (821,153)      (240,484)
     Cash dividends paid                                           (161,679)       (91,877)
                                                                -----------    -----------
         Net cash provided by financing activities                3,252,053      3,202,449
                                                                -----------    -----------

         Increase (decrease) in cash and cash equivalents         3,421,206     (1,577,730)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    3,487,945      5,065,675
                                                                -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $ 6,909,151    $ 3,487,945
                                                                ===========    ===========

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

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and related revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

----------------

The accrual of interest is generally discontinued when management has doubts about further collectibility of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income according to management's judgment as to the collectibility of principal.

Loan Origination Fees
---------------------

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans using the interest method.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

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

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains and losses on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents are defined as those amounts included in the consolidated balance sheet captions Cash and due from banks and Interest-bearing deposits in other banks.

Cash payments for interest in 2001 and 2000 were $2,025,934 and $1,640,377, respectively. Cash payments for income taxes amounted to $275,679 in 2001 and $34,303 in 2000.

Pending Accounting Pronouncements
---------------------------------

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of FAS No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

In July 2001, the FASB issued FAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. However, the new statement did not amend FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which requires recognition and amortization of unidentified intangible assets relating to the acquisition of financial institutions or branches thereof. The FASB has decided to undertake a limited scope project to reconsider the provisions of FAS No. 72 in 2002. Therefore, the adoption of FAS No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

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

                                              2001        2000
                                            --------    --------

Weighted-average common shares               726,005     726,005
  outstanding

Average treasury stock shares               (148,278)    (80,157)

Average unearned ESOP and RSP shares         (55,010)    (65,873)
                                            --------    --------
Weighted-average common shares and
  common stock equivalents used to
  calculate basic earnings per share         522,717     579,975

Additional common stock equivalents
  (stock options) used to calculate
  diluted earnings per share                   8,152           -
                                            --------    --------

Weighted-average common shares and
  common stock equivalents used
  to calculate diluted earnings per share    530,869     579,975
                                            ========    ========


      Options to purchase 54,540 shares of common stock at a price of $9.25 were outstanding during 2000 but were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

3.    INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities available for sale and held to maturity are summarized as follows:

                                                      2001
                             ---------------------------------------------------------
                                              Gross          Gross         Estimated
                               Amortized    Unrealized     Unrealized        Market
                                 Cost         Gains          Losses          Value
                             ------------- -------------   -----------    ------------
Available for Sale
Mutual funds                 $   4,083,238 $         331   $   (75,304)   $  4,008,265
Federal Home Loan Mortgage
  Corporation common stock           3,880       259,800             -         263,680
                             ------------- -------------   -----------    ------------

               Total         $   4,087,118 $     260,131   $   (75,304)   $  4,271,945
                             ============= =============   ===========    ============

Held to Maturity
U.S. Government agency
 securities                  $   5,119,933 $      37,292   $    (8,203)   $  5,149,022
Obligations of state and
  political subdivisions           784,806        13,693             -         798,499
                             ------------- -------------   -----------     ------------

               Total         $   5,904,739 $      50,985  $     (8,203)    $ 5,947,521
                             ============= ==============  ============     ===========

                                                                          2000
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
                                         =================  =================  =================   =================


The amortized cost and estimated market value of investments in debt securities at December 31, 2001, by contractual maturity, are shown below.

                                                                                         Held to Maturity
                                                                               -------------------------------------
                                                                                                      Estimated
                                                                                  Amortized             Market
                                                                                     Cost               Value
                                                                               -----------------   -----------------
     Due after one year through
       five years                                                              $        314,016    $        315,152
     Due after five years through
       ten years                                                                      1,000,000           1,016,250
     Due after ten years                                                              4,590,723           4,616,119
                                                                               -----------------   -----------------

                    Total                                                      $      5,904,739    $      5,947,521
                                                                               =================   =================


Proceeds from the sales of investment securities available for sale and the gross realized gains and losses on those sales for the years ended December 31, are as follows:

                                                                                  2001                2000
                                                                             --------------     --------------

     Proceeds from sales                                                     $      399,390     $      335,657
     Gross gains                                                                    393,468            307,650
     Gross losses                                                                         -             26,154

4.    MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities available for sale and held to maturity are summarized as follows:

                                                                            2001
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Available for Sale
     Federal Home Loan
        Mortgage Corporation             $      1,007,915   $          7,724   $             -     $      1,015,639
     Federal National Mortgage
        Association                             2,240,697             50,053                 -            2,290,750
                                         -----------------  -----------------  -----------------   -----------------

                    Total                $      3,248,612   $         57,777   $             -     $      3,306,389
                                         =================  =================  =================   =================

Held to Maturity
     Collateralized Mortgage
         Obigation                       $        505,000   $              -   $             -     $        505,000
     Government National
         Mortgage Association                   4,230,448             59,249            (6,188)           4,283,509
     Federal Home Loan
        Mortgage Corporation                    2,689,423             54,687            (6,870)           2,737,240
     Federal National Mortgage
        Association                             4,268,389             51,207           (14,673)           4,304,923
                                         -----------------  -----------------  -----------------   -----------------

                    Total                $     11,693,260   $        165,143   $       (27,731)    $     11,830,672
                                         =================  =================  =================   =================



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
                                         =================  =================  =================   =================

The amortized cost and estimated market value of mortgage-backed securities at December 31, 2001, by contractual maturity, are shown below. Mortgage-backed securities provide for periodic payments of principal and interest. Due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------  -------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         -----------------  -----------------  -----------------   -----------------
     Due within one year                 $              -   $              -   $        157,551    $        160,289
     Due after one year through
       five years                                       -                  -             20,428              20,428
     Due after five years through
       ten years                                        -                  -          1,261,450           1,301,822
     Due after ten years                        3,248,612          3,306,390         10,253,831          10,348,133
                                         -----------------  -----------------  -----------------   -----------------

                    Total                $      3,248,612   $      3,306,390   $     11,693,260    $     11,830,672
                                         =================  =================  =================   =================


5.    LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                                     2001                2000
                                                                               -----------------   -----------------
Mortgage loans:
     1 - 4 family                                                              $     12,085,321    $     11,223,839
     Home equity                                                                      6,854,561           5,584,890
     Multi-family                                                                       137,561              96,580
     Commercial                                                                       1,451,282           1,611,706
                                                                               -----------------   -----------------
                                                                                     20,528,725          18,517,015
                                                                               -----------------   -----------------
Consumer loans:
     Share loans                                                                        310,224             224,422
     Other                                                                              429,329             316,733
                                                                               -----------------   -----------------
                                                                                        739,553             541,155
                                                                               -----------------   -----------------
                                                                                     21,268,278          19,058,170
Less:
     Allowance for loan losses                                                          183,009             171,009
                                                                               -----------------   -----------------

                    Total                                                      $     21,085,269    $     18,887,161
                                                                               =================   =================


The Company's primary business activity is with customers located within its local trade area. Commercial, residential, and personal loans are granted. Although the Company has a diversified loan portfolio at December 31, 2001 and 2000, the repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                                                     2001                2000
                                                                               -----------------   -----------------

     Balance, January 1,                                                       $        171,009    $        138,193

     Loans charged off                                                                        -              (6,320)
     Recoveries                                                                               -                 136
                                                                               -----------------   -----------------
     Net loans charged off                                                                    -              (6,184)
     Provision for loan losses                                                           12,000              39,000
                                                                               -----------------   -----------------

     Balance, December 31,                                                     $        183,009    $        171,009
                                                                               =================   =================

The Company had nonaccrual loans of $174,027 and $233,225 at December 31, 2001 and 2000, respectively, which in management's opinion did not meet the definition of impaired. Interest income on loans would have been increased by $13,729 and $9,354, respectively, if these loans had performed in accordance with their original terms.

In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with loan aggregate balances in excess of $60,000 for the year ended December 31, 2001 is as follows:

          2000            Additions          Repayments             2001
    -----------------  -----------------  -----------------   -----------------

    $        395,969   $         13,000   $         46,863    $        362,106

6.    ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                                     2001                2000
                                                                               -----------------   -----------------

     Interest-bearing deposits in other banks                                  $         11,066    $         15,442
     Investment securities                                                               55,635             177,179
     Mortgage-backed securities                                                          95,026             112,669
     Loans receivable                                                                   123,199             112,391
                                                                               -----------------   -----------------

                  Total                                                        $        284,926    $        417,681
                                                                               =================   =================

7.    PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                    2001                2000
                                                                               -----------------   -----------------

     Land and improvements                                                     $        432,969    $        422,182
     Buildings and improvements                                                       1,411,675           1,147,671
     Furniture and equipment                                                            697,877             682,091
                                                                               -----------------   -----------------
                                                                                      2,542,521           2,251,944
     Less accumulated depreciation                                                      986,299             896,745
                                                                               -----------------   -----------------

                    Total                                                      $      1,556,222    $      1,355,199
                                                                               =================   =================

Depreciation expense for the years ended December 31, 2001 and 2000 was $89,554 and $98,900, respectively.

8.    FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the FHLB System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than the greater of one percent of its outstanding home loans or five percent of its outstanding notes payable to the FHLB of Pittsburgh as calculated at December 31 of each year.

9.    DEPOSITS

Comparative details of deposits are as follows:

                                                    2001                                      2000
                                      ------------------------------------     -------------------------------------
                                           Amount               %                   Amount                %
                                      -----------------  -----------------     -----------------   -----------------

Noninterest-bearing                 $        3,367,578                7.6 %    $      3,327,613                 8.8 %
                                      -----------------  -----------------     -----------------   -----------------
Interest-bearing:
     Savings                                12,877,418               29.1            10,858,576                28.6
     NOW checking                            3,186,506                7.2             2,515,955                 6.6
     Money market                              904,403                2.1             1,043,659                 2.8
                                      -----------------  -----------------     -----------------   -----------------
                                            16,968,327               38.4            14,418,190                38.0
                                      -----------------  -----------------     -----------------   -----------------

Time certificates of deposit:
     2.00 - 3.99%                            2,768,043                6.3                     -                   -
     4.00 - 5.99%                           21,105,925               47.7             7,684,895                20.2
     6.00 - 7.99%                                    -                  -            12,511,336                33.0
                                      -----------------  -----------------     -----------------   -----------------
                                            23,873,968               54.0            20,196,231                53.2
                                      -----------------  -----------------     -----------------   -----------------

               Total                $       44,209,873              100.0 % $        37,942,034               100.0 %
                                      =================  =================     =================   =================


The aggregate  amount of certificates of deposit with a minimum  denomination of
$100,000  was   $3,896,073  and  $2,112,048  at  December  31,  2001  and  2000,
respectively. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of time certificates of deposit as of December 31, 2001 are as follows:

     Within one year                                                                               $     19,477,220
     Beyond one year but within three years                                                               3,492,878
     Beyond three years but within five years                                                               853,870
     Five year and beyond                                                                                    50,000
                                                                                                   -----------------

              Total                                                                                $     23,873,968
                                                                                                   =================


Interest expense by deposit category for the years ended December 31, is as follows:

                                                                                     2001                2000
                                                                               -----------------   -----------------
     Savings                                                                   $        321,334    $        321,670
     NOW and money market                                                                77,676              82,512
     Time certificates of deposit                                                     1,292,772           1,238,472
                                                                               -----------------   -----------------

              Total                                                            $      1,691,782    $      1,642,654
                                                                               =================   =================

10.   FHLB ADVANCES

A schedule of advances from the FHLB by maturity as of December 31, is summarized as follows:

                                    Interest
              Maturity                Rate                                          2001               2000
     ----------------------------  ------------                               -----------------  -----------------
     November 13, 2001                6.52%                                   $              -   $      2,000,000
                                                                                             -
     November 10, 2003                6.59%                                          3,000,000          3,000,000
                                                                              -----------------  -----------------
                                                                              $      3,000,000   $      5,000,000
                                                                              =================  =================


The FHLB borrowings are secured by a blanket security agreement on certain investment and mortgage-backed securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. At December 31, 2001, the Bank's maximum borrowing capacity with the FHLB was approximately $33 million.

11.   INCOME TAXES

The components of the income tax benefit for the years ended December 31, are summarized as follows:

                                                                                     2001                2000
                                                                               -----------------   -----------------
Current payable:
     Federal                                                                   $        147,534    $        151,716
     State                                                                               20,500                   -
                                                                               -----------------   -----------------
                                                                                        168,034             151,716
Deferred federal taxes                                                                 (42,681)              28,025
Change in valuation allowance                                                                 -            (91,845)
                                                                               -----------------   -----------------

                         Total                                                 $        125,353    $         87,896
                                                                               =================   =================


The following temporary differences gave rise to the net deferred tax assets (liabilities):

                                                                                     2001                2000
                                                                               -----------------   -----------------
Deferred tax assets:
     Allowance for loan losses                                                 $         62,223    $         58,143
     Premises and equipment                                                              41,532              34,628
     Pension liability                                                                        -                 605
     Deferred compensation                                                              101,156              68,699
     State net operating loss carryforward                                                    -               1,667
                                                                               -----------------   -----------------
                    Total gross deferred tax assets                                     204,911             163,742
                                                                               -----------------   -----------------

Deferred tax liabilities:
     Net unrealized gain on securities                                                   82,485             151,109
     Deferred loan origination fees, net                                                 10,042               6,724
     Excess tax bad debt reserve                                                          4,831               9,661
                                                                               -----------------   -----------------
                    Total gross deferred tax liabilities                                 97,358             167,494
                                                                               -----------------   -----------------

                          Net deferred tax asset (liabilities)                 $        107,553    $         (3,752)
                                                                               =================   =================

The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

                                                    2001                                      2000
                                      ------------------------------------     --------------------------------
                                                               % of                                    % of
                                                             Pre-tax                                 Pre-tax
                                           Amount             Income                Amount            Income
                                      -----------------  -------------      -----------------   ---------------
Federal income tax at
  statutory rate                      $        111,526            34.0 %    $        171,988              34.0 %
Tax-exempt income                              (20,848)           (6.4)              (25,687)             (5.1)
Nondeductible interest to
  carry tax-exempt assets
                                                 5,843             1.8                 6,453               1.3
Valuation allowance                                  -               -               (48,351)             (9.5)
Other                                           28,832             8.8               (16,507)             (3.3)
                                      -----------------  --------------     -----------------   ---------------
     Actual tax benefit
       and effective rate             $        125,353            38.2 %    $         87,896              17.4 %
                                      =================  ==============     =================   ===============


On August 20, 1996, The Small Business Job Protections Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to January 1, 1988 be exempt from recapture. The recapture tax will be paid over six years beginning with the 1997 tax year. Subject to prevailing corporate tax rate, the Association owes $4,831 in federal income taxes at December 31, 2001, which is reflected as a deferred tax liability.

The Company is subject to the Pennsylvania Mutual Thrift Institution's tax which is calculated at 11.5 percent of earnings based on generally accepted accounting principles with certain adjustments.

12.   EMPLOYEE BENEFITS

Defined Benefit Plan
--------------------

Effective December 31, 2000, the trusteed, defined benefit pension plan was amended to freeze all accrued benefits with all active participants becoming fully vested. During 2001, approval to terminate and thus settle the plan was obtained from the Internal Revenue Service. It is anticipated that the plan will be settled in 2002.

     --------------------

     The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                                                      2001                 2000
                                                                                ---------------       -------------

     Plan assets at fair value, beginning of year                               $       943,166       $     816,532
     Actual return on plan assets                                                       224,396              59,654
     Employer contribution                                                                    -              86,901
     Benefits paid                                                                      (17,969)            (19,921)
                                                                                ---------------       -------------
     Plan assets at fair value, end of year                                           1,149,593             943,166
                                                                                ---------------       -------------

     Benefit obligation, beginning of year                                              944,945           1,130,172
     Service cost                                                                         9,993              61,046
     Interest cost                                                                       56,158              72,877
     Actuarial adjustments                                                               98,558            (299,229)
     Benefits paid                                                                      (17,969)            (19,921)
                                                                                ---------------       -------------
     Benefit obligation, end of year                                                  1,091,685             944,945
                                                                                ---------------       -------------

     Funded status                                                                       57,908              (1,779)
     Unrecognized net loss from past experience
       different from that assumed                                                      (57,871)                  -
                                                                                ---------------       -------------
     Accrued pension liability                                                  $            37       $      (1,779)
                                                                                ===============       =============


     The plan assets are invested primarily in stocks and bonds under the control of the plan's trustees as of December 31, 2001.

     Assumptions used in the accounting for the defined benefit plan are as follows:

                                                                                     2001                2000
                                                                                ---------------    ----------------

     Discount rate                                                                         5.48%               6.00%
     Expected return on plan assets                                                        7.00%               7.00%
     Rate of compensation increase                                                                             4.62%
                                                                                              -

     The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

     --------------------

     Net periodic pension cost includes the following components:

                                                          2001         2000
                                                       ---------    ---------

     Service cost of the current period                $   9,993    $  61,046
     Interest cost on projected benefit obligation        56,158       72,877
     Actual return on plan assets                        (67,967)     (59,654)
     Net amortization and deferral                             -        7,949
     Effect of plan termination                                -      (81,208)
                                                       ---------    ---------
     Net periodic pension (benefit) cost               $  (1,816)   $   1,010
                                                       =========    =========


     Supplemental Retirement Plans
     -----------------------------

     Board of Directors
     ------------------

     The Company maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a five-year period to non-officer members of the Board of Directors who have completed five or more years of service. The Company incurred no expense in 2001 or 2000 relating to this plan.

     Executive Officers
     ------------------

     During 2001, the Board of Directors approved an amendment to the Company's Supplemental Retirement Plan for the executive officers of the Company, which purpose is to provide executive officers with supplemental post-retirement benefits for life in addition to those provided under the Company's pension plan for all eligible employees. Expenses for the years ended December 31, 2001 and 2000 amounted to $95,464 and $16,500 and are included as a component of compensation and employee benefits.

     The assumptions of 5.34 and 6.50 percent and 5.00 and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the executive officers.

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

     As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $61,587 and $39,234 for the years ended December 31, 2001 and 2000, respectively.

     --------------------------------------

     The following table presents the components of the ESOP shares:

                                             2001                2000
                                          ---------           ---------

     Allocated shares                        17,424              11,616

     Shares released for allocation           5,808               5,808

     Shares distributed                           -                   -

     Unreleased shares                       34,848              40,656
                                          ---------           ---------
     Total ESOP shares                       58,080              58,080
                                          =========           =========
     Fair value of unreleased shares      $ 482,645           $ 300,041
                                          =========           =========



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

     The following table presents share data related to the outstanding options:

                                              Weighted-              Weighted-
                                               average                average
                                              Exercise               Exercise
                                    2001       Price       2000       Price
                                 ---------   --------   ---------    -------

     Outstanding, January 1         54,450   $  9.25       54,450      9.25
          Granted                        -                      -
          Exercised                      -                      -
          Forfeited                      -                      -
                                 ---------              ---------

     Outstanding, December 31       54,450      9.25       54,450      9.25
                                 =========              =========

     Exercisable, December 31       32,670      9.25       21,780      9.25
                                 =========              =========

      -----------------

     The following table summarizes the characteristics of stock options outstanding at December 31, 2001:

                    Outstanding                             Exercisable
     ------------------------------------------      ---------------------------
                                     Average                         Average
                      Average       Exercise                         Exercise
       Shares           Life          Price            Shares          Price
     ------------    ---------    -------------      ----------    -------------

        54,450         6.83          $ 9.25            32,670          $ 9.25

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

     Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of
     Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock, basic and diluted net income per common share, for the year ended December 31, 2001 and 2000 would have been as follows:

                                                2001        2000
                                             ---------    --------

    Net income applicable to common stock:
       As reported                           $ 202,664    $ 417,952
       Pro forma                               186,938      400,939
    Basic net income per common share:
       As reported                           $    0.39    $    0.72
       Pro forma                                  0.36         0.69
    Diluted net income per common share:
       As reported                                0.38         0.72
       Pro forma                             $    0.35    $    0.69

      Restricted Stock Plan ("RSP")
      -----------------------------

     The Company sponsors a RSP for directors, officers, and employees. The objective of this plan is to enable the Company and the Bank to retain its corporate directors, officers, and key employees who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP and have the responsibility to invest all funds contributed by the Company to the Trust created for the RSP.

     -----------------------------

     The Trust purchased, with funds contributed by the Company, 29,040 shares of the common stock of the Company, of which 7,250 shares were issued to directors, and 13,940 shares were issued to officers and employees. During 2001, 1,255 shares were contributed into the plan as a result of a cashless exercise of vested restricted common stock. As of December 31, 2001, 9,105 shares remain unissued. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

     The Company granted a total of 21,200 shares of common stock on October 20, 1998. All plan share awards granted are earned at a rate of 20 percent one year after the date of grant and 20 percent annually thereafter. The unearned RSP shares are excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Net compensation expense attributable to the RSPs amounted to $40,236 and $30,982 for the years ended December 31, 2001 and 2000, respectively.

     Retirement Plan
     ---------------

     During 2001, the Bank established, in conjunction with a noncontributory profit sharing plan, a 401(k) employee savings plan. The Bank makes discretionary contributions to the profit sharing plan as determined by the Board of Directors. In addition, eligible employees' with at least one year of service who work over 1,000 hours per year are eligible to participate in the plan. The Bank contributes 100 percent of the first 3 percent of an employee's contribution and 50 percent of the next 2 percent, for a maximum match of 5 percent. Such matching contributions vest over a five-year period. The Bank's total profit sharing and matching contributions to this plan were $53,694 for the year ended December 31, 2001.

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

     The off-balance sheet commitments were comprised of the following:

                                            2001                2000
                                      -----------------   -----------------
     Commitments to extend credit:
         One-to-four family           $    1,004,660      $      723,082


     The Company's commitments to fund future fixed rate loans at December 31, 2001 ranged from 6.75 percent to 8.00 percent.

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

As of December 31, 2001 and 2000, the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, Tier 1 Leverage capital, and Tangible equity capital ratios must be at least 10.0 percent, 6.0 percent, 5.0 percent, and 1.5 percent, respectively.

The actual capital ratios are presented in the following tables, which show that both the Company and the Bank met all regulatory capital requirements.

The following table reconciles the Company's capital under accounting principles generally accepted in the United States of America regulatory capital.

                                                  2001        2000
                                              ----------   ----------

     Total capital                            $8,204,909   $9,031,054
     Unrealized gain on securities
       available for sale                      (160,119)     (293,328)
                                               ----------   ---------

     Tier I, core, and tangible capital        8,044,790    8,737,726
     Allowance for loan losses                   183,009      171,009
     Unrealized gain on equity securities         83,172      212,018
                                               ---------    ---------
     Risk-based capital                       $8,310,971   $9,120,753
                                               ==========   =========

-------------------------------

Actual capital levels of the Company and minimum required levels are as follows:

                                           2001                 2000
                                    ------------------   ------------------
                                       Amount    Ratio      Amount    Ratio
                                    -----------  -----   -----------  -----
Total Capital
 (to Risk-weighted Assets)
 -------------------------

Actual                              $ 8,310,971   35.2%  $ 9,120,753   42.3%
For Capital Adequacy Purposes         1,891,184    8.0     1,725,144    8.0
To Be Well Capitalized                2,363,980   10.0     2,156,430   10.0


Tier I Capital
 (to Risk-weighted Assets)
 -------------------------

Actual                              $ 8,044,790   34.0%    8,737,726   40.5%
For Capital Adequacy Purposes           945,592    4.0       862,572    4.0
To Be Well Capitalized                1,418,388    6.0     1,293,858    6.0

Core Capital
  (to Adjusted Assets)
----------------------

Actual                              $ 8,044,790   14.4%    8,737,726    16.7%
For Capital Adequacy Purposes         1,677,251    3.0     1,569,586     3.0
To Be Well Capitalized                2,795,418    5.0     2,615,976     5.0

Tangible Capital
 (to Adjusted Assets)
---------------------

Actual                              $ 8,044,790   14.4%    8,737,726    16.7%
For Capital Adequacy Purposes           838,625    1.5       784,793     1.5
To Be Well Capitalized                      N/A    N/A           N/A     N/A

-------------------------------

Actual capital levels of the Bank and minimum required levels are as follows:



                                           2001                 2000
                                    ------------------   ------------------
                                       Amount    Ratio      Amount    Ratio
                                    -----------  -----   -----------  -----

Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                              $ 7,609,952   32.6%  $ 7,482,955   35.1%
For Capital Adequacy Purposes         1,870,160    8.0     1,705,200    8.0
To Be Well Capitalized                2,337,700   10.0     2,131,500   10.0

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                              $ 7,340,731   31.4%  $ 7,096,052   33.3%
For Capital Adequacy Purposes           935,080    4.0       852,600    4.0
To Be Well Capitalized                1,402,620    6.0     1,278,900    6.0

Core Capital
  (to Adjusted Assets)
----------------------

Actual                              $ 7,340,731   13.2%  $ 7,096,052    13.6%
For Capital Adequacy Purposes         1,669,164    3.0     1,561,894     3.0
To Be Well Capitalized                2,781,940    5.0     2,603,156     5.0

Tangible Capital
  (to Adjusted Assets)
----------------------

Actual                              $ 7,340,731   13.2%  $ 7,096,052    13.6%
For Capital Adequacy Purposes           834,582    1.5       780,947     1.5
To Be Well Capitalized                      N/A    N/A           N/A     N/A



Prior to the  enactment of the Small  Business Job  Protection  Act discussed in
Note 11, the Bank accumulated approximately $975,000 of retained earnings at December 31, 2001, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

15.   FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments at December 31, are as follows:


                                               2001                     2000
                                     -----------------------   -----------------------
                                       Carrying      Fair       Carrying       Fair
                                        Value       Value         Value        Value
                                     -----------  ----------   ----------   ---------

Financial assets:
     Cash and due from banks,
        interest-bearing deposits
        in other banks, and
        certificates of deposits
        in other banks              $ 7,175,151   $ 7,175,151  $ 3,782,945   $ 3,782,945
     Investment securities:
        Available for sale            4,271,945     4,271,945    2,954,871     2,954,871
        Held to maturity              5,904,739     5,947,521    9,063,535     8,470,064
     Mortgage-backed securities:
        Available for sale            3,306,389     3,306,389    5,171,720     5,171,720
        Held to maturity             11,693,260    11,830,672   10,594,864    10,252,897
     Loans receivable                21,085,269    21,443,930   18,887,161    19,199,374
     Accrued interest receivable        284,926       284,926      417,681       417,681
     FHLB stock                         318,500       318,500      256,500       256,500
                                     ----------    ----------   ----------    ----------
        Total                       $54,040,179   $54,579,034  $51,129,277   $50,506,052
                                     ==========    ==========   ==========    ==========

Financial liabilities:
     Deposits                       $44,209,873  $44,630,356   $37,942,034   $37,970,034
     FHLB advances                    3,000,000    3,163,800     5,000,000     5,056,000
     Advances by borrowers
        for taxes and insurance          83,545       83,545       116,499       116,499
   Accrued interest payable              35,381       35,381        54,938        54,938
                                     ----------   ----------    ----------    ----------
        Total                       $47,328,799  $47,913,082   $43,113,471   $43,197,471
                                     ==========   ==========    ==========    ==========



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

      ---------------------

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

Loans Receivable, Deposits, and FHLB Advances
---------------------------------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows based upon current market rates adjusted for prepayment risk and credit quality. Savings, checking, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits and FHLB Advances are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

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

16.   PARENT COMPANY

The following are condensed financial statements for the Company.


                                             CONDENSED BALANCE SHEET

                                                    2001            2000
                                                -----------     -----------

ASSETS
     Cash and due from banks                    $  641,966      $1,610,191
     Investment securities available for sale      234,277         225,600
     Investment in subsidiary bank               7,156,828       6,988,507
     Loan receivable from ESOP trust               348,480         406,560
     Other assets                                   28,523          23,202
                                                 ---------       ---------
TOTAL ASSETS                                    $8,410,074      $9,254,060
                                                 =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Restricted stock plan payable              $  175,786      $  201,431
     Other liabilities                              29,379          21,575
     Stockholders' equity                        8,204,909       9,031,054
                                                 ---------       ---------
TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                       $8,410,074      $9,254,060
                                                 =========       =========





            CONDENSED STATEMENT OF INCOME



                                                    2001            2000
                                                -----------     -----------
INCOME
     Interest income                            $    36,520     $   42,170

EXPENSES                                             78,535         64,395
                                                 ----------      ---------
Loss before equity in undistributed
   net income of subsidiary                         (42,015)       (22,225)

Equity in undistributed net income
   of subsidiary                                    244,679        440,177
                                                 ----------      ---------
NET INCOME                                      $   202,664     $  417,952
                                                 ==========      =========

      --------------




                                                                          2001           2000
                                                                      -----------     ----------
OPERATING ACTIVITIES
    Net income                                                        $  202,664         417,952
    Adjustments to reconcile net income to net cash used
      for operating activities:
         Equity in undistributed net income of subsidiary               (244,679)       (440,177)
         Other, net
                                                                           5,359          (6,940)
                                                                       ---------       ---------
                    Net cash used for operating activities               (36,656)        (29,165)
                                                                       ---------       ---------

INVESTING ACTIVITIES
    Decrease in certificates of deposit in other banks                         -          99,000
    Proceeds from sales of investment securities available for sale       (6,817)         17,499
    Repayment of loan to ESOP                                             58,080          58,080
                                                                       ---------       ---------
                    Net cash provided by investing activities             51,263         174,579
                                                                       ---------       ---------
FINANCING ACTIVITIES
    Purchase of treasury stock                                          (821,153)       (240,484)
    Cash dividends paid                                                 (161,679)        (91,877)
                                                                       ---------       ---------
                    Net cash used for financing activities              (982,832)       (332,361)
                                                                       ---------       ---------
                    Decrease in cash and cash equivalents               (968,225)       (186,947)

CASH AT BEGINNING OF PERIOD                                            1,610,191       1,797,138
                                                                       ---------       ---------
CASH AT END OF PERIOD                                                 $  641,966      $1,610,191
                                                                       =========       =========